Filed Pursuant to Rule 424(b)3
Registration No. 333-52543

PROSPECTUS

Dated: June 18, 2004

TUDOR

FUND FOR EMPLOYEES L.P.

A Delaware Limited Partnership

UNITS OF LIMITED PARTNERSHIP INTEREST MINIMUM INVESTMENT — $1,000

REMAINING UNSOLD UNITS AS OF JUNE 18, 2004 — 4,617

TUDOR FUND FOR EMPLOYEES L.P. (THE “PARTNERSHIP”) IS A LIMITED PARTNERSHIP COMMODITY POOL ENGAGED IN THE SPECULATIVE TRADING OF COMMODITY INTEREST CONTRACTS.

Offering Dates	First day of each calendar quarter (January 1, April 1, July 1, and October 1)
Offering Price	Net Asset Value
Selling Commission	None

UNITS ARE OFFERED THROUGH CIS SECURITIES, INC. THE SELLING AGENT IS NOT REQUIRED TO SELL ANY SPECIFIC NUMBER OF UNITS BUT WILL USE ITS BEST EFFORTS TO SELL UNITS.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. SEE “PRINCIPAL RISK FACTORS” ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

THIS PROSPECTUS IS THE FIRST PART OF A TWO-PART DISCLOSURE DOCUMENT AND SHOULD BE READ IN CONJUNCTION WITH THE STATEMENT OF ADDITIONAL INFORMATION ATTACHED AS THE SECOND PART OF THIS TWO-PART DISCLOSURE DOCUMENT.

NEITHER TUDOR FUND FOR EMPLOYEES L.P. NOR TUDOR INVESTMENT CORPORATION IS AFFILIATED WITH TUDOR FUND, A MUTUAL FUND REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 AS AMENDED (THE “INVESTMENT COMPANY ACT”), OR WITH TUDOR MANAGEMENT CO., INC., A WHOLLY OWNED SUBSIDIARY OF WEISS, PECK & GREER.

CIS SECURITIES, INC.

PART I	Page

Prospectus Summary	1
Principal Risk Factors	3
Conflicts of Interest	7
The Partnership	9
Description of Charges to the Partnership	10
Investment Program and Use of Proceeds	12
Capitalization	16
Selected Financial Data	17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	17
The General Partner	23
Performance Record of the Partnership	24
Reporting to Pool Participants	26
The Trading Advisor	26
The Management Agreement	29
Brokerage Arrangements	29
The Commodities Markets	40
Distributions	43
The Limited Partnership Agreement	43
Plan of Distribution	45
Subscription Procedure	45
Purchases by Employee Benefit Plans—ERISA Considerations	46
Transfers and Redemptions	47
Money Laundering Prevention	49
Security Ownership of Certain Beneficial Owners and Management	49
Federal Income Tax Aspects	50
State and Local Income Tax Aspects	60
Auditor	62
Legal Matters	62

PART II
Statement of Additional Information—Additional Partnership Performance	SAI-1
Affirmation of Commodity Pool Operator	F-1
Tudor Fund For Employees L.P. Financial Statements Years Ended December 31, 2003 and 2002 with Report of Independent Auditors and Unaudited Financial Statements as of March 31, 2004	F-2
Second Management LLC Financial Statements Years Ended December 31, 2003 and 2002 with Report of Independent Auditors and Unaudited Statement of Financial Condition as of March 31, 2004	F-28
Exhibit A—Form of Third Amended and Restated Limited Partnership Agreement	A-1
Exhibit B—Subscription Agreement and Power of Attorney for Individuals	B-1
Exhibit C—Subscription Agreement and Power of Attorney for the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan	C-1
Exhibit D—Representations and Agreements by Plan Participants	D-1
Exhibit E—Subscription Agreement for Use in Making Additions to Existing Accounts	E-1

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN DOING SO, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY, AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED TO THIS POOL BEGINNING AT PAGE 10 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 12.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF AND CONFLICTS OF INTEREST IN CONNECTION WITH THIS INVESTMENT BEGINNING AT PAGE 3.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

GENERAL PARTNER PRIVACY NOTICE

INFORMATION REGARDING PROSPECTIVE INVESTORS, EXISTING LIMITED PARTNERS, OR FORMER LIMITED PARTNERS OF THE PARTNERSHIP RECEIVED BY TUDOR INVESTMENT CORPORATION (“TIC” OR THE “TRADING ADVISOR”) OR SECOND MANAGEMENT LLC (THE “GENERAL PARTNER”) WILL NOT BE SOLD OR MARKETED TO THIRD PARTIES THAT ARE UNAFFILIATED WITH THE TRADING ADVISOR OR THE GENERAL PARTNER (“NON-AFFILIATES”). HOWEVER, INFORMATION MAY BE DISCLOSED TO NON-AFFILIATES UNDER LIMITED CIRCUMSTANCES IN CONNECTION WITH THE RENDERING OF SERVICES TO THE TRADING ADVISOR, THE GENERAL PARTNER, OR THE PARTNERSHIP BY ACCOUNTANTS, ATTORNEYS, ADMINISTRATORS, SELLING AGENTS OR OTHER THIRD PARTIES, OR TO PROTECT AGAINST FRAUD OR MAINTAIN SECURITY PRECAUTIONS THAT PROTECT CONFIDENTIALITY. THE GENERAL PARTNER WILL USE REASONABLE EFFORTS TO ENSURE THAT ANY PERSON THAT RECEIVES INFORMATION WILL USE IT ONLY FOR THE SERVICES REQUIRED AND AS ALLOWED BY APPLICABLE LAW OR REGULATION.

INFORMATION MAY BE SHARED WITH AFFILIATES OF THE TRADING ADVISOR AND THE GENERAL PARTNER. ACCESS TO SUCH INFORMATION WILL BE LIMITED TO AUTHORIZED EMPLOYEES FOR THE PURPOSE OF PROVIDING SERVICES TO THE PARTNERSHIP OR THE LIMITED PARTNERS.

BY SUBSCRIBING FOR AND PURCHASING UNITS, EACH PURCHASER (I) ACKNOWLEDGES THAT THE GENERAL PARTNER, THE SELLING AGENT, THE TRADING ADVISOR AND THE PARTNERSHIP’S OTHER SERVICE PROVIDERS MAY DISCLOSE TO EACH OTHER, TO ANY REGULATORY OR GOVERNMENTAL BODY IN ANY APPLICABLE JURISDICTION, AND AS MAY BE OTHERWISE REQUIRED UNDER APPLICABLE LAW, SUCH INFORMATION AS MAY BE REQUESTED, INCLUDING, BUT NOT LIMITED TO, THE NAME AND ADDRESS OF THE PURCHASER, AND (II) CONSENTS TO SUCH DISCLOSURE.

SELLING AGENT PRIVACY NOTICE

UNDER RULES ISSUED BY THE SEC, CIS SECURITIES, INC., THE SELLING AGENT FOR THE PARTNERSHIP (THE “SELLING AGENT”), IS REQUIRED TO PROVIDE PRIVACY POLICY NOTICES TO ITS CUSTOMERS WHO ARE INDIVIDUALS. “PERSONAL INFORMATION” IS NONPUBLIC INFORMATION ABOUT PROSPECTIVE INVESTORS, EXISTING LIMITED PARTNERS, OR FORMER LIMITED PARTNERS THAT IS PERSONALLY IDENTIFIABLE AND THAT THE SELLING AGENT OBTAINS IN CONNECTION WITH PROVIDING SERVICES TO THE PARTNERSHIP AS ITS SELLING AGENT.

THE SELLING AGENT COLLECTS PERSONAL INFORMATION ABOUT PURCHASERS OF UNITS FROM THE FOLLOWING SOURCES:

(I)  ACCOUNT AGREEMENTS, SUBSCRIPTION AGREEMENTS AND RELATED FORMS (FOR EXAMPLE, NAME, ADDRESS, SOCIAL SECURITY NUMBER, BIRTH DATE, ASSETS, INCOME, AND INVESTMENT EXPERIENCE);

(II)  TRANSACTIONS WITH THE SELLING AGENT, ITS AFFILIATES, OR OTHERS (FOR EXAMPLE, ACCOUNT ACTIVITY AND BALANCES); AND

(III)  CONSUMER REPORTING AGENCIES (I.E., CREDIT HISTORIES OF PURCHASERS OF UNITS).

THE SELLING AGENT MAY DISCLOSE ALL OF THE PERSONAL INFORMATION IT COLLECTS ABOUT PURCHASERS OF UNITS AS PERMITTED BY LAW. IN ADDITION, IT MAY DISCLOSE ALL OF THE PERSONAL INFORMATION IT COLLECTS TO COMPANIES THAT PERFORM SERVICES ON ITS BEHALF, INCLUDING ADDITIONAL SELLING AGENTS. OTHERWISE, THE SELLING AGENT WILL NOT DISCLOSE ANY PERSONAL INFORMATION IT COLLECTS ABOUT ITS CUSTOMERS OR FORMER CUSTOMERS TO UNAFFILIATED THIRD PARTIES (I.E., PARTIES NOT WITHIN ITS CORPORATE FAMILY).

THE SELLING AGENT MAY DISCLOSE THE NAME, ADDRESS, OR OTHER PERSONAL IDENTIFYING INFORMATION RELATING SOLELY TO TRANSACTIONS OR EXPERIENCES WITH PURCHASERS OF UNITS, AS WELL AS OTHER INFORMATION IT IS PERMITTED BY LAW TO DISCLOSE, AMONG COMPANIES WITHIN ITS CORPORATE FAMILY (SUCH AS CIS INVESTMENTS, INC. AND CARGILL INVESTOR SERVICES, INC.).

THE SELLING AGENT RESTRICTS ACCESS TO PERSONAL INFORMATION IT COLLECTS ABOUT PURCHASERS OF UNITS TO ITS PERSONNEL WHO NEED TO KNOW SUCH INFORMATION IN ORDER TO PROVIDE SERVICES TO THE PARTNERSHIP. THE SELLING AGENT MAINTAINS PHYSICAL, ELECTRONIC, AND PROCEDURAL CONTROLS IN COMPLIANCE WITH FEDERAL STANDARDS IN ORDER TO SAFEGUARD SUCH PERSONAL INFORMATION.

THE SELLING AGENT RESERVES THE RIGHT TO CHANGE THIS NOTICE, AND TO APPLY SUCH MODIFICATIONS TO INFORMATION PREVIOUSLY COLLECTED BY THE SELLING AGENT, AS PERMITTED BY APPLICABLE LAW. THE SELLING AGENT WILL INFORM PURCHASERS OF UNITS OF ANY CHANGES AS REQUIRED BY APPLICABLE LAW.

The General Partner first intends to use this Disclosure Document on June 18, 2004.

v

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that is important to you as a potential investor in the Partnership. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements.

The Partnership	Tudor Fund For Employees L.P. (the “Partnership”) was organized on November 22, 1989 as a Delaware limited partnership. The Partnership’s principal office is located at 1275 King Street, Greenwich, CT 06831; Telephone No. (203) 863-6700; Facsimile No. (203) 863-8600.
The General Partner	Second Management LLC, a Delaware limited liability company, is the general partner of the Partnership (the “General Partner”). The General Partner manages the business of the Partnership. The principal address and telephone and facsimile numbers of the General Partner are the same as those of the Partnership. The General Partner’s Investor Relations Department can be contacted at Telephone No. (203) 863-8677; Facsimile No. (203) 863-1868; e-mail investor@tudor.com.
The Trading Advisor	Tudor Investment Corporation, an affiliate of the General Partner, is the trading advisor to the Partnership (“TIC” or the “Trading Advisor”).
The Business of the Partnership	The Partnership is engaged in the speculative trading of futures contracts, options on futures contracts, physical commodities, spot and forward contracts, currencies, debt securities, other commodities interests, swaps, and various other derivatives and hybrid instruments. In the past, the Partnership has focused the substantial majority of its trading in cash currencies and currency forward contracts, interest rate futures contracts, stock index futures contracts, precious metals futures contracts, energy futures contracts, agricultural futures contracts, and options on and in respect of the foregoing.
Permitted Investors

Units of Limited Partnership Interest in the Partnership (the “Units”) may be purchased and owned only by:

• employees of the General Partner or the Trading Advisor, or employees of any present or future affiliate or successor of the General Partner or the Trading Advisor,

• the General Partner, the Trading Advisor, or any present or future affiliate or successor of the General Partner or the Trading Advisor, or

• the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”).

Purchase Requirements	If you purchase Units, you must complete and sign a Subscription Agreement and Power of Attorney (Exhibits B through E) and confirm that your investment in the Partnership does not exceed 25% of your net worth. In addition, if you are purchasing Units as a participant in the TIC 401(k) Plan, you will be asked to read and sign certain additional representations.
Minimum Investment	You may invest a minimum of $1,000 in the Partnership. Investments in excess of such minimum must be made in increments of $1,000.

Offering Dates	Units generally will be offered for sale at the Net Asset Value thereof as of the opening of business on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1).
Break-Even Analysis	The Partnership will need to generate Trading Profits equal to approximately 2.5% of your purchase price in order for you to be in a break-even position one year from the date of your purchase of Units. For example, for a minimum investment of $1,000, the Partnership would need to generate $25 of Trading Profits for you to break even.
Fees and Expenses

In addition to paying its ordinary operational expenses and transaction costs, the Partnership will be required to pay the following fees to the Trading Advisor:

• A monthly management fee equal to  1/12 of 2% (a 2% annual rate) of the Partnership’s Net Assets.

• A quarterly incentive fee equal to 12% of the Partnership’s Trading Profits.

Risks	An investment in the Partnership is speculative and involves a high degree of risk. It is possible that you could lose all or a part of your investment. See “Risk Factors.”
Conflicts of Interest	As a result of the affiliation of the General Partner, the Trading Advisor, and the Partnership’s foreign currency dealer counterparty, there are significant conflicts of interest in the structure and operation of the Partnership. See “Conflicts of Interest.”
Transfers

You will be permitted to transfer your Units only to any of the following:

• the General Partner,

• the Trading Advisor,

• a present or future affiliate or successor of the General Partner or the Trading Advisor, or

• an employee of the General Partner, the Trading Advisor, or an employee of any present or future affiliate or successor of the General Partner or the Trading Advisor.

Redemptions	You will be permitted to redeem your Units on the last day of each calendar quarter (i.e., March 31, June 30, September 30, or December 31). The General Partner has also, in the past, permitted Limited Partners to redeem Units monthly and may continue to do so in the future. Units will be redeemed at their Net Asset Value as of the applicable redemption date.
Taxation	You will be required to take your allocable share of the Partnership’s income, gain, loss, deduction, or credit into account in computing your U.S. federal income tax liability regardless of whether you have received any cash distributions from the Partnership.

PRINCIPAL RISK FACTORS

Your investment in the Partnership will involve certain risks. The descriptions of risks and conflicts of interest set forth herein are not intended to be an exhaustive list of all risks and conflicts of interest involved in an investment in the Partnership. You should read the Risk Disclosure Statement at the beginning of this Prospectus and the following discussion of risks before you decide whether an investment in the Partnership is suitable for you.

Prices of Commodity Interest Contracts Are Volatile

The prices of commodity interest contracts are highly volatile and are influenced by various factors beyond the Partnership’s control, including:

•	supply and demand of a particular commodity,
•	government policies and programs,
•	political and economic events,
•	interest rates and rates of inflation,
•	currency devaluations and revaluations, and
•	sentiment in the marketplace.

Volatility in the prices of commodity interest contracts can affect trading profits or losses and the Net Asset Value of Units.

Commodity Interest Contract Trading Is Highly Leveraged

A leveraged investment is one in which an investor can gain or lose an amount larger than the value of the margin deposited by the investor for that investment. Commodity interest contract trading generally requires only a small margin deposit (typically between 2% and 15% of the value of the contract). Accordingly, there is an extremely high degree of leverage in such trading, and a relatively small movement in the price of a commodity interest contract can result in substantial losses to the Partnership.

For example, if 10% of the purchase price of a contract is deposited as margin, a 10% decrease in the price of the contract would, if the contract were then closed out, result in a total loss of the margin deposit. A decrease of more than 10% would result in a loss of more than the total margin deposit. Thus, like other leveraged investments, any purchase or sale of a commodity interest contract may result in losses in excess of the amount initially invested.

Commodity Interest Contract Trading May Be Illiquid

An illiquid market is one in which an investor is unable to buy or sell an investment at a desired price. If a commodity market is illiquid, the Trading Advisor may not be able to buy or sell a commodity interest contract at an advantageous price. Commodity market illiquidity can be caused by numerous factors, such as the following:

•	A commodity exchange may prohibit trading outside of a designated price range, referred to as a “daily limit.” Prices in various commodity interest contracts have occasionally moved the daily limit for several consecutive days with little or no trading.

•	An exchange or the Commodity Futures Trading Commission (the “CFTC”) may suspend or limit trading in a particular contract, order immediate liquidation and settlement of a particular contract, or order that trading in a particular contract be conducted for liquidation only.

•	Some commodity exchanges that trade stock index futures contracts have adopted rules referred to as “circuit breakers” that automatically halt trading when the Dow Jones Industrial Average declines to certain levels.

•	Limited trading in a particular commodity interest contract could cause the Partnership to accept or make delivery of the commodity underlying a particular contract if the position cannot be liquidated prior to its delivery or expiration date.

Units Are Illiquid

An investment in the Units is illiquid because the Units are not traded on a public market and cannot be assigned, transferred, pledged, encumbered or otherwise disposed of except under the terms and conditions set forth in the Limited Partnership Agreement, including obtaining the prior consent of the General Partner (which may be withheld in its sole discretion). In addition, unless otherwise permitted by the General Partner, you will only be able to redeem your Units for cash four times a year on the last day of each calendar quarter as described in “Transfers and Redemptions—Redemptions.”

Trading of Spot and Forward Contracts

The Partnership trades some commodities (such as currencies and metals) in the spot, forward, and interbank markets. A spot contract is a cash market transaction to buy or sell immediately a specified quantity of a commodity, usually with settlement in two days. A forward contract is a contract to buy or sell a specified quantity of a commodity at a specified date in the future at a specified price. Spot and forward contracts are expected to comprise, on average, between 20% and 50% of the Partnership’s annual trading activities. This estimate is based on the Partnership’s trading during the past two years.

Spot and forward contracts involve risks in addition to those found in the futures and options markets because these contracts are not traded on exchanges and are not subject to oversight by regulatory authorities. Therefore, the Partnership does not benefit from CFTC and exchange rules that are aimed at maintaining orderly and stable markets and protecting investors. Unlike exchanges, the spot and forward markets have:

•	no regulation,

•	no limitations on daily price movements,

•	no rules to regulate the level of speculation,

•	no daily valuation or settlement procedures,

•	no minimum financial requirements for participants, and

•	no exchange or clearinghouse to require the parties to fulfill their contractual obligations.

Trading in the spot and forward markets involves an extension of credit between the parties. Because the Partnership can look only to its counterparty for performance and not to an exchange or clearinghouse, the Partnership is subject to the creditworthiness of the counterparty and the risk that the counterparty will be unable or unwilling to fulfill its contractual obligation. Any such failure or refusal could cause the Partnership to sustain substantial losses.

The Partnership uses Bellwether Partners LLC (“BPL”) as the dealer for its spot and forward contract trades. BPL is an affiliate of the General Partner and Trading Advisor. As much as 10% of the Partnership’s Net Assets may be deposited with BPL to satisfy collateral requirements. In addition to the potential conflicts of interest created by this arrangement, this relationship involves certain additional risks, including the following:

•	potential liquidity problems because of the concentration of the Partnership’s positions with BPL, and

•	the risk that BPL might become insolvent because of its limited capital.

Trading on Foreign Exchanges

The Partnership trades commodity interest contracts on exchanges located outside of the United States where CFTC and Securities and Exchange Commission (the “SEC”) regulations do not apply. Trading on foreign exchanges is expected to comprise, on average, between 10% and 40% of the Partnership’s annual trading activities. This estimate is based on the Partnership’s trading activities during the past two years.

Some foreign commodity exchanges are similar to the spot and forward markets in that the exchanges are “principals markets” in which contract performance is the responsibility only of an individual member and not of the exchange or clearinghouse. Consequently, the Partnership is subject to the risk that its counterparty may be unable or unwilling to perform.

The U.S. dollar value of commodity interest contracts traded on foreign markets may be subject to the risk of fluctuating currency rates. This risk arises because contracts on foreign markets are denominated in the currency of the foreign country. The Partnership may hedge (but is not required to do so) its foreign currency positions to minimize the impact of foreign currency fluctuations.

Trading of commodity interest contracts on foreign exchanges may involve certain other risks not applicable to trading on United States exchanges, such as exchange control regulations, risk of expropriation, lack of government supervision and regulation, high taxes, moratoriums, or market disruptions caused by political events.

Trading of Swaps

The Partnership occasionally enters into swap transactions. A swap transaction is an individually negotiated, non-standardized agreement between two parties to exchange cash flows (and sometimes principal amounts) measured by different interest rates, currency exchange rates, securities, commodities, or other items, indices or prices, with payments generally calculated by reference to a principal (“notional”) amount or quantity. Swap contracts are not traded on exchanges and not otherwise regulated, and, as a consequence, investors in such contracts do not benefit from regulatory protections. Swap trading is similar to the spot and forward markets in that banks, broker-dealers, or their affiliates generally act as principals in the swap markets, and the Partnership is subject to risks similar to those described in the discussion of the spot and forward markets. Swap transactions often utilize a high degree of leverage, and, as a result, a small movement in the price of the underlying instrument can result in substantial profits or losses to the Partnership.

Trading of Options

Commodity options are expected to comprise, on average, between 5% and 30% of the Partnership’s annual trading activities. This estimate is based on the Partnership’s trading during the past two years. A commodity option on a futures contract or on a physical commodity grants the right (but not the obligation) to either buy (a “call”) or sell (a “put”) the underlying futures contract or commodity on or until a certain date (the “expiration date”) for a fixed price (the “strike price”).

The risks involved with commodity options trading are somewhat different than the risks involved with futures contract trading because the specific market movements of the underlying futures contract or commodity must be predicted accurately. For example, if the Partnership buys an option (either to sell or buy a futures contract or commodity), it will pay a “premium” representing the market value of the option. Unless the price of the futures contract or commodity underlying the option changes and it becomes profitable to exercise or offset the option before it expires, the Partnership may lose the entire amount of the premium. Conversely, if the Partnership sells an option (either to sell or buy a futures contract or commodity), it will receive the premium but will be required to deposit margin to secure its potential obligation to take or make delivery of the underlying futures contract or commodity in the event the option is exercised. Traders who sell options are subject to the loss (in the case of a put) or gain (in the case of a call) that occurs in the underlying futures contract or commodity less the amount of any premium that they had been paid.

The Partnership also trades over-the-counter options with respect to United States and foreign government and agency debt obligations, currencies, and other commodities. Over-the-counter options present certain additional risks to those found in exchange-traded options. These risks are similar to those risks involved in the spot and forward markets.

Insolvency of Broker/Counterparty or Exchange

If a broker/counterparty or exchange (or its clearinghouse) becomes insolvent, the funds that the Partnership deposits with such broker/counterparty or exchange (or its clearinghouse) to trade commodity interest contracts may be lost in their entirety.

Conflicts of Interest

Significant actual and potential conflicts of interest exist in the structure and operation of the Partnership due to the affiliation of the General Partner, Trading Advisor, BPL, and Paul Tudor Jones, II, who directly or indirectly controls these entities. See “Conflicts of Interest.”

Experience and Reliance on the Trading Advisor

Trading decisions made by the Trading Advisor are based on a combination of technical and fundamental analyses. The Trading Advisor’s trading decisions do not adhere rigidly to any particular trading formula or system, but rather rely primarily on the knowledge, judgment, and experience of Paul Tudor Jones, II. Mr. Jones has been the sole manager of the Partnership’s assets since its inception. However, the Trading Advisor may in the future allocate a portion of the Partnership’s assets for management (either directly or indirectly) by other employees of the Trading Advisor or its affiliates.

Partners’ Tax Liability May Exceed Distributions

If the Partnership has profits, a partner (“Partner”) will be taxed on his allocable share of the Partnership’s profits, whether or not the profits actually have been distributed to such Partner. Therefore, in any given year, the taxes paid by a Partner may exceed the distributions (if any) that he receives from the Partnership. In addition, if the Partnership sustains losses in a subsequent year and those losses offset the earlier profits, the Partner may never receive the profits on which he paid taxes in the prior years.

Statutory Regulation

The Partnership is not registered as an investment company or mutual fund under the Investment Company Act or any similar state laws, and neither the General Partner nor the Trading Advisor is registered as an investment adviser under the Investment Advisers Act of 1940 as amended (the “Advisers Act”) or any similar state laws. Investors, therefore, will not generally benefit from the protective measures provided by such legislation.

The General Partner is registered with the CFTC as a commodity pool operator (“CPO”) and a commodity trading advisor (“CTA”); the Trading Advisor is registered with the CFTC as a CPO and a CTA; and the Partnership’s domestic clearing brokers are registered with the CFTC as futures commission merchants (“FCMs”). In addition, the General Partner, the Trading Advisor, and the domestic clearing brokers are all members of the National Futures Association (the “NFA”).

If the CFTC or the NFA were to revoke or not renew the registration or membership of the General Partner as a CPO, or the Trading Advisor as a CTA, or a clearing broker as an FCM, the unregistered entity could not perform services for the Partnership until its registration and membership were reinstated.

Regulatory Initiatives

Events during the past several years (including market volatility and disruptions and the bankruptcy, failure, improper practices, and adverse financial results of certain financial institutions, trading firms, and private investment funds) have focused attention upon the necessity of firms engaging in the trading of highly leveraged securities, commodities, and derivatives to maintain adequate risk controls and compliance procedures. In addition, these events have led to increased governmental and self-regulatory authority scrutiny of various trading participants and of the “hedge fund” industry in general, particularly with regard to business practices, transparency and monitoring of trading positions, and protection of customer funds. Inquiries have been conducted to ascertain the investor protection implications of the growth of private investment funds, and proposals have been made with regard to best business practices and additional regulation of such funds, their operators and advisers, and certain of their activities, including proposed restrictions on certain types of trading and proposals for increased public and private disclosure of financial, trading, and risk management information.

In May 2003, the SEC hosted a roundtable dealing specifically with hedge funds and investment advisers and their regulation. In September 2003, the SEC released a staff report recommending that hedge fund managers be required to register as investment advisers with the SEC under the Advisers Act. The SEC is expected to propose a rule to that effect in the near future. It is impossible to predict what regulatory changes, if any, will result from these developments. In addition, certain regulations to which the Trading Advisor or Partnership are directly or indirectly subject (such as investment adviser registration and the USA Patriot Act) are new and/or proposed to be amended. Any regulations that restrict the ability of the Partnership to employ, or broker-dealers and counterparties to extend, credit in connection with the Partnership’s trading, or otherwise restrict trading activities, or require the Partnership to disclose proprietary information, or subject the Partnership or the Trading Advisor to additional regulation, could adversely impact the Partnership’s profit potential.

In addition, in the aftermath of the 2001 terrorist attacks on the United States, various United States governmental agencies, as well as certain members of Congress, have been examining the issue of undisclosed investors and sources of funds in financial institutions (including private investment funds such as the Partnership, and investment fund managers such as the Trading Advisor) as part of a national anti-terrorism policy. “The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (the “USA Patriot Act”) was signed into law in October 2001, authorizing, among other things, the United States Department of the Treasury (the “Treasury Department”) and other United States governmental authorities (such as the SEC, CFTC, and banking authorities) to promulgate regulations addressing these matters. Such regulations have been implemented for U.S. registered broker-dealers and certain other financial institutions. Additional regulations applicable to other financial institutions are expected to be issued and may impose additional obligations upon the Partnership, the General Partner, the Trading Advisor, the Selling Agent, and their service providers. See also “Money Laundering Prevention.”

CONFLICTS OF INTEREST

The General Partner, the Trading Advisor, and BPL

The Partnership is subject to significant actual and potential conflicts of interest. The General Partner, the Trading Advisor, and BPL are affiliates and all are controlled, directly or indirectly, by Paul Tudor Jones, II.

The General Partner has a conflict of interest between its fiduciary duty to the Partnership to select a trading advisor in the Partnership’s best interests and to monitor trading in the Partnership’s account, and its decision to select its affiliate as the trading advisor and delegate complete trading authority to the Trading Advisor. In addition, the management agreement with the Trading Advisor was not negotiated at arm’s length. However, the management and incentive fees that are charged by the Trading Advisor to the Partnership are approximately one-half of the rates that it normally charges other customers for a comparable trading program.

The Trading Advisor has a conflict of interest between its duty to maximize profits from trading and hence maximize its incentive fee, and a possible desire to avoid taking risks which might reduce the assets of the Partnership and consequently reduce its management fee. In addition, because the fees that the Trading Advisor charges to the Partnership are substantially lower than those it charges its other customers, the Trading Advisor has a conflict of interest between its duty to manage the Partnership’s trading prudently, and an incentive to increase its relatively low fees by making investments that are more risky or more speculative than normal.

The Partnership’s spot and forward transactions are executed through BPL. This involves posting collateral with BPL in amounts of up to 10% of the Partnership’s Net Assets. Although BPL has unrestricted use of these funds, it does not receive a fee for its services.

Mr. Jones has been the sole manager of the Partnership’s assets since its inception. However, the Trading Advisor may, in the future, allocate a portion of the Partnership’s assets for management by other employees of the Trading Advisor or its affiliates. Such allocation may be either direct or indirect through an investment in another account managed by the Trading Advisor or an investment through which the Partnership gets investment exposure to such other account.

Proprietary Trading and Other Customer Accounts; Order Placement

In addition to acting as the Partnership’s trading advisor, TIC and its affiliates actively trade proprietary capital and act as investment advisor and/or general partner to other investment funds and vehicles. Each proprietary or customer account may have different investment goals, objectives, strategies, parameters and levels of aggressiveness, leverage, and risk. In some cases, it will be appropriate for the Trading Advisor or its affiliates to employ comparable trading approaches for a number of different proprietary or customer accounts. For example, when Mr. Jones makes an investment in a commodity interest contract, a portion of such investment will be allocated to all accounts managed by Mr. Jones (including proprietary accounts) that trade commodity interest contracts. However, if another employee of the Trading Advisor that has not been allocated assets of the Partnership for management makes an investment on behalf of other proprietary or customer accounts, such investment will not be allocated to the Partnership.

Normally, transaction orders for customer accounts, as well as for proprietary accounts, are aggregated to the extent possible. The Trading Advisor generally seeks to allocate executed transactions, and the costs associated with such transactions, to each participating account on a proportional basis. In the case of Mr. Jones, who is a principal for trader for both the Partnership and other investment funds managed by the Trading Advisor, as well as proprietary accounts, transactions generally are allocated to each participating account on a proportional basis, which basis is determined by using the notional size of each account at the beginning of the month in which the relevant transaction is executed. In connection with certain exchange-traded commodity transactions for which aggregation is not practicable under the circumstances, transaction orders are filled for the participating accounts using a set allocation procedure, which is rotated or reversed on a monthly basis. As a result, the order in which accounts receive fills will change on a regular basis. When this allocation methodology is used, the Trading Advisor, to the extent possible, allocates all costs associated with the transactions in the same manner. When possible, the Trading Advisor utilizes “average pricing” when allocating transactions among accounts.

When the Trading Advisor determines that account sizes have changed materially such that allocations of investments previously made to, and presently held by participating accounts are no longer representative of the relative sizes of the accounts, the Trading Advisor rebalances such investments, if practicable, among relevant accounts in accordance with the allocation percentages then in effect. Tudor makes such determination monthly.

In certain cases, the Trading Advisor may employ significantly different trading approaches, and may utilize significantly different levels of leverage, for different accounts. In particular, a proprietary account of an affiliate of the Trading Advisor utilizes significantly more leverage when investing alongside the Partnership. In addition, the Trading Advisor may allocate certain transactions solely to its proprietary accounts or to accounts of other investment funds under its management. For example, the Partnership will not be allocated any portion of investments made by the Trading Advisor on behalf of The Raptor Global Portfolio Ltd., a fund that invests principally in U.S. publicly traded equity securities. The Trading Advisor, in its discretion, presently allocates solely to its proprietary accounts transactions in private or illiquid securities, including securities issued by certain unaffiliated private investment funds. In addition, in certain situations the Trading Advisor may determine that it is appropriate to “incubate” a particular investment strategy or program for a period of time, and initially will limit exposure to such strategy or program solely to its proprietary accounts.

In addition to the situations described above, in certain situations where an account, including the Partnership, is legally, contractually, or otherwise restricted from purchasing a particular investment or limited in the size of such investment, or if such investment in the sole discretion of the Trading Advisor does not meet the investment criteria of such account or may result in a de minimis allocation to such account, an investment may not be allocated in a manner consistent with ordinary allocations or may not be made at all.

Trading results experienced by the Partnership may be substantially different from trading results experienced in proprietary or other customer accounts, including for the reasons set forth above. Limited Partners will not be permitted to inspect trading records pertaining to proprietary or other customer accounts.

Allocation of Speculative Position Limits

Mr. Jones may allocate up to 40% of the applicable speculative position limits in futures contracts to his own and his affiliates’ proprietary accounts and the balance among all other accounts managed or controlled by Mr. Jones, the Trading Advisor, and their affiliates, pursuant to a neutral allocation system that is designed, over time, not to favor any account managed or controlled by them.

Market and Industry Associations

Certain principals of the General Partner and its affiliates serve, or may serve, on various committees and boards of commodity exchanges, the Futures Industry Association, the NFA, and other related associations. In these roles, they help to establish rules and policies that are intended for the improvement of the commodities industry as a whole, but may be contrary to the financial and other interests of the Partnership.

Other Conflicts

Shearman & Sterling LLP serves as legal counsel to the Partnership and the Trading Advisor, and accordingly, from time to time may face conflicts of interest in connection with its provision of legal advice to such persons.

THE PARTNERSHIP

The Partnership was formed as a limited partnership on November 22, 1989 under the Delaware Revised Uniform Limited Partnership Act, with initial capital contributions of $1,000 by the General Partner and $1,000 by a principal of the General Partner as the initial Limited Partner.

The Partnership initially offered 10,000 Units for sale at a price of $1,000 per Unit and sold 421 Units for a total of $421,000 between June 22, 1990 and June 30, 1990. The General Partner contributed an additional $399,000, which allowed the Partnership to begin trading on July 2, 1990 with total assets of $821,000. The Partnership subsequently has, and is, offering an additional 10,000 Units.

Since July 1990, the Partnership has been offering unsold Units for sale at a price equal to 100% of the Net Asset Value of a Unit as of the opening of business on the first day of each calendar quarter. As of June 1, 2004, 5,279 Units were outstanding, with 15,383 Units having been sold, 4,617 Units remaining unsold, 10,295 of the sold Units having been redeemed, and 190 Units having been allocated to the TIC 401(k) Plan. In addition, the General Partner holds 197 units of general partnership interest.

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), and files reports and other information with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Partnership is required to file electronic versions of these documents with the

SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The General Partner is required by the CFTC and the NFA to provide Limited Partners with monthly statements of account and certified annual reports of the Partnership’s financial condition. Monthly reports include performance, financial, and other required information. See “Reporting to Pool Participants.”

DESCRIPTION OF CHARGES TO THE PARTNERSHIP

The Partnership is subject to the charges described below.

Recipient	Nature of Charge	Amount of Charge
Trading Advisor	Management fee	1/12 of 2% per calendar month (a 2% annual rate) of the Partnership’s Net Assets (as described below).

	Incentive fee	12% of Trading Profits (as described below) earned by the Partnership as of the end of each calendar quarter.

Clearing Brokers	Brokerage fees	Rates of between $5 and $12 for a “round turn” trade (as described below) on United States exchanges. Rates are generally higher for trades outside of the United States.

Others	Ordinary operating expenses	Actual expenses incurred.

Management Fee

The Partnership pays the Trading Advisor a monthly management fee equal to  1/12 of 2% (a 2% annual rate) of the Partnership’s Net Assets. “Net Assets” (or “Net Asset Value”) are equal to the market value of the Partnership’s assets less liabilities (paid and accrued). The Partnership’s Net Assets are determined on the last day of each calendar quarter before taking into account any payments for incentive fees, distributions, or redemptions. This fee is owed to the Trading Advisor whether or not the Partnership is profitable. In 2003, the Partnership paid approximately $848,000 in management fees.

Incentive Fee

The Partnership pays the Trading Advisor a quarterly incentive fee equal to 12% of any Trading Profits earned by the Partnership. “Trading Profits” are calculated at the end of each calendar quarter and are (a) equal to actual profits from commodity interest contract trading and profits that could be realized if open positions were closed out at current market prices, (b) increased by any decline in the Net Asset Value of redeemed Units, and (c) decreased by certain expenses. Trading Profits is measured from the end of the last calendar quarter in which an incentive fee was paid to the Trading Advisor (the “highwater mark”). As a result, the Trading Advisor could earn an incentive fee during a year because of an increase in Trading Profits during one quarter even though the Partnership ends up incurring a loss for that year. In 2003, the Partnership paid approximately $495,000 in incentive fees.

Brokerage Commissions

Brokerage commissions for trades on commodity exchanges are generally paid on the completion or liquidation of a trade and are referred to as “round turn commissions.” A round turn commission covers both the initial purchase (or sale) of a commodity interest contract and the subsequent offsetting sale (or purchase) of the contract. The Partnership pays clearing brokers commissions for trades on United States exchanges at rates of between $5 and $12 per round turn for futures and options trades. These commissions cover all transaction costs, including floor brokerage, exchange, clearing, clearinghouse, and NFA fees. Commissions are generally higher for trades outside the United States, and may include additional regulatory fees and charges.

The selection of a particular broker or dealer for a given transaction generally is determined by Mr. Jones or one or more support personnel assigned to assist Mr. Jones. One of the primary considerations in selecting a broker or dealer is obtaining favorable prices and efficient executions. Accordingly, the Trading Advisor or its affiliates seek to use brokers whose commissions it considers to be fair and reasonable without necessarily determining that the lowest possible commissions are paid in all circumstances. The Trading Advisor will also consider the relative creditworthiness of the brokers and dealers when choosing a broker or dealer to execute a transaction. In addition, consideration is given to placing orders with brokers that also furnish research or other services to the Partnership, the Trading Advisor or its affiliates. While receipt of research services may reduce the amount of research otherwise required to be performed or purchased by the Trading Advisor or its affiliates, and therefore may be regarded as a source of additional compensation to the Trading Advisor, such services are of indeterminable value. Therefore, the fees paid to the Trading Advisor by the Partnership are not reduced by any amount that may be attributable to the value of such services.

Brokerage commissions and fees change from time to time as mutually agreed upon between the General Partner and each broker. The General Partner anticipates that the Partnership will normally pay annually up to approximately 1% of its average annual Net Assets in brokerage commissions and other transaction costs and charges. In 2003, the Partnership incurred approximately $365,000 in brokerage commissions and other transaction costs and charges.

Other Expenses

The Partnership incurs and pays operating expenses, such as legal, accounting, escrow, auditing, record keeping, administration, computer, and clerical expenses, expenses incurred in preparing, printing, and mailing reports and tax information to Limited Partners and regulatory authorities, expenses of printing and mailing registration statements, prospectuses, and reports to Limited Partners, expenses for specialized administrative services, other printing and duplication expenses, other mailing costs, filing fees and taxes. The General Partner, rather than the Partnership, pays solicitation costs and the expenses incurred in preparing registration statements and prospectuses. In 2003, the Partnership paid approximately $264,000 in such other expenses.

The Partnership will also pay any extraordinary expenses it may incur. The General Partner is not reimbursed by the Partnership for any costs incurred by it relating to office space, equipment, and staff necessary for the Partnership’s operations and the administration of the sale and redemption of Units, nor for the Continuing Offering costs paid by the General Partner.

Fees for Plan Investors

Units held by employee benefit plan investors do not pay management fees or incentive fees because of constraints under ERISA and the Internal Revenue Code.

Break-Even Analysis

Initial selling price per Unit(1)	$1,000.00
Trading Advisor’s management fee(2)	20.00
Operating expenses(3)	7.50
Brokerage commissions and trading fees(4)	7.50
Less interest income(5)	(10.00)
Amount of Trading Profits required for the Net Asset Value of a Unit, at the end of one year, to equal the initial selling price per Unit(6)	$25.00
Percentage of initial selling price per Unit	2.5%

(1)	Investors initially purchased Units at $1,000.00 per Unit. Units are currently purchased at the Partnership’s Net Asset Value as of the opening of business on the first day of each calendar quarter.
(2)	The Trading Advisor is paid a monthly management fee of 1/12 of 2% of the Net Assets of the Partnership (a 2% annual rate).
(3)	The Partnership’s annual operating expenses are estimated at up to 3/4 of 1% of the average annual Net Assets of the Partnership.
(4)	Annual brokerage commissions and trading fees are estimated at up to 3/4 of 1% of the average annual Net Assets of the Partnership.
(5)	The Partnership earns interest estimated at up to 1% of the average annual Net Assets of the Partnership on margin deposited with its brokers and dealers.
(6)	Trading Profits are net of all of the expenses described above. Therefore, there is no incentive fee at the break-even point.

INVESTMENT PROGRAM AND USE OF PROCEEDS

Investment Program

Description of Commodities Traded

The Trading Advisor monitors virtually all commodities that are actively traded on organized exchanges throughout the world. At any given time, the Trading Advisor normally trades between 5 and 30 types of commodities, although this number and the types of commodities traded may vary substantially from time to time. The Trading Advisor trades all types of commodity contracts, but has typically concentrated its trading in currencies, currency forwards, interest rate futures, stock index futures, energy futures, precious metals, precious metals futures, agricultural futures, and options on or in respect of the foregoing. The Partnership may from time to time accept or make delivery of the commodity underlying a particular contract.

Description of Commodity Interest Contract Trading Methods and Strategies

The Trading Advisor employs the trading methods and strategies developed by Paul Tudor Jones, II, who is the principal commodity trader for the Trading Advisor. The Trading Advisor’s trading decisions are based primarily on the knowledge, judgment, and experience of Mr. Jones, whose general investment approach is directional and short-term in nature and emphasizes a top-down investment view of global currency, debt, equity and commodity markets. Trading decisions do not adhere rigidly to any particular trading formula or system. The trading methods are generally discretionary and subjective. In arriving at trading decisions, the Trading Advisor may use a combination of technical analysis, fundamental analysis and trend-following techniques. Regardless, all trading decisions are governed by a disciplined system of risk management.

Use of Technical Analysis and Fundamental Analysis

There are generally two ways of attempting to forecast price behavior in the commodities markets—“technical analysis” and “fundamental analysis.” Technical analysis involves the analysis of trading factors and historical trading patterns as a way of predicting the future course of price movements. These factors include daily, weekly, and monthly price fluctuations, volume variations, and changes in open interest. Trading recommendations are generally based on computer-generated signals, chart interpretation, mathematical measurements, or a combination of these indicators.

Fundamental analysis, on the other hand, is based upon the study of external factors that affect the supply and demand of a particular commodity. Such factors include interest rates, weather, crop statistics, the economics of a particular commodity interest, governmental policies, domestic and foreign political and economic events, and changing trade prospects.

The Trading Advisor utilizes aspects of both technical and fundamental analysis in its approach to trading in the commodities markets. In general, fundamentals are assessed to determine the likely price direction of a particular commodity, while computer studies in conjunction with chart interpretation and mathematical measurements are used to determine transaction timing.

Use of Trend-Following Analysis

The Trading Advisor’s trading strategy attempts to detect trends in price movements for commodities and to take and hold positions when a market moves in favor of the position, and to exit a market or reverse positions when the favorable trend either reverses or does not materialize.

Emphasis on Risk Management

Risk control is a very important aspect of the Trading Advisor’s trading methods. The Trading Advisor attempts to manage risk by various means, including limiting the overall number of trades in each market and across all markets, predetermining a level of loss which will trigger a liquidation of a position, and setting daily limits on market exposure.

Tendency for Active Trading

The Trading Advisor is a very active trader with an intentionally short-term approach to the markets. Accordingly, trading often results in relatively high transaction charges. Annual brokerage commissions and other transaction charges for all of the Trading Advisor’s customer accounts have, in the past, equaled up to 4% of the average annual net asset value of such accounts. Neither the Trading Advisor, Mr. Jones, nor any of their affiliates receive, directly or indirectly, any brokerage commissions that are generated by the Partnership’s trading.

At times, the Trading Advisor initiates positions in a series of trades in a particular commodity interest contract, each one linked to the preceding one. Normally, after an initial position is taken, a subsequent position is not added unless the preceding position is profitable. Liquidating stop-loss orders are usually placed at the purchase price of the first position, i.e., an order is placed to automatically sell if the price of the position declines to the price at which it was purchased. Profit objectives are predetermined for a position, and a position is usually sold once these price objectives are reached. Typically, trades are initiated and closed out in one to five days.

The Trading Advisor’s trading decisions rely, to a great extent, on the knowledge, judgment, and experience of Mr. Jones. No one has been designated to replace him. If Mr. Jones dies or becomes disabled, all open positions in the accounts managed by him, including the Partnership, will be liquidated.

Description of Orders and Order Placement

Mr. Jones determines the timing and method by which orders are placed with brokers. Mr. Jones also selects the types of orders that are placed. Executions may be made during the day: (1) on a “stop” basis, where an order becomes a market order when the specified stop price is reached; (2) on an “at market” basis, where the order is executed as soon as possible after being received on the floor of the exchange; (3) on a “limit” basis, where an order is placed to buy or sell at a specified price or better than the specified price; or (4) on a “closing price” basis, which is a contingent order based on the closing range of the market.

Normally, orders for customer accounts, as well as for proprietary accounts, are placed directly with exchange floor brokers. When an order for proprietary accounts is placed at the same time as an order for customer accounts, the filled order is allocated among all such accounts, including proprietary accounts, in a neutral manner that is designed, over time, not to favor any account.

Trading Policies

The Limited Partnership Agreement gives the General Partner the authority to determine trading policies which the Trading Advisor is required to follow, and to monitor the Trading Advisor’s compliance with those policies. In addition, the Limited Partnership Agreement specifies the following trading policies:

(1)  Borrowing or lending money is prohibited. This policy, however, is not meant to prohibit:

•	depositing margin to trade commodity interest contacts,

•	utilizing lines of credit to trade spot and forward contracts, currency contracts, swaps, and related contracts, or guaranteeing these transactions, and

•	guaranteeing the obligations of any person or entering into any other arrangement or agreement that is contemplated in the Limited Partnership Agreement.

(2)  “Churning” is prohibited.

(3)  “Pyramiding” is prohibited. Pyramiding occurs when a speculator uses unrealized profits on existing positions that result from favorable price movements as margin specifically to buy or sell additional positions in the same or a related commodity interest contract. This policy, however, does not prohibit taking into account the open trade equity (i.e., the profit or loss on an open commodity contract position) when determining the size of positions to be taken in all commodity interest contracts. In addition, the Partnership may add to its existing commodity interest contract positions in its portfolio provided that such additions are not “pyramiding.”

The General Partner will not approve any material change in these trading policies without the prior written approval of Limited Partners owning more than 50% of the outstanding Units.

Regulation

The CFTC is the governmental agency that is responsible for regulating commodity exchanges and commodity trading in the United States. The function of the CFTC is to prevent price manipulation and excessive speculation and to promote orderly and efficient markets. In addition, the various exchanges regulate and supervise their trading member firms.

The CFTC has issued various regulations that govern the activities of CPOs and CTAs. For example, the CFTC requires the General Partner to keep records about its commodity pools and to provide pool participants with disclosure regarding the pools. The CFTC has similar authority to regulate the activities of CTAs, such as the Trading Advisor.

The CFTC also regulates the activities of FCMs, such as the Partnership’s clearing brokers, and requires them to meet certain fitness and financial requirements, to segregate customer funds from their own funds, to account separately for customer funds and positions, and to keep specified books and records open for inspection by the CFTC.

The NFA is a self-regulatory organization for commodity professionals. The NFA issues rules governing the conduct of commodities professionals, and disciplines those professionals who do not comply with such standards. The NFA also arbitrates disputes between its members and their customers, conducts registration and fitness screening of applicants for membership, and conducts audits of its members. The General Partner, the Trading Advisor, and the Partnership’s clearing brokers are all members of the NFA and are subject to NFA standards relating to fair trade practices, financial condition, and consumer protection. In addition, CFTC regulations require a registered CPO, such as the General Partner, to make annual filings with the NFA describing its organization, capital structure, management, and controlling persons.

Registration with the CFTC or membership in the NFA does not mean that the CFTC or the NFA has approved or endorsed the General Partner, the Trading Advisor, or the Partnership.

The CFTC does not regulate the spot and forward contract markets in which the Trading Advisor conducts a significant amount of currency trading. Banks that are participants in the spot and forward markets are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency, and other federal and state banking authorities. However, banking regulators do not regulate spot and forward trading. In addition, certain spot and forward dealers (such as BPL) are not subject to any registration or similar regulatory requirements.

The CFTC has no authority to regulate trading on foreign commodity exchanges and markets. However, the CFTC regulates the marketing of foreign futures contracts and options in the United States.

In the United Kingdom, the Financial Services Authority, a self-regulatory organization, functions similarly to the CFTC and the NFA.

Use of Proceeds

A portion of the Partnership’s cash is deposited with clearing brokers and is used for futures and options trading. Cash for currency trading in the spot and forward markets is deposited with BPL. The clearing brokers and BPL pay interest to the Partnership on such cash.

The remainder of the Partnership’s cash is usually invested in short-term investments, including interest-bearing accounts at United States and foreign money-center banks and time deposits. The General Partner attempts to earn interest on all of the Partnership’s assets, although balances held in certain foreign currencies may not earn interest.

The General Partner estimates that approximately 10% to 40% of the Partnership’s Net Assets normally have been committed as initial margin for commodity interest contracts. In addition, collateral deposited with BPL in connection with spot and forward contract transactions normally constitutes up to 4% of the Net Assets of the Partnership.

The CFTC requires an FCM to segregate its customers’ assets from its own assets. In addition, the CFTC permits customer funds to be invested only in a limited range of essentially “risk-free” instruments—principally United States Government obligations. The Partnership uses cash as margin for trading United States exchange-traded futures and options contacts. The General Partner anticipates that from time to time up to 50% of the Partnership’s assets will be held in segregated accounts.

Although the CFTC rules do not apply outside of the United States, funds deposited as margin on foreign exchanges are invested in bank deposits or in instruments of a credit standing that is generally comparable to those authorized by the CFTC.

BPL is not subject to the CFTC requirements that are applicable to FCMs. BPL maintains separate accounts on its books and records for the Partnership’s trading activities and the collateral deposited by the Partnership.

When BPL enters into spot and forward contract transactions with its counterparties, which mirror transactions entered into between BPL and the Partnership, BPL normally deposits the Partnership’s collateral with BPL’s counterparties, all of which are banks, broker-dealers or their affiliates. BPL typically instructs its counterparty to keep only a small portion of the collateral as cash and to invest the balance in United States Treasury bills. The Partnership’s collateral that remains with BPL is typically invested by BPL in overnight tri-party repurchase transactions.

The Partnership receives daily and monthly account statements from BPL which detail realized and unrealized profits and losses as well as equity balances in the Partnership’s account, and provide information about the Partnership’s collateral on deposit with BPL. In addition, BPL gives the Partnership its annual audited financial statements and the independent public accountants’ report and opinion relating thereto.

CAPITALIZATION

The capitalization of the Partnership as of December 31, 2002, December 31, 2003, and March 31, 2004 is shown under “Tudor Fund For Employees L.P. Financial Statements as of December 31, 2003 and 2002 together with Auditors’ Report and Unaudited Financial Statements as of March 31, 2004.”

The following table shows

•	the actual capitalization of the Partnership as of June 1, 2004 based on the Units outstanding as of that date, and

•	the pro forma capitalization of the Partnership if all unsold Units (4,617 Units) were sold at the estimated Net Asset Value thereof as of June 1, 2004 (i.e., $12,693.60).

Title of Class	Actual Amount as of June 1, 2004	Pro Forma Amount if the Maximum Number of Unsold Units were Sold
Units of Limited Partnership Interest	$67,006,021	$125,612,372
Units of General Partnership Interest(1)	2,495,317	2,534,515

TOTAL	$69,501,338	$128,146,887

(1)	The actual amount shown reflects the Net Asset Value of units of general partnership interest outstanding as of June 1, 2004 (197 units). The Net Asset Value of a unit of general partnership interest is equal to the Net Asset Value of a Unit of limited partnership interest. The General Partner has agreed to contribute such amounts to the Partnership as are necessary from time to time to ensure that the General Partner’s capital contribution is equal to the greater of (i) $200,000 and (ii) the sum of (a) the lesser of $100,000 or 3% of the first $10,000,000 in aggregate capital contributions to the Partnership by all Partners and (b) 1% of the aggregate capital contributions to the Partnership by all Partners in excess of $10,000,000.

SELECTED FINANCIAL DATA

The following is a summary of selected financial data of the Partnership for the periods indicated. Certain reclassifications have been made to prior year balances to conform with current year presentations. For the complete audited financial statements for certain of the periods indicated, see “Tudor Fund For Employees L.P. Financial Statements as of December 31, 2003 and 2002 together with Auditors’ Report and Unaudited Financial Statements as of March 31, 2004.” For performance information of the Partnership, see “Performance Record of the Partnership” and Statement of Additional Information—“Additional Partnership Performance.”

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Revenues	$6,660,548	$(2,197,412)	$7,314,229	$10,148,134	$8,850,572	$5,538,110	$1,981,370
Expenses	$1,047,534	$337,606	$1,998,852	$2,068,306	$1,554,422	$1,035,471	$684,010

Net Increase in Net Assets Resulting from Operations	$5,613,014	$(2,535,018)	$5,315,377	$8,079,828	$7,296,150	$4,502,639	$1,297,360
Total Assets	$75,482,493	$51,191,071	$58,694,233	$48,756,213	$33,669,386	$27,918,377	$22,242,164
Partners’ Capital	$69,281,395	$48,206,352	$54,273,595	$45,362,746	$31,790,384	$22,161,072	$16,332,215
Units Outstanding (rounded)	5,406	4,694	4,580	4,187	3,560	3,123	2,847
Net Asset Value Per Unit (rounded)	$12,816	$10,269	$11,851	$10,835	$8,929	$7,096	$5,737
Change in Net Asset Value Per Unit (rounded)	$965	$(566)	$1,016	$1,906	$1,833	$1,359	$393
Net Increase in Net Assets Per Unit (rounded)	$1,047	$(557)	$1,119	$1,988	$1,898	$1,338	$379

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity

The Partnership’s assets are deposited and maintained with banks or in trading accounts with clearing brokers and counterparties, including BPL. These assets are used by the Partnership as margin and collateral to engage in the trading of derivative instruments. Since the Partnership’s sole purpose is to trade in derivative instruments, it is anticipated that the Partnership will continue to maintain substantial liquid assets for margin and collateral purposes.

Cash and cash equivalents are part of the Partnership’s inventory. Cash and cash equivalents of $66,562,892, $51,326,211 and $45,498,833 represented approximately 88%, 87% and 93% of the Partnership’s assets as of March 31, 2004, December 31, 2003 and December 31, 2002, respectively. The cash and cash equivalents satisfy the Partnership’s need for cash on both a short term and long term basis.

Since futures trading generates a significant percentage of the Partnership’s income, any restriction or limit on that trading may render the Partnership’s investment in futures contracts illiquid. Most U.S. commodity exchanges limit fluctuations in certain commodity contract prices during a single day by regulations referred to as “daily price fluctuation limits” or “daily limits.” Pursuant to such regulations, during a single trading day, no trade may be executed at a price beyond the applicable daily limit. If the price for a contract or a particular commodity has increased or decreased by an amount equal to the applicable “daily limit,” positions in such contracts can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity interest contract prices have occasionally moved the daily limit for several consecutive days with little or no trading. Although financial contracts generally can be closed out at TIC’s discretion, such market conditions could prevent the Partnership from promptly liquidating its commodity positions. See “Principal Risk Factors—Commodity Interest Contract Trading May Be Illiquid.”

Capital Resources

The Partnership does not have, nor does it expect to have, any fixed assets or fixed capital expenditures. Redemptions and additional sales of Units in the future will impact the amount of funds available for investment in commodity interest contracts in subsequent periods. As the amount of capital changes, the size of the positions taken by the Partnership may be adjusted.

The Partnership is currently open to new investments, which can be made quarterly. Periodically, the Partnership opens up subscriptions and contributions on a monthly basis. Such subscriptions and contributions are limited to employees of TIC and its principals or its affiliates and certain employee benefit plans, including, but not limited to, the TIC 401(k) Plan.

Results of Operations

The Partnership reported a net increase in Net Assets resulting from operations of $5,315,377 for the year ended December 31, 2003 compared to a net increase in Net Assets resulting from operations of $8,079,828 and $7,296,150 for the years ended December 31, 2002 and December 31, 2001, respectively.

The Partnership reported a net increase in Net Assets resulting from operations of $5,613,014 for the three months ended March 31, 2004 compared to a net decrease in Net Assets resulting from operations of $(2,535,018) for the three months ended March 31, 2003.

The following table compares Net Asset Values at year-end 2003, 2002, and 2001:

	Net Asset Value Per Unit	Increase During Year
		$	%
December 31, 2003	$11,850.59	$1,015.84	9.38%
December 31, 2002	10,834.75	1,905.85	21.34
December 31, 2001	8,928.90	1,833.12	25.83

The following table compares Net Asset Values as of March 31, 2004 and 2003:

	Net Asset Value Per Unit	Increase/Decrease During Quarter
		$	%
March 31, 2004	$12,815.50	$964.91	8.14%
March 31, 2003	10,268.90	(565.86)	(5.22)

The Partnership’s trading results for the year ended December 31, 2003 were positive across a range of markets and instruments. The Partnership generated positive returns in currencies and fixed income instruments. The Partnership benefited from increased volatility in the currency markets as the United States dollar hit all time lows against the Euro and from changes in interest rates in Japan where long term rates reached new highs. The annual results were positive notwithstanding that the Partnership had losses early in the year as correlations among the major financial asset classes diverged from the relationships that have existed in the past.

The Partnership’s trading results for the three months ended March 31, 2004 were also positive across a range of markets and instruments. The Partnership benefited from positions in currencies, global fixed income instruments and equity markets as the U.S. dollar and the Euro weakened against several other currencies while equity markets in Japan rallied to end its fiscal year. The Partnership also generated positive returns in the commodity markets, principally in trading precious metals and grains.

Inflation is not expected to be a major factor in the Partnership’s operations, except that traditionally the commodities markets have tended to be more active, and thus potentially more profitable, during times of high inflation. Since the commencement of the Partnership’s trading operations in July 1990, inflation has not been a major factor in the Partnership’s operations.

Net Realized and Unrealized Gains (Losses) on Trading Activities

Net realized and unrealized trading gains and losses, net of brokerage commissions, are recorded in the Partnership’s statements of operations. The following table summarizes the components of net realized and unrealized gains and losses for the three years ended December 31, 2003, 2002 and 2001 and for the three months ended March 31, 2004 and 2003.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2004	2003	2003	2002	2001
	($ in thousands)
Exchange-Traded Contracts:
Interest Rate Futures and Option Contracts	$196	$(774)	$2,810	$2,599	$3,167
Foreign Exchange Contracts	(4)	(9)	187	159	(27)
Commodity Futures and Options	131	—	177	—	—
Equity Index Futures Contracts	1,967	(976)	(1,619)	1,016	1,547
Bond Futures	548	—	9	—	—
Over-the-Counter Contracts:
Forward Currency Contracts	3,227	(31)	4,594	5,300	3,241
Commodity Swaps	721	(283)	(678)	33	(615)
Equity Index Swaps	(51)	(85)	(403)	(217)	(9)
Forward Rate Agreements	—	(16)	(16)	8	—
Interest Rate Swaps	—	(35)	(35)	163	(112)
Non-Financial Derivative Instruments	755	(212)	1,347	53	289

Total	$6,394	$(2,421)	$6,373	$9,114	$7,481

Since the Partnership is a speculative trader in the commodities markets, current results are not necessarily comparable to previous results.

The following table illustrates the Partnership’s net realized and unrealized gains and losses on trading activities as a return on Net Assets, brokerage commissions and fees as a percentage of average Net Assets, and incentive fees as a percentage of net realized and unrealized gains and losses on trading activities.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2004	2003	2003	2002	2001
Net Trading Gain (Loss) as a % of Net Assets	10.7%	(5.0)%	13.2%	23.7%	25.5%
Brokerage Commissions & Fees as a % of Net Assets	0.2	0.2	0.7	0.9	0.6
Incentive Fees as a % of Net Trading Gains	9.3	0.0	7.3	7.7	9.1

Investment Income

Interest income for the year ended December 31, 2003 was $576,170 compared to $671,243 and $1,182,347 for the years ended December 31, 2002 and December 31, 2001, respectively. Interest income for the three months ended March 31, 2004 was $152,794 compared to $146,856 for the three months ended March 31, 2003.

The Partnership earns interest income on cash and cash equivalents maintained with banks or in trading accounts held with clearing brokers and counterparties, including BPL. Such cash and cash equivalents are used by the Partnership as collateral to engage in futures, option and forward contracts and other commodity interest contracts. The decrease in interest income was due primarily to a general decline in interest rates.

Investment Expense

Interest expense for the year ended December 31, 2003 was $27,146 compared with $13,146 and $8,249 for the years ended December 31, 2002 and December 31, 2001, respectively. Interest expense for the three months ended March 31, 2004 was $2,689 compared to $536 for the three months ended March 31, 2003. The Partnership’s interest expense fluctuates in response to the levels of collateral pledged by counterparties on which the Partnership is required to pay interest.

Brokerage commissions expense for the year ended December 31, 2003 was $365,241 compared to $363,088 and $187,282 for the years ended December 31, 2002 and December 31, 2001, respectively. Brokerage commissions expense for the three months ended March 31, 2004 was $113,795 compared to $76,311 for the three months ended March 31, 2003. These expenses represent all brokerage commissions, and exchange, NFA and other fees incurred in connection with the execution and clearing of commodity interest trades and will vary based on the Partnership’s trading activity during the period. The General Partner anticipates that the Partnership will pay up to approximately  3/4 of 1% of its average Net Assets in brokerage commissions and other transaction costs and charges annually.

Operating Expenses

Management fees for the year ended December 31, 2003 were $848,340 compared to $660,969 and $512,176 for the years ended December 31, 2002 and December 31, 2001, respectively. Management fees for the three months ended March 31, 2004 were $264,112 compared to $196,805 for the three months ended March 31, 2003. Because management fees are calculated as a percentage of the Partnership’s Net Assets, the increase in fees in 2003 and 2002 was due to the overall increase in assets under management.

Incentive fees for the year ended December 31, 2003 were $494,538 compared to $729,533 and $702,994 for the years ended December 31, 2002 and December 31, 2001, respectively. Incentive fees for the quarter ended March 31, 2004 were $602,651. The Partnership did not pay any incentive fees for the quarter ended March 31, 2003 because the Partnership experienced net trading losses during such quarter. Incentive fees fluctuate based on the amount, if any, of net Trading Profits earned by the Partnership during each period.

Professional fees and other expenses for the year ended December 31, 2003 were $263,587 compared to $301,570 and $143,721 for the years ended December 31, 2002 and December 31, 2001, respectively. Professional fees and other expenses for the three months ended March 31, 2004 were $64,287 compared to $63,954 for the three months ended March 31, 2003. The increases in professional fees and other expenses during 2002 and 2003 were primarily due to additional services rendered by the Partnership’s administrative, legal, accounting, and audit providers.

Off-Balance Sheet Arrangements

In the normal course of business, the Partnership is a party to a variety of off-balance sheet financial instruments and arrangements in connection with its trading activities, including futures and forward contracts, commodity interest contracts, swap contracts, options and certain other derivative instruments. Derivatives are often referred to as “off-balance sheet instruments” as a derivative’s notional amount is not recorded on the balance sheet. Notional amounts are generally not exchanged in a derivative transaction. Instead, notional amounts represent the basis for calculating and exchanging cash flows during the duration of the derivative contract. As a result, notional amounts are generally not indicative of the amount of Partnership assets that are at risk. Such instruments generally require only a small margin deposit or no margin deposit. Accordingly, there is a high degree of leverage in such trading, and a relatively small movement in the price of the underlying reference item to which a derivative relates can result in substantial profits or losses to the Partnership.

The Partnership values its derivative instruments at market value, with the accompanying gains and losses reflected in the statements of operations. The determination of market value is generally based upon independent market values when available from major exchanges or, if none are available, from independent broker quotations. Additionally, in determining market value, management utilizes pricing models with market quoted inputs and also considers closing exchange prices of related instruments, time value of money, volatility factors of the underlying instruments, and other market conditions.

Market and Credit Risk

Market Risk Management

The Partnership is subject to market and credit risks in connection with its various investment activities. The Partnership maintains positions in derivative instruments that trade both on exchanges and through “over-the-counter” instruments (“OTC”). The Partnership’s trading of derivative instruments exposes it to credit risk and changes in market value associated with changes in the value of financial instruments that are traded, as well as the loss of appreciation on certain instruments if its counterparties fail to perform. See also “Credit Risk Management.” As a writer of options, the Partnership receives a premium upon initial settlement and then bears the risk of changes in the price of the financial instrument underlying the option. Swaps, forward rate agreements, currency forwards, and OTC foreign currency options are traded in unregulated markets. The Partnership is an active trader and the instruments and investments utilized by the Partnership change frequently. As the objective of the Partnership is to generate appreciation of its assets through speculative trading of derivatives, the risk taken in interest rates, foreign exchange rates and equity prices will vary depending on the strategies utilized by the Partnership as well as current economic conditions and global events.

In conjunction with proprietary and other customer accounts, TIC takes an active role in managing the Partnership’s market and counterparty risks and has established formal internal control procedures that are reviewed on an ongoing basis. In order to control the Partnership’s market exposure, TIC has developed a set of guidelines and policies that are designed to maintain risk at levels that are appropriate and necessary to achieve targeted rates of return. These guidelines and policies include quantitative and qualitative criteria for individual risk factors as well as for aggregate risk, which are used to evaluate the appropriate risk levels for the Partnership. TIC’s Risk Management Department, in conjunction with various senior personnel from different disciplines throughout TIC and its affiliates, regularly assesses and evaluates the Partnership’s potential exposures to market risk based on analyses performed by the Risk Management Department.

TIC evaluates the positions taken by traders in various instruments and global markets and assesses the market risk associated with those positions. Among the various tools TIC uses to measure market risk is a statistical technique known as Value at Risk (“VaR”). The VaR model is a proprietary system that monitors and reviews the Partnership’s trading portfolios. The VaR model projects potential losses based on a historical simulation methodology which uses two years of historical data, a one-day holding period, and a 99% confidence level. TIC also reviews the Partnership’s largest exposures and regularly analyzes a variety of liquidity factors, including average daily volume, number of days to liquidate, and individual position weightings.

The following table illustrates the VaR for each component of market risk as of March 31, 2004 and December 31, 2003 and 2002. The dollar values represent the VaR at the 99% confidence level.

Risk Factors	March 31, 2004	December 31, 2003	December 31, 2002
Interest rate derivatives	$871,290	$1,282,353	$152,864
Foreign exchange derivatives	1,078,531	50,494	332,771
Equity index derivatives	1,320,569	17,416	327,531
Non-financial derivative instruments	707,984	556,394	—
Correlation offset(1)	(2,571,374)	(1,356,926)	(472,865)

Portfolio VaR	$1,407,000	$549,731	$340,301

(1)	The correlation offset equals the difference between Portfolio VaR and the sum of the VaRs for the four risk factors presented above. This offset arises due to the correlation that exists between the individual risk factors when such risk factors are aggregated.

The following table illustrates the Partnership’s high, low and average daily VaR during the quarter ended March 31, 2004 and the years ended December 31, 2003 and 2002 for each component of market risk noted above:

	March 31, 2004			December 31, 2003			December 31, 2002
Risk Factors	High(2)	Low(2)	Average	High(2)	Low(2)	Average	High(2)	Low(2)	Average
Interest rate derivatives	$1,618,654	$56,418	$479,964	$650,116	$114,740	$243,327	$1,051,417	$65,021	$303,459
Foreign exchange derivatives	383,624	808,195	730,715	856,664	114,123	248,257	1,424,552	203,257	500,126
Equity index derivatives	2,049,995	331,695	796,934	1,081,240	165,731	309,518	643,822	116,945	173,499
Non-financial derivative instruments	197,649	286,442	434,144	632,014	54,717	223,765	173,062	77,579	68,328
Correlation offset(1)	(2,419,922)	(1,084,750)	(1,415,757)	(1,382,034)	(288,311)	(353,867)	(1,770,951)	(333,043)	(411,412)

Portfolio VaR	$1,830,000	$398,000	$1,026,000	$1,838,000	$161,000	$671,000	$1,521,902	$129,759	$634,000

(1)	The correlation offset equals the difference between Portfolio VaR and the sum of the VaRs for the four risk factors presented above. This offset arises due to the correlation that exists between the individual risk factors when such risk factors are aggregated.
(2)	The balances shown for each component of market risk represent their daily VARs on the day that the Partnership experienced its highest and lowest daily VAR during the period.

At March 31, 2004 and December 31, 2003, the Partnership’s primary market exposure was to foreign exchange and equity index derivatives.

Changes in interest rates directly affect the price of interest rate futures, and may, indirectly, affect the price of foreign exchange futures and equity index futures. At March 31, 2004 and December 31, 2003, the Partnership’s interest rate exposure was primarily attributable to interest rate fluctuations in the United States and other G-7 countries.

The Partnership’s foreign exchange contract exposure results from fluctuations in exchange rates. Exchange rates fluctuate due to many factors including changes in interest rates, rates of inflation and governmental policies and programs.

The Partnership’s equity index exposure was primarily attributable to equity price risk in the United States and other G-7 countries. Stock index futures traded by the Partnership are principally limited to futures on broad-based equity indices.

The Partnership’s non-financial derivative instrument exposure was primarily attributable to trading in commodities.

Credit Risk Management

TIC attempts to minimize exposure to the credit risk associated with trading counterparties and brokers through the use of bilateral collateral agreements (“Collateral Agreements”) with the Partnership’s OTC derivative counterparties and through formal credit policies and monitoring procedures. TIC has a Credit Committee, comprised of senior managers from different disciplines throughout TIC and its affiliates, that meets regularly to analyze the credit risks associated with the Partnership’s counterparties, intermediaries and service providers. A significant portion of the Partnership’s positions, including cash and due from brokers, are invested with or held at top-tier banks and securities dealers.

The Credit Committee establishes and monitors counterparty exposure limits and specifically designates which product types are approved for trading with each of the Partnership’s counterparties. TIC attempts to reduce the credit risk of the Partnership by establishing protective credit terms in its legal documentation (i.e., ISDA agreements, master netting agreements, etc.) with counterparties. In addition, TIC monitors exposure levels and actively moves collateral with counterparties to reduce exposure.

Futures and forwards are typically liquidated by entering into offsetting contracts with the same counterparty. Swaps and forward rate agreements are either liquidated or held to maturity. For these instruments, the unrealized gain or loss, rather than the contract or notional amounts, represents the present value of future net cash requirements.

Exchange-traded futures and option contracts are marked to market daily, with variations in value settled on a daily basis with the exchange upon which such instruments are traded and with the brokers through which the futures and options contracts are cleared. Forward contracts are generally cash settled with the Partnership’s counterparty two days after the trade.

Notwithstanding the risk monitoring and credit review performed by TIC and TIC’s Credit Committee with respect to the Partnership’s counterparties, there remains a risk of non-performance by such counterparties.

Generally, financial contracts can be closed out at TIC’s discretion. An illiquid or closed market, however, could prevent the close-out of positions.

See also “Capitalization” and “Tudor Fund For Employees L.P. Financial Statements as of December 31, 2002 and 2001 together with Auditors’ Report and Unaudited Financial Statements as of March 31, 2003.”

THE GENERAL PARTNER

Second Management LLC (“SML” or the “General Partner”) is the general partner of the Partnership. SML is a Delaware limited liability company that was formed in April 1996. Previously, Second Management Company, Inc. (“SMCI”) was the general partner of the Partnership. SML is the successor-in-interest to SMCI by virtue of a merger.

Prior to the merger, SMCI had been continuously registered with the CFTC as a CPO and CTA since November 25, 1987, and was a member of the NFA. Upon the merger of SMCI into SML on April 4, 1996, SML succeeded to SMCI’s registrations with the CFTC and its membership in the NFA.

The principals of the General Partner are:

Paul Tudor Jones, II	Chairman

Mark F. Dalton	President and Chief Executive Officer

John G. Macfarlane, III	Managing Director and Chief Operating Officer

Andrew S. Paul	Managing Director, General Counsel, and Secretary

John R. Torell	Managing Director and Chief Financial Officer

The business backgrounds of Messrs. Jones, Dalton, Macfarlane, Paul, and Torell are described under “The Trading Advisor—Trading Advisor and Principals.” Mr. Jones is currently the only principal of the General Partner who makes trading decisions for the Partnership.

There has been no material administrative, civil or criminal action against the General Partner or its principals within the last five years, whether pending or concluded. See “The Trading Advisor—Material Actions.”

The General Partner has made capital contributions to the Partnership. The General Partner may purchase additional units of general partnership interest as well as Units of limited partnership interest. Any purchases would be for investment purposes.

The General Partner owned 196.581 units of general partnership interest on June 1, 2004 and the date of this Prospectus. In addition, as of such dates, principals of the General Partner owned 347.525 Units of Limited Partnership Interest. There is no limitation on the number of Units that may be subscribed for by the General Partner, its affiliates, and their principals and employees.

PERFORMANCE RECORD OF THE PARTNERSHIP

The General Partner and its predecessor, SMCI, have operated one other commodity pool in addition to the Partnership. The other pool, Tudor Select Futures Fund, L.P. (“Tudor Select”) was a Delaware limited partnership with several trading advisors. Tudor Select ceased operation in November 1991. The performance of Tudor Select is not comparable to the performance of the Partnership because Tudor Select had several trading advisors and because the fees and commissions charged to Tudor Select were higher than those of the Partnership.

The performance record of the Partnership from January 1, 1999 through May 31, 2004 is shown below. The Partnership’s complete performance record since it began trading (July 2, 1990 through May 31, 2004) is shown in “Statement of Additional Information” in the back of this Prospectus. The information below and contained in “Statement of Additional Information” is the actual trading performance of the Partnership after payment of advisory fees, transaction costs, and all other expenses and costs. The rates of return shown below and contained in “Statement of Additional Information” are representative of the rates of return experienced by each investor holding a Unit during the period shown.

The information below and contained in “Statement of Additional Information” has not been audited. However, the General Partner believes that such information is accurate and fairly presented.

You should be aware that past performance information cannot predict how the Partnership will perform in the future. It is possible that the Partnership will incur losses in the future.

ACTUAL PERFORMANCE RECORD OF TUDOR FUND FOR EMPLOYEES L.P.

Rates of Return (1)(2)

	2004	2003	2002	2001	2000	1999
January	-0.14%	-1.05%	1.55%	-0.64%	-0.85%	-4.05%
February	0.58%	-2.71%	0.64%	2.38%	5.10%	6.31%
March	7.67%	-1.55%	1.24%	8.21%	-7.98%	-6.03%
April	0.39%	1.89%	2.71%	-4.11%	-0.43%	-2.46%
May	-1.34%	0.59%	4.88%	1.26%	5.69%	-0.94%
June		3.38%	5.76%	3.20%	-3.87%	-1.46%
July		-2.15%	-2.26%	4.45%	-0.95%	3.39%
August		2.56%	-1.12%	5.87%	1.81%	2.05%
September		8.30%	1.57%	4.07%	6.54%	0.07%
October		-3.88%	-0.54%	2.05%	-1.92%	4.52%
November		0.66%	4.08%	-4.19%	8.34%	4.49%
December		3.57%	1.31%	1.40%	11.70%	2.01%

Annual (Period) Rate of Return(3)	7.11%	9.38%	21.34%	25.83%	23.69%	7.35%

Name of Fund:	Tudor Fund For Employees L.P.
Type of Fund:	Publicly Offered
Inception of Trading:	July 2, 1990
Aggregate Subscriptions Since Inception(3):	$75,724,000
Aggregate Redemptions Since Inception(3):	$50,208,000
Current Net Assets(3):	$69,501,000
Largest Monthly Percentage Drawdown(4):	March 2000 (-7.98%)
Worst Peak to Valley Percentage Drawdown(5):	March 1, 1999 - June 30, 1999 (-10.53%)

The performance data presented above have been calculated on an accrual basis of accounting in accordance with United States generally accepted accounting principles.

(1)	“Monthly Rate of Return” is calculated by dividing Net Performance by Beginning Net Assets plus Additions (as such terms are defined below). Monthly Rate of Return does not take into account Withdrawals (as such term is defined below). Because Withdrawals occur only at month-end, their effect on the calculation of Monthly Rate of Return is not material.
“Additions” represents all additional capital contributed during a month.
“Beginning Net Assets” represents the sum of cash and cash equivalents and the equity in the Partnership accounts, less accrued and paid expenses as of the beginning of a month.
“Net Performance” represents the change in Net Assets, net of Additions and Withdrawals.
“Net Assets” means the market value of the Partnership’s assets less any accrued liabilities.
“Withdrawals” represents all withdrawals of capital during a month.
(2)	“Annual (Period) Rate of Return” is calculated by determining the rate of return for each month during the relevant period and compounding such returns by subsequent monthly rates of return achieved during such period.
(3)	As of June 1, 2004.
(4)	“Largest Monthly Percentage Drawdown” represents the greatest percentage decline in month-end Net Assets due to losses sustained by the Partnership during any one-month period shown in the table.
(5)	“Worst Peak to Valley Percentage Drawdown” represents the greatest cumulative percentage decline in Net Assets (from the beginning of a month to the end of a subsequent month) due to losses sustained during any period shown in the table in which Net Assets at any prior month-end are not equaled or exceeded by subsequent Net Assets.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

REPORTING TO POOL PARTICIPANTS

The General Partner is required by the CFTC and the NFA to provide each Limited Partner with monthly statements of account and certified annual reports of the Partnership’s financial condition. Monthly reports include performance, financial, and other required information.

In addition, the General Partner will mail a notice to each Limited Partner within seven business days if any of the following events occur:

•	the Net Asset Value of a Unit decreases to or below 50% of the value at the previous year-end,

•	there is any change in the general partner,

•	there is any change in the Partnership’s fiscal year, or

•	the Limited Partnership Agreement is amended.

The General Partner is required to provide each Limited Partner with certified annual reports of financial condition for the Partnership that contain audited financial statements that are prepared in accordance with United States generally accepted accounting principles and that are certified by an independent public accountant (including a statement of income and a statement of financial condition). This annual information must be provided no later than 90 days after the close of each fiscal year. The General Partner also endeavors to provide tax information that is necessary to prepare a Limited Partner’s return within 90 days after the close of each fiscal year.

THE TRADING ADVISOR

Trading Advisor and Principals

Tudor Investment Corporation (“TIC” or the “Trading Advisor”) is the trading advisor to the Partnership, and makes all trading decisions for the Partnership. TIC’s principal office is located at 1275 King Street, Greenwich, Connecticut 06831. TIC’s other offices are based in Boston, Massachusetts, New York City, Washington, D.C., Surrey, England and London, England. TIC was incorporated in November 1980 to be a commodity floor broker. TIC also began providing commodities trading advice and began managing commodities accounts in July 1984. TIC has been registered with the CFTC as a CPO and CTA since April 17, 1984, and has been a member of the NFA since May 24, 1984. TIC is not registered as an investment adviser under the Advisers Act. In October 1993, TIC began to provide advisory and management services to investors that primarily trade equity securities.

TIC and its United Kingdom affiliate, Tudor Capital (U.K.), L.P., act as general partner and/or trading advisor or sub-advisor to other United States and non-United States investment funds that invest in global (including emerging market) fixed income and equity securities, currencies, commodities, and derivatives. Tudor Capital (U.K.), L.P. is an authorized person under the rules of the Financial Services Authority in the United Kingdom, is registered with the CFTC as a CPO and CTA and is a member of the NFA in such capacities. Tudor Capital (U.K.), L.P. is not registered as an investment adviser under the Advisers Act. TIC and its affiliates currently manage approximately $9.4 billion in the commodity, currency and securities markets for an international clientele.

The Trading Advisor does not currently own any Units, although it is permitted to do so. Any purchases made by it would be for investment purposes. Principals and employees of the Trading Advisor have previously purchased Units, and it is expected that they will continue to do so. There is no limitation on the number of Units that may be purchased by the Trading Advisor, its affiliates, and their principals and employees.

The principals of the Trading Advisor are:

Paul Tudor Jones, II	Chairman and Chief Executive Officer
Mark F. Dalton	President
John G. Macfarlane, III	Managing Director and Chief Operating Officer
James J. Pallotta	Managing Director and Director-Equities Group
Andrew S. Paul	Managing Director, Secretary and General Counsel
John R. Torell	Managing Director and Chief Financial Officer
Mark R. Nicholson	Managing Director of TIC’s UK affiliates
Mark A. Withy	Managing Director of TIC’s UK affiliates
Robert P. Forlenza	Managing Director
Richard L. Fisher	Senior Vice President of Dunavant Enterprises, Inc.

Mr. Jones is currently the only principal of the Trading Advisor who makes trading decisions for the Partnership. Each of the principals is a Director of the Trading Advisor and, with the exception of Mr. Fisher, is employed by the Trading Advisor and/or its affiliates. Messrs. Jones, Dalton, Macfarlane, Paul, Pallotta and Torell, together with Thomas Bannatyne, Mark Hillery and Mark Houghton-Berry, are the members of TIC’s Management Committee. Messrs. Jones, Dalton, Macfarlane, Paul, Torell, Nicholson and Withy are also principals of Tudor Capital (U.K.), L.P. Tudor Delaware Trust, a business trust that directly owns the Trading Advisor, is also a principal of the Trading Advisor.

Business Backgrounds

Paul Tudor Jones, II.    The Trading Advisor is and has been controlled continuously by Mr. Jones. A staff of directors, officers, employees, and employee traders assists Mr. Jones in the Trading Advisor’s and its affiliates’ business activities.

Mr. Jones, age 49, is the Chairman and Chief Executive Officer and the controlling principal of the Trading Advisor, which is a trading advisor and pool operator for several commodity pools and investment funds. Mr. Jones has traded commodity interests for his proprietary accounts since September 1977 and for customer accounts since January 1981. Mr. Jones is a member of the Commodity Exchange, Inc., the New York Board of Trade, Inc., the Chicago Board of Trade, and the Chicago Mercantile Exchange. Mr. Jones served as Chairman of the New York Cotton Exchange (which is now a division of the New York Board of Trade) from August 1992 through June 1995. Mr. Jones is the Founder and a Director of The Robin Hood Foundation, a charitable foundation, and is a Director of the National Fish and Wildlife Foundation and the Everglades Foundation Inc.

Mark F. Dalton.    Mr. Dalton, age 53, has been the President of the Trading Advisor since September 1988. Prior to joining the Trading Advisor, Mr. Dalton was employed by Kidder, Peabody & Co. Incorporated where he served in various senior positions, including Chief Financial Officer. Mr. Dalton is also a Director of Progenics Pharmaceuticals, Inc., Cathay Investment Fund Limited and certain not-for-profit educational and charitable organizations. Mr. Dalton does not participate in the trading of commodity interest contracts for customer accounts of the Trading Advisor or its affiliates.

John G. Macfarlane, III.    Mr. Macfarlane, age 49, is the Chief Operating Officer and a Managing Director of the Trading Advisor. Prior to joining the Trading Advisor in January 1998, Mr. Macfarlane was employed by Salomon Brothers and its affiliates where he served in various senior positions, including Managing Director and head of United States and Asian Fixed Income Derivatives, and Treasurer. Mr. Macfarlane, III is a director of certain not-for-profit educational and charitable organizations. Mr. Macfarlane does not participate in the trading of customer accounts of the Trading Advisor or its affiliates.

James J. Pallotta.    Mr. Pallotta, age 46, is a Managing Director of the Trading Advisor and has been the Director—U.S. Equities Group of the Trading Advisor since November 1996. Mr. Pallotta was previously a principal portfolio manager at Essex Investment Management Company, Inc. (“Essex”). He joined Essex in 1983 as a Vice President, became a Senior Vice President and the Director of Research in 1989, and commenced managing client funds in January 1989. He became a member of the Board of Directors of Essex in 1990. Mr. Pallotta joined the Trading Advisor in August 1993.

Andrew S. Paul.    Mr. Paul, age 51, is a Managing Director, the General Counsel and the Secretary of the Trading Advisor. Mr. Paul joined the Trading Advisor in July 1989. Mr. Paul does not participate in the trading of customer accounts for the Trading Advisor or its affiliates.

John R. Torell.    Mr. Torell, age 41, is a Managing Director and the Chief Financial Officer of the Trading Advisor. Mr. Torell does not participate in the trading of customer accounts for the Trading Advisor or its affiliates.

Mark R. Nicholson.    Mr. Nicholson, age 44, is a Managing Director of an affiliate of the Trading Advisor. Mr. Nicholson joined such affiliate in April 1994. Mr. Nicholson does not participate in the trading of customer accounts for the Trading Advisor or its affiliates.

Mark A. Withy.    Mr. Withy, age 37, is a Managing Director of an affiliate of the Trading Advisor that maintains offices in Surrey and London, England. Mr. Withy joined such affiliate in March 1995. Mr. Withy does not participate in the trading of customer accounts of the Trading Advisor or its affiliates.

Robert P. Forlenza.    Mr. Forlenza, age 48, is a Managing Director of the Trading Advisor. Mr. Forlenza joined the Trading Advisor in January 1995. From 1989 until January 1995, Mr. Forlenza was a Vice President of Carlisle Capital Corporation, a private leveraged buyout firm. Mr. Forlenza is also a director of PRT Group Inc. and various private companies in the United States. Mr. Forlenza does not participate in the trading of commodity interest contracts for customer accounts of the Trading Advisor or its affiliates.

Richard L. Fisher.    Mr. Fisher, age 50, is an outside Director of the Trading Advisor. Since September 1983, Mr. Fisher has been a Senior Vice President of Dunavant Enterprises, Inc. Mr. Fisher has been a Director of the Trading Advisor since June 1991. Mr. Fisher does not participate in the trading or day-to-day management of the Trading Advisor or its affiliates.

Proprietary Trading by the Trading Advisor, Mr. Jones, and their Affiliates

The Trading Advisor, Mr. Jones, and certain of their affiliates, principals, and employees trade commodity interest contracts for proprietary accounts. In his proprietary trading, Mr. Jones generally has followed the same basic trading methods and strategies since 1976. Mr. Jones generally trades proprietary accounts in parallel with customer accounts. However, Mr. Jones generally assumes more risk when trading proprietary accounts than he normally assumes when trading customer accounts.

Material Administrative, Civil or Criminal Actions

There has been no material administrative, civil, or criminal action against the Trading Advisor, its affiliated entities (including the General Partner or BPL), or their principals within the last five years, except for the following:

On October 31, 2000, a private civil lawsuit was filed in the United States District Court for the District of Delaware against Art Technology Group, Inc., (“ATG”), the Trading Advisor, and certain investment funds and other entities managed by or affiliated with the Trading Advisor. The Partnership was not named as a defendant. The lawsuit alleged that certain of the defendants realized substantial profits in transactions of equity securities of ATG that are subject to short-swing profit recovery under Section 16(b) of the Exchange Act. The Trading

Advisor strongly disputed such allegations. However, on April 18, 2002, the court approved a settlement agreement pursuant to which the defendants paid ATG $1.45 million.

THE MANAGEMENT AGREEMENT

The Trading Advisor has entered into a Management Agreement with the Partnership. The Management Agreement gives the Trading Advisor sole responsibility (except in certain limited situations) for managing the Partnership’s investment in commodity interest contracts.

Term

The Management Agreement renews automatically each year, but may be terminated by either party upon 24 hours’ prior written notice to the other party. In addition, the Management Agreement will terminate immediately if:

•	the Partnership terminates or is dissolved,

•	the Trading Advisor transfers or consolidates its business with another entity,

•	the Trading Advisor becomes bankrupt or insolvent,

•	the Trading Advisor is unable to use its trading systems or methods for whatever reason,

•	the registration of the Trading Advisor with the CFTC as a CTA or its membership in the NFA expires or is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect,

•	the General Partner decides that a change proposed by the Trading Advisor in the Partnership’s trading is unacceptable to the General Partner,

•	the Trading Advisor materially violates any of the trading policies or any administrative policy of the Partnership,

•	the Partnership or Trading Advisor fails to perform any material obligations under the Management Agreement,

•	Paul Tudor Jones, II ceases to be the majority stockholder of the Trading Advisor or dies or becomes disabled or incapacitated, or

•	the General Partner’s registration with the CFTC as a CPO or its membership in the NFA expires or is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect.

Liability and Indemnification

The Trading Advisor and the Partnership have generally agreed to indemnify each other against most liabilities, except that the Trading Advisor will not be indemnified for costs and expenses that result from its willful misconduct or gross negligence, unless it in good faith reasonably believed that it was acting in the best interest of the Partnership.

BROKERAGE ARRANGEMENTS

Description of the Clearing Brokers

The Trading Advisor uses clearing brokers (the “Clearing Brokers”) to execute and clear commodity interest contract orders for the Partnership. The Partnership has opened separate trading accounts with several Clearing Brokers and pays a fee to each Clearing Broker to execute and clear trades for the Partnership’s account and to perform related administrative functions. The Clearing Brokers are obligated to follow the Trading Advisor’s investment instructions and have no discretion to invest the Partnership’s assets on their own. See “Investment Program and Use of Proceeds—Description of Orders and Order Placement.”

The Partnership and each Clearing Broker have entered into an agreement that governs the Partnership’s trading accounts. Each agreement may be terminated by either party at any time. If an agreement is terminated, the General Partner may have to retain a new Clearing Broker to replace the terminated broker. The General Partner will do its best to obtain a favorable fee structure with any new Clearing Brokers. However, there is no assurance that the fees and terms of a new agreement will be similar to those of current agreements.

The Clearing Brokers and their principals are not affiliated with the General Partner, the Trading Advisor, BPL, or any of their principals, affiliates, officers, or directors. The Clearing Brokers are not permitted to purchase or hold Units.

The following table shows the Clearing Brokers with which the Partnership currently holds trading accounts.

Clearing Broker	Main Business Office	Regulatory Organization Memberships and Registrations
Barclays Capital Inc.	222 Broadway New York, NY 10038 Tel.: 212-412-6830	• Registered with CFTC as an FCM. • Member of NFA as an FCM. • Registered with SEC as a B-D. • Member of NASD as a B-D.
Bear, Stearns Securities Corp.	One Metrotech Center North Brooklyn, New York 11201 Tel.: 212-272-1000	• Registered with CFTC as an FCM. • Member of NFA as an FCM. • Registered with SEC as a B-D. • Member of NASD as a B-D.
Cargill Investor Services, Inc. • An affiliate of the Selling Agent for the Partnership and certain other partnerships sponsored by the Trading Advisor	Sears Tower 233 South Wacker Drive Suite 2300 Chicago, Illinois 60606 Tel.: 312-460-4000	• Registered with CFTC as an FCM. • Member of NFA as an FCM.
Citigroup Global Markets, Inc.	388 Greenwich Street	• Registered with CFTC as an FCM.
(formerly known as Salomon Smith Barney Inc.)	New York, New York 10013 Tel.: 212-816-6000	• Member of NFA as an FCM. • Registered with SEC as a B-D.
• Member of NASD as a B-D.
Credit Suisse First Boston LLC	11 Madison Avenue New York, NY 10010 Tel.: 212-325-2000	• Registered with CFTC as an FCM. • Member of NFA as an FCM. • Registered with SEC as a B-D. • Member of NASD as a B-D.
Goldman,Sachs & Co.	85 Broad Street	• Registered with CFTC as an FCM.
	New York, New York 10004	• Member of NFA as an FCM.
	Tel.: 212-902-1000	• Registered with SEC as a B-D.
• Member of NASD as a B-D.
J.P. Morgan Futures, Inc.	60 Wall Street	• Registered with CFTC as an FCM.
	New York, New York 10260	• Member of NFA as an FCM.
Tel.: 212-648-6560

Clearing Broker	Main Business Office	Regulatory Organization Memberships and Registrations
Lehman Brothers Inc.	Three World Financial Center	• Registered with CFTC as an FCM.
	New York, New York 10285	• Member of NFA as an FCM.
	Tel.: 212-526-7000	• Registered with SEC as a B-D.
• Member of NASD as a B-D.
Merrill Lynch Futures Inc.	250 Vesey Street	• Registered with CFTC as an FCM.
	23rd Floor	• Member of NFA as an FCM.
New York, New York 10281
Tel.: 212-449-1000
Morgan Stanley & Co.	1585 Broadway	• Registered with CFTC as an FCM.
Incorporated	New York, New York 10036	• Member of NFA as an FCM.
	Tel.: 212-761-4000	• Registered with SEC as a B-D.
• Member of NASD as a B-D.
Morgan Stanley & Co.	25 Cabot Square	• Member of U.K. Securities and
International Limited	Canary Wharf	Futures Authority Limited.
London E14 4QA England
Tel.: 44-171-425-8000
Prudential Securities	One Seaport Plaza	• Registered with CFTC as an FCM.
Incorporated	New York, New York 10292	• Member of NFA as an FCM.
	Tel.: 212-214-1000	• Registered with SEC as a B-D.
• Member of NASD as a B-D.

Recent Material Actions Against Clearing Brokers

In the ordinary course of their businesses, some of the Clearing Brokers are involved in various administrative and legal actions, some of which seek significant damages and others that the Clearing Brokers believe will not have an adverse effect on them.

The material administrative and legal actions of each Clearing Broker, whether pending or concluded, during the five years preceding the date of this Prospectus are listed in the table below with short descriptions of such actions.

In addition to the specific actions listed in the table, certain of the Clearing Brokers used by the Partnership are involved in the following actions:

SEC Market-Makers Investigation

•	In 1994, the SEC began an investigation of major broker-dealers into charges that the broker-dealers failed to provide the best prices for customer orders, intentionally delayed trading reports, failed to honor NASDAQ prices, and failed to adequately supervise traders.

•	In January 1999, the broker-dealers settled the case with the SEC by agreeing to aggregate fines of more than $26 million and the suspension of a total of 51 traders. As part of the settlement, the broker-dealers also agreed to have an independent consultant monitor the broker-dealers’ compliance with trading rules. In the settlement agreement, the broker-dealers did not admit or deny any wrongdoing.

Municipal Bond Advance Refunding Investigation

•	Beginning in January 1998, the SEC commenced actions against several brokers alleging “yield burning” in municipal bond offerings. Yield burning occurs when bonds are excessively marked up by a broker in municipal bond advance refundings.

•	In April 2000, ten brokers settled with the SEC and agreed to pay a total of $124 million to settle the SEC’s claims and certain tax-related claims of the IRS. The brokers paid an additional $15 million to the affected municipalities.

Municipal Bond Advance Refunding Litigation

•	A civil class action was filed in November 1998 in the U.S. District Court for the Middle District of Florida alleging that, pursuant to a nationwide conspiracy, 17 brokers charged excessive mark-ups in connection with advance refunding transactions. In October 1999, the defendants moved to dismiss the complaint. The 17 defendants have entered into a court-approved settlement agreement.

Class Action Underwriting Fee Litigation

•	In March 1999, a civil class action was filed in the DC/SDNY against several broker-dealers alleging that such broker-dealers conspired to violate the federal antitrust laws by charging artificially high fees, or gross spreads, of 7% in connection with the underwriting of initial public offerings of securities (“IPOs”) by United States companies, involving IPOs of $20-$80 million. The claims allege that the fees charged by the broker-dealers were fixed and maintained at “supercompetitive” and “artificially inflated levels,” because the defendants jointly conspired and refused to compete on price in that IPO market. The plaintiffs seek treble damages and injunctive relief. Several additional lawsuits making the same allegations have been filed.

IPO Allocation Matters

•	In March 2001, a purported class action complaint was filed in the DC/SDNY against seven underwriters of various IPOs, alleging that the defendants conspired to increase underwriters’ compensation and the prices at which securities traded after the IPOs in violation of the federal antitrust laws. The complaint also alleges that the defendants required customers who wanted large allocations of IPO securities to pay undisclosed and excessive underwriters’ compensation in the form of increased brokerage commissions, required customers to agree to buy shares of securities in the aftermarket at prices higher than the IPO price, and required that these purchases be made at escalating price levels designed to inflate the price of the securities in the secondary market. In 2001, several other purported class action complaints making similar claims and alleging violations of federal and/or state antitrust laws were filed against the defendants and numerous other underwriters in the DC/SDNY. These complaints have been consolidated before one judge in the DC/SDNY.

•	In addition, in 2001 numerous purported class actions were filed in the DC/SDNY against certain issuers of IPO securities, certain officers of those issuers, and certain underwriters of those IPOs, purportedly on behalf of purchasers of stock in the IPOs or the aftermarket. Many of these complaints allege: (i) violation of Sections 11 and 12(a)(2) of the Securities Act of 1933 as amended (the “Securities Act”); (ii) violation of Section 10(b) of the Exchange Act; (iii) that continuous “buy” recommendations by the defendants' research analysts improperly increased or sustained the prices at which the securities traded in the aftermarket. These various class action complaints have been coordinated for pre-trial purposes before one judge in the DC/SDNY (different from the judge handling the antitrust complaints). On February 19, 2003, the presiding judge granted in part, and denied in part, numerous motions to dismiss the plaintiffs’ complaints.

•	There are ongoing investigations being conducted by the SEC and NASD concerning the allocation of IPOs by certain securities firms.

IPO Underpricing Matters

•

Various class action lawsuits, lawsuits filed by individual issuers, and regulatory authority inquiries are ongoing alleging, among other things, that certain securities firms intentionally underpriced IPOs for certain securities distributions in order to benefit preferred customers of these securities firms, and concurrently that such securities firms shared, by virtue of increased commissions or otherwise, in the profits of such favored clients.

Research Analyst Conflict of Interest Investigation and Related Actions

•	In December 2002, the SEC, the New York Stock Exchange (“NYSE”), the NASD, and the North American Securities Administrators Association (“NASAA,” an association representing state securities regulators) reached a global settlement in principle, which was subsequently finalized in April 2003, with numerous securities firms that have brokerage operations in the United States, to resolve allegations claiming that these firms exploited conflicts of interest between their respective research and investment banking divisions. The terms of the settlement included implementation of operational reforms and safeguards to insulate research analysts from investment banking interests, payment of penalties, restitution, and other sanctions totaling over $1.4 billion, and the obligation to provide investor education and independent, third-party investment research to clients.

•	There exist numerous investor class action lawsuits asserted against securities firms regarding such firms’ alleged exploitation of the conflicts of interest between their respective research analyst and investment banking divisions.

Record-keeping Requirements Investigation

•	In December 2002, the SEC, the NYSE, and the NASD settled an action against a group of securities firms’ broker-dealer units in connection with alleged violations of Section 17(a) of the Exchange Act, Rule 17a-4 thereunder, NYSE Rules 440 and 342, and NASD Rules 3010 and 3110, which govern record-keeping requirements mandating the preservation of e-mail communications. Through the settlement, the securities firms consented to the payment of fines totaling $8.5 million and agreed to reform their supervisory systems and operational procedures in order to ensure compliance with such regulations.

Global Crossing Litigation

•	In November 2002, a purported class action lawsuit was filed in the SDNY against underwriters of various securities offerings by Global Crossing, Ltd. The suit alleges, among other things, violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, Sections 10(b), 14(a), and 20(a) of the Securities Exchange Act of 1934, and Rules 10b-5 and 14a-9 thereunder, in connection with the alleged dissemination of misleading research reports concerning Global Crossing and Asia Global Crossing Ltd.

Adelphia Litigation

•	Multiple civil actions and adversary proceedings have been brought against certain investment banks as lenders and underwriters affiliated with Adelphia Communications Corporation. The actions allege, among other things, violations of federal and state securities laws as well as violations of the Bank Holding Company Act, and include bankruptcy and common law causes of action in connection with alleged misstatements in certain Adelphia securities offerings and alleged fraudulent conveyances made by Adelphia to certain defendants.

Enron Litigation

•	Various class action lawsuits, lawsuits filed by individuals, derivative suits, bankruptcy adversary proceedings, regulatory authority lawsuits and inquiries are ongoing in connection with Enron Corp. and certain of its affiliates. Such actions allege, among other things, that certain securities firms violated various state and federal securities laws and state unfair competition statutes, and are liable under the common law actions of misrepresentation, common law fraud, unjust enrichment, breach of fiduciary duty, conspiracy, negligence and breach of contract.

Specialist Matters

•	A number of specialist firms affiliated with investment banking entities have been named as defendants in various purported class action lawsuits in the SDNY alleging violations of federal securities laws in connection with NYSE floor specialist activities. On February 17, 2004, a number of such specialist firms agreed in principle to a global settlement with the SEC and NYSE to resolve charges that the firms violated certain federal securities laws and NYSE rules in connection with their activities as NYSE specialists from 1999 through 2003. The settlement would not affect the related civil actions.

WorldCom Litigation

•	Numerous civil actions are ongoing against various underwriters of securities of WorldCom, Inc. and certain executive officers and current and former employees of WorldCom. The suits allege, among other things, violations of Sections 11 and 12(a)(2) of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder in connection with the alleged issuance of misleading WorldCom registration statements and misleading research reports.

The Clearing Brokers that were named as defendants in the foregoing actions are identified in the following table.

Clearing Broker	Description
Bear Stearns Securities Corp. (“BSSC”)

•   In May 2000, in a case before the DC/SDNY, Bear Stearns & Co. Inc. (“Bear Stearns”) and an affiliate were found liable for negligence to a former customer in connection with certain foreign currency futures trading and over-the-counter foreign exchange currency transactions and were ordered to pay $111.5 million in damages. In September 2002, the U.S. Court of Appeals for the Second Circuit (“Second Circuit”) overturned the verdict. Subsequently, the plaintiff sought reargument. In December 2002, the Second Circuit denied the plaintiff’s motion for reargument.

•   Bear Stearns and BSSC are defendants in several actions resulting from their relationship with A.R. Baron & Company, Inc. (“Baron”) for which Bear Stearns provided clearing services and financing. The actions allege, among other things, certain securities law violations, including certain market manipulation claims, fraud, and breach of fiduciary duty. BSSC previously settled an administrative proceeding filed by the SEC in connection with its activities on behalf of Baron.

• Bear Stearns was a defendant in the SEC Market-Makers Investigation.
• Bear Stearns is a defendant in the Class Action Underwriting Fee Litigation.
• Bear Stearns is a defendant in the IPO Allocation Matters.
• Bear Stearns is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.
• Bear Stearns is a defendant in the Enron Litigation.
• Bear Stearns is a defendant in the Specialist Matters.

Clearing Broker	Description
Citigroup Global Markets, Inc. (formerly known as Salomon Smith Barney Inc.) (“CGMI”)

•   In March 1999, a complaint seeking in excess of $250 million was filed by a hedge fund and its investment advisor against CGMI in the Supreme Court of the State of New York, County of New York. The complaint included allegations that, while acting as prime broker for the hedge fund, CGMI breached its contracts with the plaintiffs, misused their monies, and engaged in tortious (wrongful) conduct, including breaching its fiduciary duties. CGMI asked the court to dismiss the complaint in full. In October 1999, the court dismissed the tort claims, including the breach of fiduciary duty claims. The court allowed the breach of contract and misuse of money claims to stand. CGMI continues to contest this lawsuit.

•   CGMI has been named a defendant, along with numerous other securities firms, in certain investor class action lawsuits and regulatory inquiries arising from the collapse of Enron. These proceedings involve claims of violations of the securities laws, violations of the Racketeer Influenced and Corrupt Organization Act (“RICO”), violations of ERISA, breach of implied fiduciary duties, gross negligence and fraud in connection with the administration of an Enron credit facility, common law fraud, misrepresentation, and conspiracy.

• CGMI is a defendant in the Municipal Bond Advance Refunding Litigation.
• CGMI was a defendant in the Municipal Bond Advance Refunding Investigation.
• CGMI was a defendant in the SEC Market-Makers Investigation.
• CGMI was a defendant in the Class Action Underwriting Fee Litigation.
• CGMI is a defendant in the IPO Allocation Matters.
• CGMI is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.
• CGMI was a defendant in the Record-keeping Requirements Investigation.
• CGMI is a defendant in the Enron Litigation.
• CGMI is a defendant in the WorldCom Litigation.
• CGMI is a defendant in the Global Crossing Litigation.
• CGMI is a defendant in the Adelphia Litigation.
Credit Suisse First Boston LLC (“CSFB”)

•   In 1999, the U.K. Securities and Futures Authority (“SFA”), a regulator later succeeded by the FSA, commenced an inquiry into the activities of Credit Suisse First Boston International (“CSFBI”), a derivatives-based business that is an affiliate of CSFB. CSFBI was concurrently being investigated in the same matter by the Financial Supervisory Agency of Japan. In December 2002, the FSA and CSFBI reached a final settlement of this matter; in connection therewith, CSFBI paid a fine to the FSA, and the FSA concluded that between 1995 and 1998 CSFBI’s conduct violated certain UK regulatory rules covering internal organization and controls and relationships with regulators.

Clearing Broker	Description
• CSFB is a defendant in the Municipal Bond Advance Refunding Litigation.
• CSFB was a defendant in the Municipal Bond Advance Refunding Investigation.
• CSFB is a defendant in the SEC Market-Makers Investigation.
• CSFB is a defendant in the Class Action Underwriting Fee Litigation.
• CSFB is a defendant in the IPO Allocation Matters.
• CSFB is a defendant in the IPO Underpricing Matters.
• CSFB is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.
• CSFB is a defendant in the Enron Litigation.
• CSFB is a defendant in the Adelphia Litigation.
Goldman, Sachs & Co. (“Goldman”)

•   In July 2003, Goldman and The Goldman Sachs Group, Inc. (“GSGI”) were named as defendants in a purported class action filed in the U.S. District Court for the District of Nevada on behalf of purchasers of GSGI stock from July 1, 1999 through May 7, 2002, alleging that the defendants breached their fiduciary duty and violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in connection with certain research activities.

•   In September 2004, the SEC and Goldman settled an administrative proceeding arising from trading in U.S. Treasury bonds, alleging that Goldman violated Sections 15(c)(1) and 15(f) of, and Rule 15c1-2 under, the Exchange Act. Pursuant to such settlement, Goldman consented to the entry of an order requiring it to, among other things, pay disgorgement and interest in the amount of $1,742,642 and a civil monetary penalty of $5 million.

• Goldman is a defendant in the Municipal Bond Advance Refunding Litigation.
• Goldman was a defendant in the Municipal Bond Advance Refunding Investigation.
• Goldman was a defendant in the SEC Market-Makers Litigation.
• Goldman is a defendant in the Class Action Underwriting Fee Litigation.
• Goldman is a defendant in the IPO Allocation Matters.
• Goldman is a defendant in the IPO Underpricing Matters.
• Goldman is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.
• Goldman was a defendant in the Record-keeping Requirements Investigation.
• Goldman is a defendant in the Enron Litigation.
• Goldman is a defendant in the Specialist Matters.
• Goldman is a defendant in the WorldCom Litigation.
• Goldman is a defendant in the Global Crossing Litigation.
• Goldman is a defendant in the Adelphia Litigation.

Clearing Broker	Description
J.P. Morgan Futures, Inc. (“JP Morgan Futures”)

•   In February 2003, the NASD censured JP Morgan Securities Inc., a subsidiary of JP Morgan Chase & Co. (“JP Morgan”), and fined it $6 million for activities it found to constitute unlawful profit sharing by Hambrecht & Quist Group prior to its acquisition in 2000.

•   JP Morgan has been named a defendant, along with numerous other securities firms, in certain investor class action lawsuits and regulatory inquiries arising from the collapse of Enron. These proceedings involve claims of violations of the securities laws, violations of RICO, violations of ERISA, breach of implied fiduciary duties, gross negligence and fraud in connection with the administration of an Enron credit facility, common law fraud, misrepresentation, and conspiracy.

• JP Morgan is a defendant in the IPO Allocation Matters.
• JP Morgan is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.
• JP Morgan is a defendant in the Enron Litigation.
• JP Morgan is a defendant in the WorldCom Litigation.
Lehman Brothers Inc. (“Lehman”)	• Lehman is a defendant in the Municipal Bond Advance Refunding Litigation.
• Lehman was a defendant in the Municipal Bond Advance Refunding Investigation.
• Lehman was a defendant in the SEC Market-Makers Investigation.
• Lehman is a defendant in the IPO Allocation Matters.
• Lehman is a defendant in the IPO Underpricing Matters.

•   Lehman is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.

•   Lehman is a defendant in the Enron Litigation.

•   Lehman is a defendant in the WorldCom Litigation.

Merrill Lynch Futures Inc. (“Merrill Lynch”)

•   In April 2000, MLPFS consented to an SEC order, under which MLPFS, without admitting or denying the allegations, consented to a finding that MLPFS had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act. MLPFS agreed to cease and desist from committing or causing any present or future violations of these securities regulations, and to pay a total of $5.6 million in penalties.

•   In March 2003, Merrill Lynch & Co., Inc. (“Merrill Lynch & Co.”), the parent of Merrill Lynch, consented to an injunctive action instituted by the SEC. In its complaint, the SEC alleged that Merrill Lynch & Co. and certain of its employees had aided and abetted Enron in the commission of securities fraud, in violation of Sections 10(b), 13(a), 13(b)(2), and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-3 and 13b2-1 thereunder, in connection with two 1999 transactions between Merrill Lynch & Co. and Enron whose purpose and effect was to overstate Enron’s 1999 financial results. Without admitting or denying the allegations, Merrill Lynch & Co. agreed to pay a total of $80 million in disgorgement, penalties and interest and to cease and desist from violating the above-referenced securities regulations.

Clearing Broker	Description
• MLPFS is a defendant in the Class Action Underwriting Fee Litigation.
• MLPFS was a defendant in the Municipal Bond Advance Refunding Investigation.
• MLPFS is a defendant in the IPO Allocation Matters.

•   MLPFS is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions.

•   MLPFS is a defendant in the Enron Litigation.

•   MLPFS is a defendant in the WorldCom Litigation.

•   MLPFS is a defendant in the Global Crossing Litigation.

Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

•   In October 1996, the Market Surveillance Committee of the NASD filed a formal complaint against Morgan Stanley that alleged violations of certain NASD rules relating to manipulative and deceptive practices, locked and crossed markets, and failure to supervise. In April 1998, the Committee ruled that Morgan Stanley had engaged in manipulative and deceptive practices and had locked or crossed markets, but not that Morgan Stanley had failed to supervise traders. Upon appeal, in January 2000, the National Adjudicatory Counsel upheld the Committee’s decision, and reduced to $495,000 the fine imposed upon Morgan Stanley by the Committee.

• Morgan Stanley is a defendant in the Municipal Bond Advance Refunding Litigation.
• Morgan Stanley was a defendant in the Municipal Bond Advance Refunding Investigation.
• Morgan Stanley was a defendant in the SEC Market-Makers Investigation.
• Morgan Stanley is a defendant in the Class Action Underwriting Fee Litigation.
• Morgan Stanley is a defendant in the IPO Allocation Matters.
• Morgan Stanley is a defendant in the IPO Underpricing Matters.
• Morgan Stanley is a defendant in the Research Analyst Conflict of Interest Investigation and Related Actions. • Morgan Stanley is a defendant in the Record-keeping Requirements Investigation.
Prudential Securities Incorporated (“Prudential”)

•   In December 1998, the SEC alleged that Prudential failed to supervise adequately one of its representatives in violation of the Securities Act, and in January, 2001 imposed sanctions and filed a cease-and-desist order against Prudential. Without admitting or denying the findings, Prudential consented to a censure and the payment of a fine of $800,000.

•   In October 2002, Prudential settled CFTC allegations which asserted that certain former employees of Prudential failed immediately to record account identifiers and order times and that Prudential failed to provide certain order tickets to the CFTC. Prudential paid the CFTC a fine totaling $65,000 and agreed to ensure proper preparation of order tickets and to comply with CFTC rules and regulations in the future.

Clearing Broker	Description

•   In October 2002, in a class action suit instituted against Prudential, an Ohio jury awarded the plaintiffs $11.7 million in compensatory damages and $250 million in punitive damages. In their complaint, the plaintiffs alleged that a former Prudential financial advisor transferred clients’ monies from one type of fund to another without proper authorization. Prudential intends to bring a motion to set aside the damages, or, if such motion is unsuccessful, to appeal the court’s award of damages.

• Prudential was a defendant in the SEC Market-Makers Investigation.
• Prudential was a defendant in the Municipal Bond Advance Refunding Investigation.
• Prudential is a defendant in the Municipal Bond Advance Refunding Litigation.
• Prudential is a defendant in the Class Action Underwriting Fee Litigation.
• Prudential is a defendant in the IPO Allocation Matters.
• Prudential is a defendant in the Enron Litigation.

Description of Foreign Exchange Agreement with BPL

Bellwether Partners LLC (“BPL”) is the Partnership’s counterparty when it deals in currency spot and forward contracts. BPL is an affiliate of the General Partner and the Trading Advisor. BPL’s offices are located at 1275 King Street, Greenwich, Connecticut 06831. Paul Tudor Jones, II is the Chairman and Chief Executive Officer of BPL. The other principal officers of BPL are generally the same as the principal officers of the General Partner. BPL does not charge the Partnership any commissions or other fees for its services.

BPL provides order execution services, prime brokerage services, information flow, research, analytics, and certain additional middle- and back-office services to the Partnership in connection with the Partnership’s foreign exchange trading. BPL is staffed by investment professionals and experienced back-office personnel that have expertise in the foreign exchange markets. TIC believes that utilizing the services of BPL, its investment professionals, and its middle- and back-office personnel allows the Partnership to obtain better trade execution and more efficient administration than would be generally available from unaffiliated brokers and dealers.

Under the Partnership’s Foreign Exchange Agreement with BPL:

•	BPL purchases and sells spot and forward contracts for currencies and other commodity interests on behalf of the Partnership.

•	BPL takes physical delivery of some currencies at prices mutually agreed upon by BPL and the Partnership.

•	The Partnership enters into a corresponding transaction with BPL for every transaction that BPL enters into with a third party on behalf of the Partnership.

BPL requires the Partnership to deposit and maintain collateral to engage in this type of trading. Normally, the Partnership deposits up to 10% of the Partnership’s Net Assets as collateral. BPL has a security interest in this collateral and may use it for any business purpose. BPL pays interest monthly to the Partnership on any cash collateral at the then-prevailing weekly 90-day United States Treasury bill auction rate. The Partnership is credited with any interest earned on interest-bearing collateral deposited with BPL.

Certain employees of an affiliate of the Trading Advisor located in the United Kingdom are permitted to deal directly with BPL’s counterparties to arrange spot and forward contract transactions between BPL and such counterparties, and between BPL and its customers.

During the preceding five years, neither BPL nor any of its principals, in connection with BPL employment, has been subject to any administrative, civil, or criminal action, whether pending or concluded, which had or would be expected to have a material adverse effect on its business. See “The Trading Advisor—Material Administrative, Civil or Criminal Actions.”

BPL does not currently own any Units, although it is permitted to do so. Any purchases made by it would be for investment purposes. Principals, employees, and affiliates of BPL have previously purchased Units, and it is expected that they will continue to do so.

THE COMMODITIES MARKETS

Futures Contracts

Commodity futures contracts are standardized contracts that are traded on commodity exchanges. A futures contract calls for the future delivery of a specified quantity of a particular commodity at a specified time and place. The size and term of futures contracts on a particular commodity are identical and are not negotiated by the buyer and seller. Futures markets generally are more liquid than the forward contract and interbank markets, because futures contracts are standardized and largely interchangeable.

Futures contracts are traded on various commodities, including agricultural and tropical commodities, industrial commodities, currencies, financial instruments, securities and commodities indices and metals.

A futures contract may be satisfied either by taking (for a buyer) or making (for a seller) physical delivery of a particular commodity or by making an offsetting sale or purchase of an equivalent but opposite futures contract on the same exchange prior to the designated delivery date of the commodity. For example, if a trader sells a December 2005 gold contract, the trader can fulfill its obligation by buying a December 2005 gold contract on the same exchange at any time before delivery is required. The difference between the price at which the first gold contract was sold and the price paid for the offsetting purchase (after brokerage commissions) is the trader’s profit or loss. However, certain futures contracts, such as a futures contract linked to a stock or other financial or economic index, are settled in cash (irrespective of whether any attempt is made to offset such contracts) rather than through delivery of a physical item.

In market terminology, a trader who purchases a futures contract is “long” in the market, and a trader who sells a futures contract is “short” in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as “open trades” or “open positions.” The aggregate amount of open positions held by all traders in a particular contract is referred to as the “open interest” in such contract.

Spot and Forward Contracts

Contracts for future delivery of certain commodities, such as currencies, may also be made off the established exchanges in the “spot market” for immediate delivery or in the “forward market” for future delivery. A forward contract is a contractual right to purchase or sell a specified quantity of an item at or before a certain date in the future at a specified price. A spot contract is either settled within two days or rolled over (i.e., converted) into a new spot contract or into a forward contract. In spot and forward contract trading, a bank or dealer generally acts as principal in the transaction and includes its anticipated profit (i.e., the “spread” between the “bid” and the “asked” prices) and in some instances a “mark-up” in the prices it quotes for contracts.

Unlike futures contracts, spot and forward contracts are not standardized contracts. Spot and forward contracts for a given commodity generally are available in any size (and, in the case of forward contracts, maturity) and are individually negotiated by the parties.

Spot and forward contracts on currencies are traded primarily in the interbank market. The interbank market is an informal network of global participants, primarily major commercial banks, investment banks, brokers and dealers, institutional investors, and sophisticated individuals. Virtually all major currencies are traded in the interbank market.

The interbank market is a 24-hour worldwide market. Trading is generally conducted by telephone, with orders confirmed later in writing. The interbank market is highly liquid, and the volume and size of trades of currencies are much greater than on commodity exchanges.

Neither the interbank market nor participation therein is regulated by the United States Government or by any other regulatory agency. See “Principal Risk Factors—Trading of Spot and Forward Contracts.”

Options

An option on a futures contract or on a physical commodity (a “commodity option”) gives the buyer of the option the right to take a position at a specified price (i.e., the “striking,” “strike,” or “exercise” price) in the underlying futures contract or commodity. The buyer of a “call” option acquires the right to take a long position (i.e., the obligation to take delivery of a specified amount of a specified commodity) in the underlying futures contract or commodity, and the buyer of a “put” option acquires the right to take a short position (i.e., the obligation to make delivery of a specified amount of a specified commodity) in the underlying futures contract or commodity. The purchase price of an option is referred to as its “premium.”

The seller (or “writer”) of an option is obligated to take a futures position or physical commodity at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying futures contract or commodity at the strike price if the buyer exercises the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying futures contract or commodity at the strike price if the buyer exercises the option.

A call option is said to be “in-the-money” if the strike price is below the current market price of the underlying futures contract or physical commodity, and “out-of-the-money” if the strike price is above the current market price. Similarly, a put option is said to be “in-the-money” if the strike price is above the current market price of the underlying futures contract or commodity, and “out-of-the-money” if the strike price is below the current market price.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying futures contract or commodity.

Participants

The two broad classes of persons who trade commodity interest contracts are “hedgers” and “speculators.” Hedging is used to protect against losses that may occur because of price fluctuations. Hedging is usually done by commercial interests (including farmers) and financial institutions. In contrast, a speculator risks its capital with the hope of making profits from price fluctuations in commodity interest contracts. The speculator is, in effect, the risk bearer who assumes the risks that the hedger seeks to avoid. All trades made by the Partnership are for speculative, rather than for hedging, purposes.

Exchanges

Commodity exchanges are centralized facilities for trading futures contracts and options. Among the principal exchanges in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Board of Trade, Inc., and the New York Mercantile Exchange.

Each of the commodity exchanges in the United States has an associated “clearinghouse.” Once trades between members of an exchange have been confirmed, the clearinghouse becomes substituted for each buyer or seller of a contract. The clearinghouse becomes, in effect, the other party to each trader’s open position in the market. Thereafter, each party to a trade looks only to the clearinghouse for performance. Clearinghouses require margin deposits and continuously mark positions to market to provide some assurance that their members will be able to fulfill their contractual obligations. The exchanges also impose speculative position limits and other restrictions on customer positions to help ensure that no single trader can amass a position that would have a major impact on market prices.

In contrast to United States exchanges, many foreign exchanges are “principals markets,” where trades remain the liability of the individual traders involved, and the exchange (or its clearinghouse) does not become substituted for any party. Accordingly, the creditworthiness of a counterparty is an important consideration.

Speculative Position Limits

“Speculative position limits” or “position limits” are the maximum net long or net short speculative position which any trader (other than a hedger, which the Partnership is not) may hold in certain futures or options contracts. These limits are established by the CFTC or the exchanges, primarily to prevent a “corner” on a market or undue influence on prices by any single trader or group of traders.

Daily Price Fluctuation Limits

Most United States commodity exchanges limit the amount of price fluctuation that is permissible during a single trading day for futures and option contracts. These limits are referred to as “daily price fluctuation limits” or “daily limits.” The daily limits establish the maximum amount that the price of a futures or option contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular commodity interest contract, no trades may be made at a price beyond the limit.

Margin

“Initial” or “original” margin is the minimum amount of funds that a trader needs to deposit with its FCM to enter into a futures contract or to maintain an open position in a contract. “Maintenance” margin is the amount (usually a smaller amount than initial margin) to which a trader’s account may decline before he must deliver additional margin.

Margin requirements are calculated daily by an FCM. When the market value of an open futures contract position declines to a point where the margin on deposit does not satisfy maintenance margin requirements, a “variation” margin call is made by the FCM. If the margin call is not met within the required time, the FCM may close out the trader’s position.

DISTRIBUTIONS

The General Partner determines the frequency and amount of distributions, if any. Distributions are made pro rata based on the amount of each Partner’s capital account.

THE LIMITED PARTNERSHIP AGREEMENT

The following is a brief summary of the terms and provisions of the Limited Partnership Agreement of the Partnership. A form of the Limited Partnership Agreement is contained in the “Statement of Additional Information”.

Nature of the Partnership

The Partnership was formed on November 22, 1989 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

The General Partner is liable for all of the Partnership’s liabilities to the extent that the assets of the Partnership (including amounts contributed by Limited Partners or, in certain circumstances, paid out as distributions or redemptions to Limited Partners) are insufficient to discharge such obligations. A Limited Partner’s liability is generally limited to his capital contribution and his share of the Partnership’s profits.

The General Partner may require any Limited Partner to withdraw all or any portion of his capital contribution and profits from the Partnership or transfer his Units in the Partnership to the General Partner or its designee at any month-end on five business days’ written notice.

Management of Partnership Affairs

The Limited Partners do not participate in the management or operations of the Partnership. If a Limited Partner were to participate in the management of the Partnership, he might jeopardize his limited liability.

The General Partner is solely responsible for the management of the Partnership. However, the General Partner may delegate complete trading authority, and has done so to the Trading Advisor.

Other responsibilities of the General Partner include:

•	determining whether the Partnership will make distributions,

•	redeeming Units,

•	preparing monthly and annual reports to Limited Partners,

•	preparing reports, filings, registrations, and other documents required by regulatory authorities,

•	depositing and maintaining the Partnership’s assets in accounts at banks, brokers, and dealers,

•	borrowing money (in connection with depositing margin or utilizing lines of credit for trading purposes),

•	directing the investment of the Partnership’s assets, and

•	entering into agreements on behalf of the Partnership.

Sharing of Profits and Losses

Each Partner has a capital account. The initial balance of a capital account is equal to the amount that the Partner paid for such Partner’s Units. At the close of business on the last day of each calendar month:

•	the Partnership’s Net Assets are determined,

•	each capital account is allocated its proportionate share of the change in Net Asset Value from the end of the prior month,

•	each capital account (except for a 401(k) account) is charged its proportionate share of accrued management fees and accrued incentive fees, if any, and

•	each capital account is reduced for distributions or redemptions, if any.

Each Limited Partner is required to include his pro rata share of the Partnership’s profits or losses in his personal federal income tax return.

Restrictions on Transfers or Assignments

For a description of the restrictions on the ability of a Limited Partner to transfer his Units, see “Transfers and Redemptions.”

Termination of the Partnership

The Partnership will liquidate upon the first to occur of the following:

•	December 31, 2010,

•	agreement of the Limited Partners owning more than 50% of the outstanding Units to dissolve the Partnership,

•	withdrawal, insolvency, termination, dissolution, or liquidation of the General Partner,

•	a decline in the Net Asset Value of a Unit to less than $500,

•	a decline in the Partnership’s aggregate Net Assets to less than $125,000,

•	a change in a law or regulation that would make it unlawful, unreasonable, or imprudent for the Partnership to continue in business,

•	the General Partner determines that the Partnership’s assets in relation to its operating expenses make it unreasonable or imprudent to continue the Partnership, or the General Partner no longer desires to make the Partnership available to, or operate the Partnership for, the persons that are permitted to become Limited Partners, or

•	the occurrence of any event requiring termination of the Partnership.

The General Partner may not withdraw from the Partnership unless it gives the Limited Partners at least 90 days’ prior written notice.

Amendments

The Limited Partnership Agreement may be amended with the approval of the General Partner and Limited Partners owning more than 50% of the outstanding Units. However, for administrative convenience, the General Partner is authorized to amend the Limited Partnership Agreement without the consent of the Limited Partners in certain limited circumstances.

Limited Partners owning more than 50% of the outstanding Units may take the following actions without the consent of the General Partner:

•	amend the Limited Partnership Agreement,

•	dissolve the Partnership,

•	remove the General Partner,

•	elect a new general partner,

•	terminate any contract with the General Partner or any of its affiliates, or

•	approve the sale of all or substantially all of the Partnership’s assets.

Books and Records

The books and records of the Partnership are maintained at its principal office. A Limited Partner may inspect and copy the books and records during normal business hours, if he gives at least 24 hours’ prior written notice to the General Partner. Upon request, copies of such books and records will be sent to any Limited Partner if he pays the costs of copying and delivering the documents.

PLAN OF DISTRIBUTION

Units are offered and sold by the Partnership through CIS Securities, Inc. (the “Selling Agent”) on a best efforts basis. The Selling Agent is an SEC-registered broker-dealer and an NASD member firm. The Selling Agent is not affiliated with the General Partner, the Trading Advisor, BPL, or any of their affiliates. The Selling Agent is not obligated to purchase any Units, but it is required to use its best efforts to sell Units to investors.

Units may be purchased and owned only by

•	employees of the General Partner or the Trading Advisor, or employees of any present or future affiliate or successor of the General Partner or the Trading Advisor,

•	the General Partner, the Trading Advisor, or any present or future affiliate or successor of the General Partner or the Trading Advisor, or

•	the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan.

Units and fractions of Units (to the fourth decimal place) are offered for sale on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1) at a price equal to 100% of the Net Asset Value thereof as of the opening of business on that day. In addition, the General Partner has the discretion to offer Units at other times.

The General Partner holds a subscriber’s deposit for the purchase of Units in a non-interest bearing escrow account at United States Trust Company of New York until it either rejects or accepts the subscription.

Pursuant to a Selling Agreement among the Partnership, the General Partner and Selling Agent, the General Partner (out of its own funds) will pay the Selling Agent $10,000 annually for its selling efforts; provided however that such compensation may not exceed 10% of the net proceeds of the offering of Units.

SUBSCRIPTION PROCEDURE

The minimum subscription is $1,000. You may subscribe for fractions of Units (to the fourth decimal place), as well as whole Units. Subscriptions in excess of the minimum of $1,000 must be made in increments of $1,000.

To subscribe for Units, you must complete, date, and sign a Subscription Agreement and other applicable documents (Exhibits B through E, as applicable), and must deliver these documents to the Selling Agent, along with payment for the Units. In addition, the General Partner at its discretion may request from any subscriber such other information to ensure compliance with applicable anti-money laundering laws, regulations and policies.

Payment may be made by either:

(1)  a check payable to “The Bank of New York, as Escrow Agent for Tudor Fund For Employees L.P.,” or

(2)  a wire transfer of Federal Funds to the Partnership’s escrow account designated as “The Bank of New York, New York, New York, ABA No. 021000018, Account No. GLA/111565, for Credit to Account No. 830633, Tudor Fund For Employees L.P., Reference: [Subscriber’s Name].”

A subscription may not be revoked. However, the General Partner may reject any subscription in whole or in part.

Subscription payments must be received by the time shown in the following table. If a subscription payment is not received within the prescribed time period, the subscription will be held until the next quarterly subscription date.

Type of Payment	Days Prior to First Day of a Calendar Quarter
Checks drawn on New York City bank	2 business days
Checks drawn on out-of-town bank	5 business days
Wire Transfer	1 business day

By subscribing for and purchasing Units, each purchaser (i) acknowledges that the General Partner, the Selling Agent, the Trading Advisor and the Partnership’s other service providers may disclose to each other, to any regulatory or governmental body in any applicable jurisdiction, and as may be otherwise required under applicable law, such information as may be requested, including, but not limited to, the name and address of the purchaser, and (ii) consents to such disclosure.

PURCHASES BY EMPLOYEE BENEFIT PLANS—ERISA CONSIDERATIONS

The discussion below is a summary of some of the material ERISA considerations applicable to prospective investors that are ERISA Plans. It is not intended to be a complete discussion nor to be construed as legal advice or a legal opinion. Prospective investors should consult their own counsel on these matters.

Participants in the TIC 401(k) Plan should read this document carefully before investing any part of their account in Units. Participants should consider the discussion under the heading “Description of Charges to the Partnership” and should also consider:

•	if the investment is prudent,

•	the portfolio’s diversification,

•	the tax effects of the investment,

•	the risks, conflicts of interest and charges related to the investment,

•	that the number of benefit plan investors will not be significant, and

•	that neither the Partnership, the General Partner, the Trading Advisor, nor their affiliates will act as a fiduciary to benefit plan investors.

Before purchasing any Units, a fiduciary of a prospective investor that is an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) (an “ERISA Plan”) should determine whether an investment in the Units is consistent with the fiduciary requirements of Section 404 of

ERISA, in particular whether the investment is prudent and whether the investment would result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986 as amended (the “Code”).

In determining whether an investment in the Units would satisfy the fiduciary requirements of ERISA or result in a prohibited transaction, the fiduciary should consider whether the assets of the Partnership will be considered “plan assets” within the meaning of Department of Labor Regulation 29 C.F.R. § 2510.3-101 (the “Plan Asset Regulation”). Under the Plan Asset Regulation, the assets of an entity in which an ERISA Plan acquires an “equity interest” that is neither a “publicly offered” security nor a security issued by an investment company registered under the Investment Company Act are considered to be assets of the ERISA Plan for purposes of the fiduciary requirements and prohibited transaction rules unless the entity is an “operating company,” or investments in each class of equity interests in the entity by ERISA Plans and other “benefit plan investors” (“Benefit Plan Investors”) are not “significant.” For this purpose, investments by Benefit Plan Investors in a class of equity interests will generally not be deemed “significant” if less than 25% of such class is held by such investors (the “25% Test”). In addition, the 25% Test is applied by disregarding the value of any equity interests held by a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the entity or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a person.

The General Partner intends to restrict investments in, and transfers or redemptions of, Units so that investments by Benefit Plan Investors are not significant and the assets of the Partnership will not be deemed to constitute plan assets under the Plan Asset Regulation. The General Partner will not permit subscriptions or transfers, and may require redemptions, if a subscription, transfer, or holding would cause 25% or more of the value of all Units outstanding to be held by Benefit Plan Investors. Assuming that the General Partner at all times limits investments by Benefit Plan Investors in compliance with the 25% Test, the assets of the Partnership will not be considered to be assets of any investor which is an ERISA Plan for purposes of the fiduciary responsibility or prohibited transaction provisions of ERISA or the Code.

Pursuant to the Partnership Agreement, the General Partner may, upon five business days’ written notice, require a Limited Partner to withdraw all or part of its investment in the Partnership for any reason whatsoever, such as because the value of Units held by Benefit Plan Investors equals or exceeds 25% of the value of all the outstanding Units.

Under the Limited Partnership Agreement, the General Partner has determined that, unless it decides otherwise, the TIC 401(k) Plan (and no other ERISA Plans) will be allowed to invest in Units.

Tax Considerations

See “Federal Income Tax Aspects—Unrelated Business Taxable Income.”

BY ACCEPTING SUBSCRIPTIONS FROM ERISA PLANS, THE GENERAL PARTNER AND THE PARTNERSHIP ARE NOT REPRESENTING THAT THE INVESTMENT MEETS THE LEGAL REQUIREMENTS REGARDING INVESTMENTS BY PLANS GENERALLY, OR BY ANY SPECIFIC ERISA PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR ERISA PLAN.

TRANSFERS AND REDEMPTIONS

Transfers

Units may be transferred (or assigned, or pledged, or encumbered) only to:

•	an employee of the General Partner or the Trading Advisor, or an employee of any present or future affiliate or successor of the General Partner or the Trading Advisor,

•	the General Partner, the Trading Advisor, or any present or future affiliate or successor of the General Partner or the Trading Advisor, or

•	any other person or entity approved by the General Partner, which currently is only the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan.

To transfer your Units, a transferring Limited Partner must:

•	send a signed written notice to the General Partner at 1275 King Street, Greenwich, CT 06831 at least 30 days prior to the proposed transfer,

•	include in the notice the name, address, and social security number of the proposed transferee, the numbers of Units that are to be transferred, and a certification that the transferee is a person that is permitted to own the Units, and

•	provide a guarantee of his signature from a commercial bank, a trust company, or a member of a United States registered national securities exchange or the NASD (other than a sole proprietor).

The General Partner is not required to recognize a transferee as a substitute Limited Partner for the transferring Partner if, among other considerations, such transfer would cause the Partnership to fail the 25% Test.

Redemptions

A Limited Partner may redeem all or part of his Units as of the last day of any calendar quarter (i.e., March 31, June 30, September 30, and December 31) at the Net Asset Value thereof on that date. The General Partner has also, in the past, permitted Limited Partners to redeem Units monthly and may continue to do so.

Redemptions may be made only in $1,000 increments or in whole Units. Fractions of Units may only be redeemed if a Limited Partner is redeeming his entire interest. Also, a partial redemption is not permitted if it would reduce the Limited Partner’s interest to less than $1,000, which is the minimum investment allowed in the Partnership. However, any of the these restrictions may be waived by the General Partner with respect to any Limited Partner.

A “Request for Redemption” form (Annex A to the Partnership Agreement) must be received by the General Partner at least five business days prior to the end of the quarter (or 15 business days with respect to a redemption that occurs at a month-end that is not also a quarter-end) in which redemption is to be effective. Additional forms may be obtained from the General Partner by written or telephone request.

A Limited Partner receives, for each full or partial Unit redeemed, an amount equal to the aggregate Net Asset Value of his Units as of the redemption date, less any amount which is owed by him to the General Partner or the Partnership. There is no redemption fee.

The General Partner attempts to pay redemptions within 20 business days of a redemption and will liquidate positions in commodity interest contracts, if necessary, to make such payments. However, payments may be delayed if the Partnership is unable to liquidate positions or if there is a default or delay in receiving payment from a bank or a broker or dealer.

The General Partner may require a Limited Partner to redeem all or some of its capital account. The General Partner must mail notice of a mandatory redemption at least five business days prior to month-end. Mandatory redemptions generally will be required when a Limited Partner ceases to be an employee of the General Partner, the Trading Advisor, or an affiliate. Also, mandatory redemptions might be required in order to reduce assets under the management of the General Partner or as a means of distributing trading profits.

MONEY LAUNDERING PREVENTION

The USA Patriot Act requires the Secretary of the Treasury Department to prescribe regulations in connection with anti-money laundering policies of financial institutions. In order to comply with the USA Patriot Act, certain financial institutions, including the Partnership, must establish and maintain anti-money laundering programs. In 2002 and 2003, the Treasury Department published proposed regulations that would require unregistered investment companies (as defined in the proposed regulations) to (a) establish and maintain an anti-money laundering compliance program, (b) periodically test the required compliance program, (c) designate and train responsible personnel, and (d) file a written notice with the Treasury Department within 90 days of the effective date of the regulations that identifies certain information regarding the subject company, including the dollar amount of assets under company management and the number of interest holders in the subject company. Under the proposed regulations, an “unregistered investment company” includes any issuer that (i) would be an investment company but for the exclusion from registration provided for by Section 3(c)(7) of the Investment Company Act, (ii) permits an owner to redeem his or her ownership interest within two years of the purchase of that interest, (iii) has total assets over $1,000,000 and (iv) is organized in the United States or is “organized, operated, or sponsored” by a U.S. person. While the proposed regulations have not been issued in final form, the Partnership has taken the view that it falls under the ambit of the proposed regulations and will take all steps required to comply with the final regulations once they are promulgated. In addition, in April 2003, the Treasury Department published proposed regulations that would require certain investment managers to establish anti-money laundering programs containing the four basic requirements noted above. The Trading Advisor will continue to monitor these proposed regulations and will comply with all applicable regulations. In the future, other rules and regulations that support the USA Patriot Act may require the Partnership to verify both the identity of any person submitting a completed Subscription Agreement as well as the source of such person’s investment. Corporate investors may also be required to produce certain information to the Partnership confirming certain other information already requested by the Partnership in its form of Subscription Agreement. It also is possible that, in connection with the establishment of anti-money laundering procedures, certain legislation or other regulation may require the Partnership, the General Partner, the Trading Advisor, the Selling Agent, or other service providers to the Partnership to share information with governmental authorities with respect to investors if it suspects that a payment made to the Partnership contains the proceeds of criminal conduct. The Partnership reserves the right to request such information as is necessary to verify the identity of the holder of any Unit and the source of the payment of subscription funds, or other information as is necessary to comply with any regulations promulgated by the Treasury Department.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of June 1, 2004, the only persons who owned more than 5% of the outstanding interests in the Partnership were:

Name(1)	Address	No. Units	Percent
Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan	1275 King Street Greenwich, Connecticut 06831	1,007.2198	18.4%

James P. Pulaski	c/o Tudor Investment Corporation 1275 King Street Greenwich, Connecticut 06831	650.1644	11.9%

Spencer W. Lampert	c/o Tudor Investment Corporation 1275 King Street Greenwich, CT 06831	303.2106	5.5%

(1)	The persons named in this table have sole voting and investment power with respect to all interests in the Partnership shown as beneficially owned by them, subject to community property or similar laws where applicable.

Security Ownership of Management

As of June 1, 2004, the General Partner and the executive officers of the General Partner collectively owned 10.3% of the outstanding interests in the Partnership.

As of June 1, 2004, in addition to the persons identified in the table above, Mark F. Dalton, John G. Macfarlane, Andrew S. Paul, and John R. Torell, each of whom is a principal of both the General Partner and the Trading Advisor, owned 24.628, 224.210, 94.819, and 3.869 Units (0.4%, 4.1%, 1.7%, and 0.1%), respectively.

FEDERAL INCOME TAX ASPECTS

The following is a brief summary of some of the material United States federal income tax (“federal income tax”) considerations relating to an investment in the Partnership, based upon the Internal Revenue Code of 1986 as amended (the “Code”), rulings thereon, United States Treasury regulations promulgated or proposed thereunder, and existing interpretations thereof, any of which could be changed at any time, and any such change in which could be retroactive. The summary in general relates only to the federal income tax implications of owning an interest in the Partnership by individuals who are citizens or residents of the United States for federal income tax purposes. Except as indicated below, the summary does not address the tax implications of owning an interest in the Partnership by corporations, partnerships or other pass-through entities for federal income tax purposes, trusts and other non-individuals. The summary is not a full exposition of the complex tax rules involved and, among other things, makes no attempt to review state, local, and foreign taxes. Moreover, the summary is not intended as a substitute for careful tax planning, particularly since certain of the tax consequences of owning an interest in the Partnership may not be the same for all taxpayers, such as non-individuals or foreign persons. EACH PROSPECTIVE INVESTOR SHOULD SATISFY HIMSELF AS TO THE INCOME TAX AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP WITH SPECIFIC REFERENCE TO HIS OWN TAX SITUATION BY OBTAINING ADVICE FROM HIS OWN TAX COUNSEL BEFORE PURCHASING ANY UNITS.

Each Limited Partner (and each employee, representative, or other agent thereof, as applicable) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein or contemplated hereunder and all materials of any kind (including any opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.

Partnership Status

The Partnership has been advised by its legal counsel, Shearman & Sterling LLP, that, under current federal income tax law, the Partnership will be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes unless (i) the Partnership is required to be characterized as an association under Code Section 7704 (relating to publicly traded partnerships) as discussed below, or (ii) the General Partner elects to have the Partnership treated as an association taxable as a corporation. The General Partner has not made, and does not intend to make, such an election.

Section 7704 of the Code provides that certain “publicly traded partnerships” are treated as corporations for federal income tax purposes. A publicly traded partnership will not be treated as a corporation if 90% or more of the gross income of the partnership consists of certain types of income, including interest, income and gains from stocks, debt securities, and, in the case of a partnership a principal activity of which is the buying and selling of commodities not held as inventory, or futures, forwards, and options with respect to such commodities, income and gain from such commodities or such options, futures or forwards. A principal activity of the Partnership consists of buying and selling commodities not held as inventory and futures, options or forward contracts with respect to such items. The General Partner expects that more than 90% of the Partnership’s gross income will be derived from these sources. Accordingly, the Partnership will not be treated as an association taxable as a corporation even if it is a publicly traded partnership within the meaning of Code Section 7704.

Taxation of Partners on Profits and Losses of the Partnership

The Partnership, as an entity, will not be subject to federal income tax. Except as provided below with respect to certain nonresident aliens, each Limited Partner, in computing his federal income tax liability for a taxable year, will be required to take into account his distributive share of all items of Partnership income, gain, loss, deduction and credit for the taxable year of the Partnership ending within or with the taxable year of such Partner, regardless of whether such Partner has received any distributions from the Partnership. Thus, a Limited Partner’s tax liability may exceed the cash distributed to him in a particular year. The characterization of an item of income or loss (e.g., as capital gain or ordinary income) will usually be determined at the Partnership level.

Offering Expenses

Neither the Partnership nor any Partner is entitled to any deduction for offering expenses (i.e., those amounts paid or incurred in connection with issuing and marketing Units).

Allocation of Partnership Profits and Losses

For federal income tax purposes, a Limited Partner’s distributive share of items of Partnership income, gain, loss, deduction and credit will be determined by the Limited Partnership Agreement, unless an allocation under the Limited Partnership Agreement does not have “substantial economic effect,” in which case the allocations will be determined in accordance with the Partners’ interests in the Partnership. The allocations provided by the Limited Partnership Agreement are described under “The Limited Partnership Agreement.” In general, the Limited Partnership Agreement allocates items of ordinary income and expense pro rata among the Partners based upon their respective capital accounts as of the end of the month in which such items are accrued. Net realized capital gains and losses (other than in respect of the special allocation of Trading Profits to the General Partner) are generally allocated among all Partners based on their respective capital accounts. However, net realized capital gain and loss is allocated first to Partners who have redeemed Units during a taxable year to the extent of the difference between the amount received on redemption and the allocation account as of the date of redemption attributable to the redeemed Units. Net realized capital gains for each year are allocated next among all Partners whose capital accounts are in excess of their Units’ allocation accounts to the extent of such excess in the ratio that each such Partner’s excess bears to all such Partners’ excesses. Net realized capital loss for each year is allocated next among all Partners whose Units’ allocation accounts are in excess of their capital accounts to the extent of such excess in the ratio that each such Partner’s excess bears to all such Partners’ excesses.

These allocation provisions are designed to reconcile tax allocations with economic allocations. However, no assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge such allocations. Although the allocations may be consistent with Treasury regulations governing a “securities partnership,” the Partnership may not technically qualify as a securities partnership. Moreover, the application of such regulations to the Partnership’s tax allocations in respect of investors that withdraw capital during a taxable year is unclear.

If the allocations provided by the Limited Partnership Agreement were successfully challenged by the IRS, the amount of income or loss allocated to the Partners for federal income tax purposes under the Limited Partnership Agreement may be increased or reduced or the character of such income or loss may be modified.

Cash Distributions and Redemptions

Because of the special allocation of Partnership gain or loss upon a withdrawal of capital pursuant to a redemption of Units, the amounts received upon the partial or complete redemption of a Limited Partner’s Units generally will not be taxable to the Limited Partner. However, if cash distributions by the Partnership or amounts received upon redemption by a Limited Partner exceed such Partner’s adjusted tax basis in his Units, the excess will be taxable to him as though it were gain from a sale of the Units. A loss will be recognized upon a redemption of Units only if, following the redemption of all of a Limited Partner’s Units, such Partner has any remaining tax basis in his Units. In such case, the Limited Partner will recognize loss to the extent of such remaining basis. For these purposes, any decrease in a Limited Partner’s share of nonrecourse debt of the Partnership will be treated as if cash in a like amount were distributed to such Partner. Generally, if a Limited Partner is not a “dealer” with respect to his interest in the Partnership and he has held his interest in the Partnership for more than one year, such gain or loss would be long-term capital gain or loss. However, to the extent that a portion of a distribution of cash is considered as received in exchange for a Limited Partner’s share of the Partnership’s “Code Section 751 assets” (e.g., “unrealized receivables,” including certain income with respect to market discount or short-term obligations), Section 751 might operate to transform non-taxable distributions into taxable distributions and/or to convert capital gain into ordinary income. An individual Limited Partner generally will be subject to tax on net capital gains (which is defined as the excess of net long-term capital gains over net short-term capital losses), including net capital gain realized on the redemption of Units, at a maximum rate of 15% for Units held for more than one year and currently at a maximum marginal rate of 35% for Units held for one year or less. In addition, special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels.

The special allocation of Partnership gain or loss pursuant to a redemption of Units, which gain or loss retains the same character as in the hands of the Partnership, may alter the character of a redeeming Limited Partner’s income (e.g., by replacing some amount of capital gain recognized upon receipt of redemption proceeds, which would be subject to the maximum tax rates discussed above, with allocations of short-term capital gain taxable as ordinary income). See “Transfers and Redemptions” and “Tax on Capital Gains and Losses” below.

Gain or Loss on Trading Activity

A taxpayer may be classified as (i) an investor, (ii) a trader or (iii) a dealer, based, in part, upon the level of activity associated with its securities and commodities trading. A trader and an investor are persons that buy and sell securities or commodity contracts for their own accounts, although the former category generally involves a higher threshold of activity with respect to such transactions. A dealer is a person that purchases securities for resale to customers rather than for investment or speculation. The Partnership intends to act as a trader, and not as an investor or a dealer, with respect to its trading activities.

Except with regard to certain foreign currency contracts, as discussed below, certain periodic income from notional principal contracts (such as swap contracts) and certain “conversion transactions” where substantially all of the expected return on the Partnership’s commodity interest contract positions is attributable to the time value of the Partnership’s net investment in such positions, gain or loss generated by the Partnership from its trading activities generally is capital gain or loss, which in turn may be either short-term, long-term, or a combination of both. For individuals, long-term capital gain is currently taxed at a maximum marginal rate of 15% while ordinary income and short-term capital gains are currently taxed at a maximum marginal rate of 35%. Gain or loss with respect to a “Section 1256 contract” (as discussed below) is generally treated as short-term capital gain or loss to the extent of 40% of such gain or loss, and long-term capital gain or loss to the extent of 60% of such gain or loss unless subject to Section 988 of the Code, as described below. Accordingly, an individual’s gains from a Section 1256 contract currently will be taxed at a maximum rate of 23%. Gain or loss with respect to a “Section 988 transaction” generally is treated as ordinary income or loss. Gain or loss with respect to capital assets that are not Section 1256 contracts or Section 988 transactions (discussed below), such as stocks, debt securities, non-currency forward contracts and swap agreements, generally will be long-term capital gain or loss only if such property has been held for more than one year, and such gain generally will be subject to the maximum tax rates discussed above.

If the Partnership acquires debt instruments issued at a discount and such obligations have original maturities of more than one year, the Partnership will be required to treat a portion of the original issue discount as ordinary income in the years accrued, whether or not actual interest payments are received in such years. Accordingly, during a taxable year in which little or no profit is generated by the Partnership from its trading activities, a Limited Partner still may have interest income. In addition, any gain recognized by the Partnership on the disposition of an obligation acquired for less than its adjusted issue price will be treated as ordinary income, rather than as capital gain, to the extent of accrued market discount, unless an election is made to include the market discount in income in the year in which it accrues. Interest expense incurred by the Partnership to purchase or carry market discount obligations generally cannot be deducted to the extent that the amount thereof exceeds the interest that is currently includible in the Partnership’s income; disallowed interest expense will be deductible in the year of the obligation’s disposition.

Some of the commodity interest contracts entered into pursuant to the Partnership’s trading activities are “Section 1256 contracts.” A “Section 1256 contract” includes a “regulated futures contract,” a “foreign currency contract,” a “non-equity option,” a “dealer equity option,” and a “dealer securities futures contract.” A “regulated futures contract” is a futures contract which is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade, exchange or other market designated by the Secretary of the Treasury (a “qualified board or exchange”) and which is “marked-to-market” to determine the amount of margin which must be deposited or may be withdrawn. A “foreign currency contract” is a contract which requires delivery of, or the settlement of which depends upon the value of, a foreign currency which is a currency in which positions are also traded through regulated futures contracts, which is traded in the interbank market, and which is entered into at arm’s length at a price determined by reference to the price in the interbank market. (The Secretary of the Treasury is authorized to issue regulations excluding certain currency forward contracts from mark-to-market treatment.) A “non-equity option” is an option which is traded on a qualified board or exchange and the value of which is not determined directly or indirectly by reference to any stock (or group of stocks) or stock index unless (i) there is in effect a designation by the CFTC of a contract market for a contract based on such group of stocks or stock index, or (ii) the option provides for cash settlement and is based on a stock index that the SEC has determined to be “broad based.” A “dealer equity option” is, with respect to an options dealer, any listed option which is an equity option, is purchased or granted by such options dealer in the normal course of its activity of dealing in options, and is listed on the qualified board or exchange on which such options dealer is registered. Each Section 1256 contract held at the end of the Partnership’s taxable year will be treated as having been sold for its fair market value on the last business day of such taxable year, and gain or loss will be taken into account for such year.

A securities futures contract is not treated as a Section 1256 contract, except, as discussed below, in the case of a “dealer securities futures contract.” A securities futures contract is any “security future” as defined in Section 3(a)(55)(A) of the Exchange Act, which generally provides that a security future is a contract of sale for future delivery of a single security or a narrow-based security index. Code Section 1234B provides that any gain or loss from the sale or exchange of a securities futures contract (except for a dealer securities futures contract) is considered as gain or loss from the sale or exchange of property that has the same character as the property to which the contract relates. Thus, if the underlying security would be a capital asset in the taxpayer’s hands, then gain or loss on the security futures contract would be capital gain or loss. In general, capital gain or loss from the sale or exchange of a securities futures contract to sell property (i.e., the short side of such a contract) will be treated as short-term capital gain or loss. However, the general rules described above that apply to a securities futures contract do not apply to a dealer securities futures contract, which instead is treated as a Section 1256 contract. A “dealer securities futures contract” is a “securities futures contract,” or an option to enter into such a contract, that (i) is entered into by a dealer (or, in the case of an option, is purchased or granted by such dealer) in the normal course of its trade or business activity of dealing in such contracts, and (ii) is traded on a qualified board of trade or exchange.

Currency gain or loss from Section 988 transactions, which include transactions in foreign currencies, debt securities denominated or referenced in a foreign currency, and certain other financial instruments (other than regulated futures contracts and nonequity options marked to market under Section 1256 of the Code), generally is treated as ordinary income or loss under Section 988 of the Code. However, gain or loss on foreign currency futures contracts or options or foreign currency forward contracts will be capital gain or loss if (i) such contract or option is a capital asset in the hands of the Partnership and is not part of a straddle transaction, (ii) the

Partnership makes an election under Code Section 988(a)(1)(B) to treat the gain or loss attributable to such contract or option as capital gain or loss, and (iii) the Partnership properly identifies the contract by the close of the day the transaction is entered into. In addition, if the election is made with respect to a Section 1256 contract, Section 1256 of the Code (and not Section 988) will govern the character of any gain or loss recognized from such contract. The Partnership made an election under Section 988(a)(1)(B) of the Code effective January 1, 1996.

Special rules apply to certain Section 988 transactions if an eligible partnership elects to be treated as a qualified fund. The Partnership has not made, and does not intend to make, a qualified fund election.

Subject to certain limitations, a Limited Partner may elect to carry back net Section 1256 contract losses to each of the three preceding taxable years. Net Section 1256 contract losses carried back to prior years may only be used to offset net Section 1256 contract gains. Generally, such losses are carried back as 40% short-term capital losses and 60% long-term capital losses.

The Partnership may engage in “spread” and “straddle” trading (i.e., holding offsetting positions whereby the risk of loss from holding either or both position(s) is substantially diminished). Realized losses with respect to any position in a spread or straddle are taken into account for federal income tax purposes only to the extent that the losses exceed unrecognized gain (at the end of the taxable year) from offsetting positions, successor positions or offsetting positions to the successor positions. Thus, spreads or straddles may not be used to defer gain from one taxable year to the next. For purposes of applying the above rules restricting the deductibility of losses with respect to offsetting positions, if a Partner takes into account gain or loss with respect to a position held by the Partnership, the Partner will be treated as holding the Partnership’s position, except as otherwise provided in regulations. Accordingly, positions held by the Partnership may limit the deductibility of realized losses sustained by a Limited Partner with respect to positions held for his own account, and positions held by a Limited Partner for his own account may limit his ability to deduct realized losses sustained by the Partnership. Reporting requirements generally require taxpayers to disclose all unrecognized gains with respect to positions held at the end of the taxable year. The Partnership will not generally be in a position to furnish to Partners information regarding the securities positions of the Partnership that would permit a Partner to determine whether its transactions in securities that are also held by the Partnership should be treated as offsetting positions for purposes of the straddle rules. The above principle, whereby a Limited Partner may be treated as holding Partnership positions, may also apply to require a Limited Partner to capitalize (rather than deduct) interest and carrying charges allocable to property held by him. A portion of the gain on a “conversion transaction,” including spread and straddle trading, may be recharacterized as ordinary income where substantially all of the expected return is attributable to the time value of the net investment in the transaction.

Pursuant to temporary Treasury regulations, the holding period of any positions included in a straddle does not begin until the straddle is terminated unless the position was held for more than the long-term capital gain holding period before the straddle was established. Further, the loss on any position included in a straddle will be treated as a long-term capital loss if, at the time the loss position was acquired, the taxpayer held offsetting positions with respect to such loss position that would give rise only to long-term capital gain or loss if such offsetting positions were disposed of on the day the loss position was acquired.

The rules discussed above do not apply to “identified straddles” involving a non-Section 1256 position. An “identified straddle,” for these purposes, is one which was clearly identified as such on the Partnership’s records on the day on which the straddle was acquired, which is not part of a larger straddle and in which all of the original positions were acquired on the same day and were either disposed of on the same day during the taxable year or remained intact as of the close of the taxable year. Any loss incurred by the Partnership with respect to an “identified straddle” involving non-Section 1256 positions is treated as sustained not earlier than the day on which the Partnership disposed of all positions comprising the identified straddle. Such loss is not deferred even though the Partnership continues to hold other positions that offset the loss portion of the identified straddle.

Where the positions of a straddle are comprised of both Section 1256 and non-Section 1256 contracts, the Partnership will be subject to the mixed straddle rules of the Code and the Treasury regulations. The appropriate tax treatment of any gains and losses from trading in mixed straddles will depend on which of the following four alternatives the Partnership elects to pursue. The Partnership may elect to treat Section 1256 positions as non- Section 1256 positions, and the straddle would be subject to the rules governing non-Section 1256 straddles. Alternatively, the Partnership may elect to identify the positions of a particular straddle as an “identified mixed straddle” under Section 1092(b)(2) of the Code and, thereby, net the capital gain or loss attributable to the offsetting positions. The net capital gain or loss is treated as 60% long-term and 40% short-term capital gain or loss if attributable to the Section 1256 positions, or all short-term capital gain or loss if attributable to the non-Section 1256 positions.

Alternatively, the Partnership may place the positions in a “mixed straddle account” which is marked-to-market daily. Under a special account cap, not more than 50% of net capital gain may be long-term capital gain and not more than 40% of net capital loss may be short-term capital loss. If the Partnership does not make any of the aforementioned three elections (and to date, it has not), any net loss attributable to either the Section 1256 or the non-Section 1256 positions generally will be treated as 60% long-term and 40% short-term capital loss, while any net gain would be treated as 60% long-term and 40% short-term capital gain, or all short-term capital gain depending upon whether the net gain was attributable to Section 1256 positions or non-Section 1256 positions.

The “wash sale” rules will prevent the recognition of a loss from the sale of a security by the Partnership where a substantially identical security is, or has been, acquired by the Partnership within a prescribed time period. Losses deferred under the wash sale rules may be substantial in amount and may be deferred for a significant period of time.

Under Section 1258 of the Code, gain recognized by the Partnership on a “conversion transaction” will be treated as ordinary income, rather than as capital gain, in an amount not to exceed a hypothetical yield on the Partnership’s equity investment in the transaction equal to 120% of the “applicable federal rate” (which varies depending on prevailing interest rates and the term of the relevant security). Conversion transactions include straddles, transactions involving a purchase of property where, on a substantially contemporaneous basis with the purchase, a contract to sell the property for a pre-determined price is entered into, and other transactions to be specified in future Treasury regulations, but only if substantially all of the expected return from a transaction is attributable to the time value of the Partnership’s net investment in the transaction. It is unclear which of the Partnership’s transactions, if any, will be treated as conversion transactions.

Under Section 1259 of the Code, if the Partnership enters into short sales or futures, forwards, or offsetting notional principal contracts with respect to appreciated positions in stock or certain debt obligations that it holds, the Partnership will be taxed as if the appreciated position were sold at its fair market value on the date the Partnership entered into such short sale or contract. Section 1259 similarly would apply if the Partnership has entered into a position that is a short sale, offsetting notional principal contract, futures or forward contract or other position with respect to property, that position has appreciated in value, and the Partnership acquires that same or substantially identical property. In such event, the Partnership would be taxed as if the appreciated position were sold at its fair market value on the date of such acquisition. Transactions that are identified hedging or straddle transactions under other provisions of the Code may be subject to Section 1259.

Traders in securities or commodities are permitted to elect to mark-to-market their positions in such securities or commodities, except with respect to any securities or commodities to the extent that it is established to the satisfaction of the IRS that such securities or commodities have no connection to the activities of the trader and the trader clearly identifies the securities or commodities as being held for investment. If a trader elects to use the mark-to-market method, the trader is required to recognize gain or loss on any security or commodity held in connection with its activities as a trader at the close of its tax year, gain or loss is determined as if the security or commodity were sold at its fair market value on the last business day of the tax year, and gain or loss is taken into account by the trader for that tax year. The General Partner has not made, and does not intend to make, the election.

Taxation of Limited Partners

Limitations on Deductibility of Partnership Losses

The amount of Partnership loss, including capital loss, which a Limited Partner will be entitled to take into account for federal income tax purposes is generally limited to the tax basis of the Limited Partner’s Units (or, in the case of certain Limited Partners, including individuals and certain closely-held C corporations, the amounts for which the Limited Partner is “at risk” if a lesser amount) as of the end of the Partnership’s taxable year in which such loss occurred.

Generally, a Limited Partner’s initial tax basis will be the amount paid for his Units plus his share of the nonrecourse debt of the Partnership. A Limited Partner’s adjusted tax basis will be his initial tax basis reduced by the Limited Partner’s share of Partnership distributions, losses, and deductions and any decrease in that Partner’s share of nonrecourse debt of the Partnership, and increased by any subsequent contributions and his share of Partnership income, including gains, and any increase in that Partner’s share of nonrecourse debt of the Partnership.

The amount for which a Limited Partner is “at-risk” with respect to his interest in the Partnership is generally equal to such Limited Partner’s tax basis for such interest, less: (i) any amounts borrowed in connection with his acquisition of such interest for which he is not personally liable and for which he has pledged no property other than such interest; (ii) any amounts borrowed from persons who have a proprietary interest in the Partnership; and (iii) any amounts borrowed for which such Limited Partner is protected against loss through guarantees or similar arrangements. A Limited Partner is not at risk for his share of the Partnership’s nonrecourse debt.

Passive Loss Rules

In the case of individuals and certain closely-held C corporations, the Code restricts the deductibility of loss from a “passive activity” against certain income which is not derived from a passive activity. Temporary Treasury regulations provide that the trading of personal property of a type that is actively traded, such as certain securities and commodity futures contracts, will not be treated as a passive activity for purposes of the passive loss rules. Accordingly, for such individuals or closely-held C corporations, a Limited Partner’s distributive share of items of income, gain, deduction, or loss from the Partnership’s trading of such property will generally not be treated as passive income or loss, and Partnership gains attributable to such property and allocable to such Limited Partners will not be available to offset passive losses from sources outside the Partnership. However, income or loss attributable to property that is not actively traded may constitute passive activity income or loss. In this regard, certain of the assets which the Partnership intends to trade may not be “actively traded” for these purposes. Final Treasury regulations may modify temporary regulations, and such regulations may be retroactive in effect.

Limited Deduction of Certain Expenses

Certain miscellaneous itemized deductions are deductible only to the extent they exceed 2% of the adjusted gross income of an individual, trust or estate. The Code currently imposes additional limitations (which are scheduled to be phased out between 2006 and 2010) on the amount of certain itemized deductions allowable to individuals, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of (i) 3% of the individual’s adjusted gross income in excess of certain threshold amounts, or (ii) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year. Moreover, such miscellaneous itemized deductions are not deductible by a non-corporate taxpayer in calculating the taxpayer’s alternative minimum tax liability. Based upon the activities of the Partnership, the Partnership takes the position that its trading activity constitutes a trade or business for federal income tax purposes and intends to treat expenses incurred by the Partnership as not being subject to the 2% “floor” and 3% “phase-out” except to the extent that the IRS promulgates regulations that provide otherwise. However, there can be no assurance that the IRS would not treat such expenses (including the fee paid to the Trading Advisor) as investment expenses which are subject to these limitations.

Tax on Capital Gains and Losses

For individuals, estates, and trusts, the maximum ordinary income tax rate currently is 35%. Capital gain generally will be subject to a maximum tax rate of 15% (rather than the higher rate described in the previous sentence) if the capital assets disposed of were held more than one year. Corporate taxpayers are subject to a maximum marginal tax rate of 35% on all income.

The excess of capital losses over capital gains is deductible by an individual against ordinary income subject to an annual limitation of $3,000 ($1,500 in the case of married individuals filing a separate return). Excess capital losses may be carried forward.

Limitation on Deductibility of Interest on Investment Indebtedness

Interest (including short sale expenses) paid or accrued on indebtedness properly allocable to property held for investment is investment interest. Such interest is generally deductible by non-corporate taxpayers only to the extent it does not exceed net investment income. A non-corporate Limited Partner’s distributive share of net Partnership income and any gain from the disposition of Units is treated as investment income for this purpose, except that a Limited Partner’s distributive share of net capital gain and of “qualified dividend income” taxable at long-term capital gain rates from the Partnership and such Limited Partner’s net capital gain from the disposition of Units is not investment income unless the Limited Partner waives the benefit of the applicable preferential tax rate on such net capital gain and such dividend income. Interest expense incurred by a non-corporate Limited Partner to acquire his Units, as well as a non-corporate Limited Partner’s allocable share of interest expense incurred by the Partnership, generally will be investment interest. Any investment interest disallowed as a deduction in a taxable year solely by reason of the limitation above is treated as investment interest paid or accrued in the succeeding taxable year.

Taxation of Foreign Limited Partners

A Limited Partner that is a non-resident alien individual, foreign corporation, foreign trust or foreign estate (a “Foreign Limited Partner”) generally is not subject to taxation by the United States on its share of the Partnership’s United States source capital gains from commodity or securities trading for a taxable year, provided that such Foreign Limited Partner does not have certain present or former connections with the United States, e.g., if the Foreign Limited Partner (in the case of an individual) does not spend more than 182 days in the United States during his taxable year, and the Foreign Limited Partner is not (and has not been) engaged in a trade or business within the United States during the taxable year with which income, gain, or loss from the Partnership is treated as effectively connected (“a U.S. Business”). If the Partnership were engaged in a U.S. Business, each Foreign Limited Partner would be considered to be so engaged. However, because the Partnership should not be considered to be engaged in a U.S. Business, as explained below, an investment in the Partnership should not, by itself, cause a Foreign Limited Partner to be engaged in a U.S. Business.

The Code contains a statutory “safe harbor” that provides that trading in stocks, securities, and certain commodities by a taxpayer for his own account (whether by the taxpayer, his employees, or his agents) will not be considered to be a U.S. Business, provided that the taxpayer is not a “dealer” in such stocks, securities, or commodities. All activities of the Partnership, as described herein, are intended to constitute, or to be incidental to, the trading in stocks, securities or commodities interests for the Partnership’s own account, whether by the Partnership itself, its employees, or through agents. There is little guidance on whether certain types of transactions, such as certain swap transactions, are properly classified as transactions in stocks, securities, or commodities, but the Partnership believes that such transactions should be so classified. Under proposed Treasury regulations, the safe harbor would include trading in “derivatives” and hedging transactions by an “eligible nondealer” (as such terms are defined in the proposed regulations). The term “derivatives” generally would include interest rate, currency, equity, or commodity notional principal contracts (e.g., swaps) and evidences of an interest in or derivative financial contracts in any commodity, currency, share of stock, widely held or publicly held partnership, debt obligation, or notional principal contract (as each is defined in the proposed regulations). An “eligible nondealer” is a person that is a non-U.S. corporation or not a resident of the United States, and in each case (i) is not a dealer in stocks, securities, or commodities under applicable Treasury regulations, and (ii) does not regularly offer to enter into, assume, offset, assign, or otherwise terminate positions in derivatives with customers in the ordinary course of a trade or business, including holding itself out, in the ordinary course of its trade or business, as being willing and able to enter into either side of a derivative transaction. The preamble to the proposed regulations provides that, for the periods prior to the date when the proposed regulations become effective, taxpayers engaging in derivatives transactions may take any reasonable position with respect to the safe harbor, and such positions, if consistent with the proposed regulations, will be respected. All commodity interests traded by the Partnership are intended to be of a kind customarily dealt in on organized commodity exchanges, and such commodity interest transactions are intended to be of a kind customarily consummated on such exchanges. The Partnership is not expected to be treated as a dealer in stocks, securities, or commodity interests, and the Partnership intends to qualify as an eligible nondealer within the meaning of the proposed regulations. Since it is expected that the Partnership will satisfy the safe harbor, owning Units should not, by itself, cause a Foreign Limited Partner to be engaged in a U.S. Business.

If the Partnership were a dealer in stocks, securities or commodities or otherwise were engaged in a U.S. Business, and if income, gain or loss from the Partnership were treated as effectively connected therewith, Foreign Limited Partners would generally be subject to net United States income tax on their allocable share of the Partnership’s effectively connected income. Moreover, the Partnership generally would be required to withhold tax on income allocable to such Foreign Limited Partners and remit to the IRS an amount equal to 35% of the amount of such effectively connected taxable income allocable to such Foreign Limited Partners. Any amounts remitted generally would constitute a refundable credit against the Foreign Limited Partners’ federal income tax liability, which could be claimed on the Foreign Limited Partner’s federal income tax return. Foreign Limited Partners that are corporations and derive effectively connected income from the Partnership would also be required to pay a branch profits tax at a 30% rate, unless reduced or eliminated by an applicable tax treaty.

A Foreign Limited Partner also can be subject to a 30% federal withholding tax imposed on certain types of United States source income (e.g., certain interest or dividends). The Partnership generally intends to invest in United States source interest-producing debt instruments only if interest payments thereon are exempt from United States federal withholding tax (e.g., registered straight debt obligations or certain original issue discount obligations with an original maturity of 183 days or less). United States source dividends derived by a Foreign Limited Partner are (and certain other United States source income may be) subject to federal withholding tax at a rate of 30% (or applicable lower treaty rate). If amounts are subject to withholding, the tax must be withheld by the person having control over the payment of such income. The Partnership may be required to withhold tax on items of such income which are included in the distributive share (whether or not actually distributed) of a Foreign Limited Partner. Withholding generally is not required in respect of registered interest-bearing obligations. If the Partnership is required to withhold tax on such income of a Foreign Limited Partner, the General Partner may pay such tax out of its own funds and then be reimbursed out of the proceeds of any distribution to, or redemption of Units by, the Foreign Limited Partner.

The estate of a deceased Foreign Limited Partner may be liable for United States estate tax, and may be required to obtain an estate tax release from the IRS in order to transfer the Units of such Foreign Limited Partner.

Foreign persons should consult their own tax advisers before deciding whether to invest in the Partnership.

Tax Elections

The Code provides for optional adjustments to the basis of partnership property upon distributions of partnership to a partner (Section 734) and transfers of partnership interests (Section 743), provided that a partnership election has been made pursuant to Section 754. As a result of the complexities and added expense of the tax accounting required to implement such an election, the General Partner may decide not to make such an election.

Tax Returns and Information

The Partnership will file its information returns using the accrual method accounting.

Partnership’s Tax Accounting

The Partnership has the calendar year as its taxable year.

Alternative Minimum Tax

An alternative minimum tax may be imposed on Limited Partners, depending on their particular circumstances. This tax, with respect to taxpayers other than corporations, will be imposed to the extent that 26% of the first $175,000 ($87,500 for married individuals filing a separate return) of “alternative minimum taxable income” (“AMTI”) in excess of the exemption amount ($58,000 in the case of married taxpayers filing joint returns or a surviving spouse; $40,250 in the case of an unmarried taxpayer who is not a surviving spouse; $29,000 in the case of a married individual filing a separate return; or $22,500 in the case of an estate or trust), plus 28% of any additional AMTI exceeds the taxpayer’s regular federal income tax liability (computed with certain special modifications) for the year; provided, however, that the alternative minimum tax on capital gains will not exceed the maximum rate applicable to such capital gains. The alternative minimum tax exemption is phased-out for individual taxpayers with alternative minimum taxable income in excess of $112,500 ($150,000 for taxpayers filing a joint return and surviving spouses; $75,000 for married individuals filing separate returns, estate, and trusts). Corporations are also subject to an alternative minimum tax.

Tax Audits

The income tax returns of the Partnership may be audited, and such an audit could lead to an audit of the Limited Partners. Such audits could result in the determination of tax deficiencies unrelated to the Partnership. Audit changes made to the Partnership’s returns would result in corresponding changes to Limited Partners’ returns. Such Partnership-level changes, under the tax law rules providing for administrative and judicial proceedings at the partnership level, may be binding on Limited Partners under certain circumstances. In general, the General Partner, as the Tax Matters Partner, may enter into a settlement agreement with the IRS on behalf of, and binding upon, a Limited Partner owning less than a 1% profits interest in the Partnership. However, prior to settlement, such a Limited Partner may file a statement with the IRS stating that the Tax Matters Partner does not have the authority to settle on behalf of such Limited Partner.

The General Partner may consent on behalf of the Partnership to the extension of the period for assessing a deficiency with respect to a Partnership item. As a result, a Limited Partner’s federal income tax return may be subject to examination and adjustment by the IRS for a Partnership item more than three years after it has been filed.

Unrelated Business Taxable Income

Based on its present trading strategy, it is not anticipated that the Partnership will own significant amounts of debt-financed property. As a result, the Partnership does not expect to generate significant amounts of unrelated business taxable income (“UBTI”) for purposes of Section 511 of the Code to Plans. However, the Partnership’s trading strategy is subject to change and, consequently, no assurance can be given that the Partnership will not generate UBTI to Plans in future taxable years. Potential Limited Partners that are tax-

exempt entities or that include tax-exempt entities among their investors should consult a professional tax adviser regarding such matters.

Tax Shelter Disclosure Regulations

Certain United States Treasury regulations and revenue procedures set forth the circumstances under which certain transactions must be disclosed in a disclosure statement on Form 8886 attached to a taxpayer’s federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the regulations impose a requirement on certain “material advisors” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These regulations can apply in situations not conventionally considered to involve “tax shelters.”

Limited Partners should expect to file disclosure statements on Form 8886 on a protective basis in respect of certain non-tax motivated economic swap transactions entered into by the Partnership because such transactions could be interpreted to be “reportable transactions” under the applicable regulations. The Partnership expects to file Form 8886 in respect of such transactions in connection with the Partnership’s federal income tax returns.

In addition, it is possible that such disclosure could also be required by the Partnership, the Limited Partners or both: (i) if a Limited Partner incurs a significant loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of Units; (ii) if the Partnership incurs a significant foreign currency loss on certain foreign currency transactions or a significant loss with respect to a position that formed part of a straddle (in each case, in excess of a threshold computed without regard to offsetting gains or other income or limitations); (iii) if the Partnership’s activities result in certain book/tax differences; or (iv) possibly in other circumstances. Furthermore, the Partnership’s material advisors could be required to maintain a list of persons investing in the Partnership for a specified period of time pursuant to the regulations, and the IRS could inspect such list upon request.

All of the foregoing statements are based upon the existing provisions of the Code, the rulings thereon, the regulations promulgated thereunder, and the existing administrative and judicial interpretations thereof. It is emphasized that no assurance can be given that legislative, administrative, or judicial changes will not occur which will modify such statements.

The foregoing statements are not intended as a substitute for careful tax planning, particularly since certain of the federal income tax consequences of an investment in the Partnership may not be the same for all taxpayers. There can be no assurance that the Partnership’s tax returns will not be audited by the IRS or that no adjustments to the returns will be made as a result of such audits. If an audit results in an adjustment, Limited Partners may be required to file amended returns and their returns may be audited. Accordingly, prospective purchasers of Units in the Partnership are urged to consult their own tax advisers with specific reference to their own tax situation under federal law and the provisions of applicable state, local, and foreign laws before subscribing for Units.

STATE AND LOCAL INCOME TAX ASPECTS

In addition to the United States federal income tax consequences described under “Federal Income Tax Aspects,” the Partnership and the Limited Partners may be subject to various state and local taxes. A Limited Partner’s distributive share of the realized profits of the Partnership may be required to be included in determining such Partner’s reportable income for state or local tax purposes.

State and local taxation of gains and losses from the Partnership may not reflect recent changes made to federal income tax law, and hence may be inconsistent with the federal income tax treatment of such gains and losses. Furthermore, state and local taxation of gains and losses from Section 1256 contracts may be inconsistent with the treatment of such gains and losses for federal income tax purposes. Accordingly, prospective investors should consult with their own tax advisers concerning the applicability of state and local taxes to an investment in the Partnership (particularly Connecticut and New York State and New York City taxes because certain of the activities of the Partnership may be viewed as taking place in Connecticut and New York).

Connecticut

The Partnership has been advised by its special Connecticut tax counsel, Day, Berry & Howard LLP, that, as a partnership for federal income tax purposes, the Partnership will not be liable for any tax on or measured by net income imposed by the State of Connecticut. The Partnership will, however, be subject to a nominal annual Connecticut business entity tax.

Natural person Limited Partners who are nonresidents of Connecticut will not be subject to Connecticut personal income tax on their share of Partnership income, provided that the Partnership’s activities consist solely of the purchase or sale of intangible property for its own account and provided that neither the Partnership nor any such natural person Limited Partner is a dealer. In the event the Partnership purchases and sells tangible property, such as commodities, natural person Limited Partners may be subject to Connecticut personal income tax on their share of the Partnership income derived from such tangible property. Natural person Limited Partners who are residents of Connecticut will be subject to Connecticut personal income tax on their share of Partnership income.

Corporate Limited Partners not otherwise subject to Connecticut corporation business tax will not be subject to such tax solely by virtue of their investment in the Partnership, provided that the Partnership qualifies as an “investment partnership” under Connecticut General Statutes Section 12-213(26). An investment partnership is defined generally as a limited partnership that meets the gross income requirements of Section 851(b)(2) of the Code, except that income and gains from commodities that are not described in Section 1221 of the Code or from futures, forwards, or options with respect to such commodities are included in income which qualifies to meet such gross income requirements. The General Partner expects that the Partnership will meet such requirements.

Even if the Partnership were not to qualify as an investment partnership, a corporate Limited Partner not otherwise subject to Connecticut corporation business tax will not be subject to such tax on its share of Partnership income, provided that the Partnership’s activities consist solely of the purchase or sale of intangible property for its own account and provided that neither the Partnership nor any such corporate Limited Partner is a dealer. In that case, however, the corporate Limited Partner may be subject to Connecticut corporation business tax on its share of the capital base of the Partnership apportioned to Connecticut. In the event the Partnership purchases and sells tangible property, such as commodities, a corporate Limited Partner not otherwise subject to Connecticut corporation business tax may be subject to Connecticut corporate business tax on its share of the Partnership income derived from such tangible property. Corporate Limited Partners otherwise subject to Connecticut corporation business tax will be taxed on their share of Partnership income and will include their share of the Partnership’s apportionment factors in computing their own apportionment fractions.

Corporate Limited Partners that are exempt from United States federal corporate income tax will not be subject to Connecticut corporation business tax solely by virtue of their investment in the Partnership. Connecticut imposes the Connecticut Unrelated Business Income of Nonprofit Corporations Tax (“CUBINT”) on the UBTI of corporations and trusts that are exempt from United States federal income tax, and an exempt corporate or trust Limited Partner that realizes UBTI from the Partnership for federal income tax purposes will be subject to CUBINT on the income it receives from the Partnership. See “Purchases By Employee Benefit Plans—ERISA Considerations.”

Unincorporated business entities, such as partnerships or proprietorships, will be treated as pass-through entities, and the owners of such businesses will be taxed with respect to an investment in the Partnership as described above in their capacity as owners.

New York

The Partnership has been advised by its legal counsel, Shearman & Sterling LLP, that the Partnership will not be liable for New York City unincorporated business tax. Limited Partners who are non-residents of New York State will not be liable for New York State personal income tax on their income from the Partnership, except that such a Limited Partner may be liable for such tax to the extent of such Partner’s allocable share of income attributable to Partnership transactions involving tangible personal property located in New York State. Likewise, Limited Partners who are nonresidents of New York City should not be liable for New York City earnings tax on their income from the Partnership. New York State and New York City residents will be subject to New York State and New York City personal income tax on their income from the Partnership. Because the Partnership conducts its business, in part, in the State and City of New York, corporate Limited Partners generally are subject to the New York State franchise tax and the New York City general corporation tax by reason of their investment in the Partnership, unless certain exemptions apply. However, pursuant to regulations, the Partnership may qualify as a “portfolio investment partnership.” Accordingly, non-New York corporate Limited Partners not otherwise subject to New York State franchise tax may not be subject to such franchise tax solely by reason of investing in the Partnership. No ruling from the New York State Department of Taxation and Finance or the New York City Department of Finance has been, or will be, requested regarding such matters.

LIMITED PARTNERS MUST CONSULT THEIR OWN ADVISERS REGARDING THE POSSIBLE APPLICABILITY OF STATE, LOCAL, OR MUNICIPAL TAXES TO AN INVESTMENT IN THE PARTNERSHIP.

AUDITOR

The independent public accounting firm retained by the Partnership and the General Partner is Ernst & Young LLP, 5 Times Square, New York, New York 10036.

LEGAL MATTERS

Legal matters in connection with the Units have been passed upon for the Partnership and the General Partner by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022. Shearman & Sterling LLP also serves as legal counsel for the General Partner, the Trading Advisor, BPL, and the affiliates of the foregoing. Day, Berry & Howard LLP, CityPlace, 185 Asylum Street, Hartford, Connecticut 06103, serves as special Connecticut tax counsel to the Partnership and the General Partner.

STATEMENT OF ADDITIONAL INFORMATION

Dated June 18, 2004

To

TUDOR FUND FOR EMPLOYEES L.P.

(A Delaware Limited Partnership)

PROSPECTUS

Dated June 18, 2004

THIS STATEMENT OF ADDITIONAL INFORMATION IS THE SECOND PART OF A TWO-PART DISCLOSURE DOCUMENT AND SHOULD BE READ IN CONJUNCTION WITH THE TUDOR FUND  FOR  EMPLOYEES  L.P.  PROSPECTUS  DATED  JUNE  18,  2004  ATTACHED  HERETO AS THE FIRST PART OF THIS TWO-PART DISCLOSURE DOCUMENT.

STATEMENT OF ADDITIONAL INFORMATION

Page
Additional Partnership Performance	SAI-1
Affirmation of Commodity Pool Operator	F-1
Tudor Fund for Employees L.P. Financial Statements as of December 31, 2003 and 2002 together with Auditors’ Report and Unaudited Financial Statements as of March 31, 2004	F-2
Second Management LLC Financial Statements as of December 31, 2003 and 2002 together with Auditors’ Report and Unaudited Statement of Financial Condition as of March 31, 2004	F-28
Exhibit A—Form of Third Amended and Restated Limited Partnership Agreement	A-1
Exhibit B—Subscription Agreement and Power of Attorney for Individuals	B-1
Exhibit C—Subscription Agreement and Power of Attorney for the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan	C-1
Exhibit D—Representations and Agreements by Plan Participants	D-1
Exhibit E—Subscription Agreement for Use in Making Additions to Existing Accounts	E-1

ADDITIONAL PARTNERSHIP PERFORMANCE

The Partnership’s complete performance record since it began trading (July 2, 1990 through May 31, 2004) is shown below.

The information below summarizes the actual trading performance of the Partnership to date after payment of advisory fees, transaction costs, and all other expenses and costs. The rates of return shown below are representative of the rates of return experienced by each investor holding a Unit of Limited Partnership Interest in the Partnership during the period shown.

The information set forth below has not been audited. However, the General Partner believes that such information is accurate and fairly presented.

You should be aware that past performance cannot predict how the Partnership will perform in the future. It is possible that the Partnership will incur losses in the future.

ACTUAL PERFORMANCE RECORD OF TUDOR FUND FOR EMPLOYEES L.P.

Rates of Return (1)(2)

	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994	1993	1992	1991	1990
January	–0.14%	–1.05%	1.55%	-0.64%	-0.85%	-4.05%	-0.35%	2.69%	9.92%	4.12%	4.61%	-2.80%	9.61%	3.96%
February	0.58%	–2.71%	0.64%	2.38%	5.10%	6.31%	1.27%	8.65%	0.69%	3.59%	-2.24%	-0.83%	6.07%	-8.01%
March	7.67%	–1.55%	1.24%	8.21%	-7.98%	-6.03%	4.23%	4.96%	1.70%	12.14%	-0.23%	-1.45%	8.13%	0.47%
April	0.39%	1.89%	2.71%	-4.11%	-0.43%	-2.46%	-4.32%	0.48%	7.93%	0.53%	-1.28%	-1.39%	3.02%	5.96%
May	–1.34%	0.59%	4.88%	1.26%	5.69%	-0.94%	-0.74%	1.65%	-2.50%	-3.96%	-1.64%	-2.99%	-4.03%	-0.75%
June		3.38%	5.76%	3.20%	-3.87%	-1.46%	1.07%	-0.40%	-1.42%	-3.19%	5.62%	0.98%	-6.87%	7.95%
July		–2.15%	–2.26%	4.45%	-0.95%	3.39%	2.72%	3.49%	0.54%	0.18%	-4.37%	1.59%	-4.30%	-4.41%	-9.62%
August		2.56%	–1.12%	5.87%	1.81%	2.05%	11.29%	3.94%	-0.99%	5.50%	1.04%	0.05%	1.11%	0.10%	13.44%
September		8.30%	1.57%	4.07%	6.54%	0.07%	12.82%	-5.13%	-3.67%	1.49%	8.29%	1.23%	13.23%	1.55%	2.46%
October		–3.88%	–0.54%	2.05%	-1.92%	4.52%	-0.20%	-1.55%	-0.34%	4.73%	-3.58%	2.57%	10.13%	5.78%	17.19%
November		0.66%	4.08%	-4.19%	8.34%	4.49%	-2.15%	4.33%	-2.26%	0.49%	2.04%	1.02%	-3.10%	9.07%	-1.87%
December		3.57%	1.31%	1.40%	11.70%	2.01%	5.46%	1.74%	0.42%	2.07%	-0.79%	4.12%	-0.98%	-1.76%	3.83%

Annual (Period) Rate of Return(3)	7.11%	9.38%	21.34%	25.83%	23.69%	7.35%	34.11%	27.05%	9.52%	30.26%	6.87%	1.88%	34.01%	20.13%	25.44%

Name of Fund:	Tudor Fund For Employees L.P.
Type of Fund:	Publicly Offered
Inception of Trading:	July 2, 1990
Aggregate Subscriptions Since Inception(3):	$75,724,000
Aggregate Redemptions Since Inception(3):	$50,208,000
Current Net Assets(3):	$69,501,000
Largest Monthly Percentage Drawdown(4):	July 1990 (-9.62%)
Worst Peak to Valley Percentage Drawdown(5):	May 1, 1992-July 31, 1992 (-14.50%)

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE.

FOOTNOTES TO TABLE

The performance data presented above have been calculated on an accrual basis of accounting in accordance with United States generally accepted accounting principles.

(1)	“Monthly Rate of Return” is calculated by dividing Net Performance by Beginning Net Assets plus Additions (as such terms are defined below). Monthly Rate of Return does not take into account Withdrawals (as such term is defined below). Because Withdrawals occur only at month-end, their effect on the calculation of Monthly Rate of Return is not material.

“Additions” represents all additional capital contributed during a month.

“Beginning Net Assets” represents the sum of cash and cash equivalents and the equity in the Partnership accounts, less accrued and paid expenses as of the beginning of a month.

SAI-1

“Net Performance” represents the change in Net Assets, net of Additions and Withdrawals.

“Net Assets” means the market value of the Partnership’s assets less any accrued liabilities.

“Withdrawals” represents all withdrawals of capital during a month.

(2)	“Annual (Period) Rate of Return” is calculated by determining the rate of return for each month during the relevant period and compounding such returns by subsequent monthly rates of return achieved during such period.
(3)	As of June 1, 2004.
(4)	“Largest Monthly Percentage Drawdown” represents the greatest percentage decline in month-end Net Assets due to losses sustained by the Partnership during any one-month period shown in the table.
(5)	“Worst Peak to Valley Percentage Drawdown” represents the greatest cumulative percentage decline in Net Assets (from the beginning of a month to the end of a subsequent month) due to losses sustained during any period shown in the table in which Net Assets at any prior month-end are not equaled or exceeded by subsequent Net Assets.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

SAI-2

AFFIRMATION OF THE COMMODITY POOL OPERATOR

I affirm that, to the best of my knowledge and belief, the information contained in the attached financial statements of Tudor Fund For Employees L.P. for the years ended December 31, 2003 and 2002, is accurate and complete.

/S/ MARK F. DALTON
Mark F. Dalton President Second Management LLC, General Partner and Commodity Pool Operator of Tudor Fund For Employees L.P.

/s/ JOHN G. MACFARLANE, III
John G. Macfarlane, III Chief Operating Officer Second Management LLC, General Partner and Commodity Pool Operator of Tudor Fund For Employees L.P.

/S/ JOHN R. TORELL
John R. Torell Chief Financial Officer Second Management LLC, General Partner and Commodity Pool Operator of Tudor Fund For Employees L.P.

February 17, 2004

SECOND MANAGEMENT LLC

1275 KING STREET, GREENWICH, CT 06831TELEPHONE (203) 863-8677  FACSIMILE (203) 863-1868

TUDOR FUND FOR EMPLOYEES L.P.

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

WITH REPORT OF INDEPENDENT AUDITORS

REPORT OF INDEPENDENT AUDITORS

To the Partners of Tudor Fund For Employees L.P.

We have audited the accompanying statements of financial condition of Tudor Fund For Employees L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2003 and 2002, and the related statements of operations and changes in partners’ capital for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The Partnership’s statements of operation and changes in partners’ capital for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated March 5, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, audited by us, referred to above present fairly, in all material respects, the financial position of Tudor Fund For Employees L.P. at December 31, 2003 and 2002, and the results of its operations and changes in partners’ capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BY: /S/    ERNST AND YOUNG LLP

February 17, 2004

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Tudor Fund For Employees L.P.

We have audited the accompanying statements of financial condition of Tudor Fund For Employees L.P. (a Delaware limited partnership) as of December 31, 2001 and 2000, including the condensed schedule of investments as of December 31, 2001, and the related statements of operations and changes in partners’ capital for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tudor Fund For Employees L.P. as of December 31, 2001 and 2000, and the results of its operations for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

BY:	/s/ ARTHUR ANDERSEN LLP
New York, New York
March 8, 2002

This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the Tudor Fund For Employees L.P.’s filing on Form 10-K for the year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 10-K.

TUDOR FUND FOR EMPLOYEES L.P.

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2003 AND 2002

	December 31, 2003	December 31, 2002
A S S E T S
Cash and cash equivalents	$51,326,211	$45,498,833
Due from brokers	7,368,022	3,257,380

Total assets	$58,694,233	$48,756,213

L I A B I L I T I E S A N D P A R T N E R S ’ C A P I T A L
LIABILITIES:
Pending partner additions	$2,045,527	$2,595,000
Redemptions payable	2,036,104	332,259
Incentive fee payable	—	107,676
Management fee payable	221,828	123,057
Accrued professional fees and other	117,179	235,475

Total liabilities	4,420,638	3,393,467

PARTNERS’ CAPITAL:
Limited Partners, 20,000 units authorized and 4,383.242 and 3,990.202 units outstanding as of December 31, 2003 and 2002	51,944,007	43,232,851
General Partner, 196.580 units outstanding as of December 31, 2003 and 2002	2,329,588	2,129,895

Total partners’ capital	54,273,595	45,362,746

Total liabilities and partners’ capital	$58,694,233	$48,756,213

Net asset value per unit	$11,850.59	$10,834.75

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2003 AND 2002

	Cost	Market or Fair Value	Percent of Partners’ Capital
December 31, 2003
Long contracts(1)
Options
Metal options	$66,980	$134,677	0.25%
Futures
Bond futures		443,052	0.82
Interest rate futures		212,500	0.39
Commodity futures		425	0.00
Foreign exchange futures		(140,080)	(0.26)

Total futures		515,897	0.95

Forwards
Metal forwards		12,680	0.02
Swaps
Equity index swaps		1,168,183	2.15
Short contracts(1)
Futures
Foreign exchange futures		138,720	0.26
Bond futures		137,530	0.25
Equity index futures		(190,512)	(0.35)

Total futures		$85,738	0.16%

Forwards
Foreign exchange forwards		(281)	0.00

December 31, 2002
Long contracts(1)
Futures
Interest rate futures		$1,536	0.00%
Equity index futures		(3,383)	(0.00)
Foreign exchange futures		(190,320)	(0.42)

Total futures		(192,167)	(0.42)

Forwards
Foreign exchange forwards		147,382	0.32
Swaptions
Interest rate swaptions	$77,588	240,933	0.53
Short contracts(1)
Futures
Foreign exchange futures		294,320	0.65
Forwards
Forward rate agreements		7,864	0.02
Foreign exchange forwards		46,467	0.10

Total forwards		$54,331	0.12%

(1)	All such amounts are included in due from brokers on the statements of financial condition.

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	December 31, 2003	December 31, 2002	December 31, 2001
Investment income
Interest	$576,170	$671,243	$1,182,347

Total investment income	576,170	671,243	1,182,347

Investment expenses
Brokerage commissions	365,241	363,088	187,282
Interest	27,146	13,146	8,249

Total investment expenses	392,387	376,234	195,531

Net investment income	183,783	295,009	986,816

Operating expenses
Management fee	848,340	660,969	512,176
Incentive fee	494,538	729,533	702,994
Professional fees and other	263,587	301,570	143,721

Total operating expenses	1,606,465	1,692,072	1,358,891

Total expenses	1,998,852	2,068,306	1,554,422

Net operating loss	(1,422,682)	(1,397,063)	(372,075)

Net realized and unrealized gains/losses on trading activities
Net realized gain	5,344,379	10,194,938	6,890,015
Change in net unrealized appreciation	1,393,680	(718,047)	778,210

Net realized and unrealized gain	6,738,059	9,476,891	7,668,225

Net increase in net assets resulting from operations	$5,315,377	$8,079,828	$7,296,150

Limited Partners’ net increase in net assets resulting from operations	$5,115,684	$7,705,191	$6,935,785
General Partner’s net increase in net assets resulting from operations	199,693	374,637	360,365

	$5,315,377	$8,079,828	$7,296,150

Change in net asset value per unit	$1,015.84	$1,905.85	$1,833.12

Net increase in net assets per unit	$1,118.59	$1,988.47	$1,897.59

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Limited Partners		General Partner		Total Capital	Net Asset Value Per Unit
	Units	Capital	Units	Capital
PARTNERS’ CAPITAL, December 31, 2000	2,926.555	$20,766,179	196.580	$1,394,893	$22,161,072	$7,095.78
Net increase in net assets resulting from operations	—	6,935,785	—	360,365	7,296,150
TIC 401(k) Plan unit adjustment(a)	32.780	—	—	—	—
Capital contributions	1,295.726	9,626,183	—	—	9,626,183
Capital redemptions	(891.251)	(7,293,021)	—	—	(7,293,021)

PARTNERS’ CAPITAL, December 31, 2001(b)	3,363.810	$30,035,126	196.580	$1,755,258	$31,790,384	$8,928.90

Net increase in net assets resulting from operations	—	7,705,191	—	374,637	8,079,828
TIC 401(k) Plan unit adjustment(a)	32.951	—	—	—	—
Capital contributions	807.515	7,624,015	—	—	7,624,015
Capital redemptions	(214.074)	(2,131,481)	—	—	(2,131,481)

PARTNERS’ CAPITAL, December 31, 2002(b)	3,990.202	$43,232,851	196.580	$2,129,895	$45,362,746	$10,834.75

Net increase in net assets resulting from operations	—	5,115,684	—	199,693	5,315,377
TIC 401(k) Plan unit adjustment(a)	27.598	—	—	—	—
Capital contributions	1,003.074	10,708,900	—	—	10,708,900
Capital redemptions	(637.632)	(7,113,428)	—	—	(7,113,428)

PARTNERS’ CAPITAL, December 31, 2003(b)	4,383.242	$51,944,007	196.580	$2,329,588	$54,273,595	$11,850.59

(a)	See Note 3—Capital Accounts
(b)	See Note 3—Redemption of Units

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

1.    ORGANIZATION

Tudor Fund For Employees L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”) on November 22, 1989, and commenced trading operations on July 2, 1990. Second Management LLC (the “General Partner”) is the general partner of the Partnership. Tudor Investment Corporation (“TIC”), an affiliate of the General Partner, acts as the trading advisor of the Partnership. The Partnership’s trading approach and resulting positions are also utilized by the proprietary and other customer accounts of TIC and its affiliates. The General Partner is registered with the Commodity Futures Trading Commission as a Commodity Pool Operator and a Commodity Trading Advisor and is a member of the National Futures Association in such capacities. Ownership of limited partnership units is restricted to either employees, principals or affiliates of TIC.

The objective of the Partnership is to realize capital appreciation through speculative trading of futures, forwards, equity and interest rate swaps, option contracts, and other derivative instruments, including commodity interests (collectively, “derivative contracts”). The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur as outlined in the Second Amended and Restated Partnership Agreement dated as of May 22, 1996 (the “Limited Partnership Agreement”).

Duties of the General Partner

The General Partner acts as the Commodity Pool Operator of the Partnership and is responsible for the selection and monitoring of the Commodity Trading Advisors used by the Partnership. The General Partner is also responsible for the performance of all administrative services necessary to the Partnership’s operations.

Service Agreement

The Partnership has entered into an agreement with Citco Fund Services (USA) Inc. (the “Service Company”), under which the Service Company provides necessary accounting services to the Partnership, including maintenance of the financial books and records.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Trading activities, including related revenues and expenses, are recorded on a trade date basis. Interest income and expense are recorded on an accrual basis.

Brokerage commissions represents all brokerage commissions, exchange, National Futures Association and other fees incurred in connection with the execution and clearance of derivative instruments. Commissions on transactions are recorded on an execution basis and are included in brokerage commissions in the statements of operations.

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

Derivative Contracts

In the normal course of business, the Partnership enters into derivative contracts for trading. Typically, derivatives serve as components of the Partnership’s investment strategies and are utilized primarily to structure portfolio transactions to economically match the investment objectives of the Partnership.

The Partnership values derivative contracts on the statement of financial condition at independent market values when readily available from major exchanges. Otherwise, valuations are based on independent broker quotations or pricing models that consider the time value of money, volatility, and the current market and contractual prices of the underlying financial instruments. Changes in values of derivative contracts are included in the statements of operations.

Assets and liabilities at December 31, 2003 and 2002 relating to the Partnership’s derivative contracts are recorded on the statements of financial condition on a net basis for counterparties with master agreements with netting provisions. On the condensed schedules of investments, derivatives are presented net by type of derivative contract, considering long and short contracts separately.

The fair value of the Partnership’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and overnight time deposits held at banks of $49,000,000 and $42,400,000 with one European bank as of December 31, 2003 and 2002. At December 31, 2003 and 2002, there were no significant foreign currency balances.

Due From Brokers

Due from brokers consists primarily of cash balances carried as margin deposits for trading purposes. When legal right of offset exists, the Partnership nets cash collateral received or pledged against the contractual commitment asset or liability, and this net amount is included in due from brokers. Also included are unrealized gains and losses on open futures, forward and swap contracts. Due from brokers consists primarily of balances with U.S. brokers.

Incentive Fee

The Partnership pays TIC, as trading advisor, an incentive fee equal to 12% of the Net Trading Profits (as defined in the Limited Partnership Agreement), earned as of the end of each fiscal quarter of the Partnership (or upon withdrawal). Since inception of the TIC 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”), TIC does not receive an incentive fee attributable to units of limited partnership interest held at the beginning of each month by the 401(k) Plan (Note 3).

Management Fee

The Partnership also pays TIC a monthly management fee equal to 1 /12 of 2% (2% per annum) of the Partnership’s net assets (as defined in the Limited Partnership Agreement). Since inception of the 401(k) Plan, TIC does not receive a management fee attributable to units of limited partnership interest held at the beginning of each month by the 401(k) Plan (Note 3).

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

Foreign Currency Translation

The functional currency of the Partnership is the United States dollar. All other currencies are considered to be foreign. Assets and liabilities denominated in a currency other than the U.S. dollar are translated into U.S. dollars at the closing rate of exchange as reported by a major international bank. Purchases and sales of derivative contracts, and income and expenses denominated in currencies other than U.S. dollars, are translated at the rates of exchange on the respective dates of such transactions. The resulting gains and losses from such translation are included, as part of the underlying transactions, in the accompanying statements of operations.

Reclassifications

Certain prior period amounts have been reclassified in the accompanying condensed schedule of investments to conform with the current year presentation.

Net Increase in Net Assets Per Unit

Net increase in net assets per unit is computed by dividing net increase in net assets by the monthly average of units outstanding at the beginning of each month.

New Accounting Pronouncement

On May 15, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 requires that financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. For SEC registrants deemed “non-public entities” under SFAS 150, SFAS 150 is effective for fiscal periods beginning after December 15, 2003. The Partnership will adopt SFAS 150 on January 1, 2004. As a result of adopting the new standard, it is expected that the Partnership will reclassify limited partner capital that is redeemable upon an event certain (e.g., the death of the partner) to liabilities with subsequent returns on the related units reflected as interest expense on the statement of operations. As of December 31, 2003, this amount is approximately $41 million. Adoption of SFAS 150 will therefore also affect the presentation of the Partnership’s net increase in net assets resulting from operations and ratios to average net assets as a result of the reclassification, but it will have no impact on the value of partner units.

3.    CAPITAL ACCOUNTS

Subscriptions and Capital Contributions

Each partner, including the General Partner, has a capital account with an initial balance equal to the amount such partner paid for its units of partnership interest. The Partnership’s net increase in net assets resulting from operations is determined monthly, and any increase or decrease from the end of the preceding month is added to or subtracted from the capital accounts of the partners based on the ratio that the balance of each capital account bears in relation to the balance of all capital accounts as of the beginning of the month. The number of units held by the TIC 401(k) Plan will be restated as necessary for management and incentive fees attributable to units held at the beginning of each month by the TIC 401(k) Plan to equate the per unit value of the TIC 401(k) Plan’s

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

capital account with the Partnership’s per unit value. The TIC 401(k) Plan’s equity in the Partnership as of January 1, 2004 and 2003 was $11,123,065 and $8,670,935, respectively.

The minimum subscription amount is $1,000 for new Limited Partners. Additional capital contributions may be made in increments of $1,000. Both subscriptions and contributions may be made quarterly, at the beginning of the respective quarter, or on a more frequent basis at the discretion of the General Partner. The purchase price of a unit will be the net asset value per unit, as defined in the Limited Partnership Agreement, at the opening of business on the first business day of the month.

Pending Partner Additions

Pending partner additions is comprised of cash received prior to year-end for which units were issued on January 1 of the subsequent year. Pending partner additions did not participate in the earnings or losses of the Partnership until the related units were issued.

Redemptions Payable

Units are redeemable at the discretion of each Limited Partner, within limits and subject to the terms of the Limited Partnership Agreement. Prior to July 31, 2002, redemptions could be made only as of the last business day of any quarter upon five business days advance notice. Effective July 31, 2002, redemptions of units may be made as of the last business day of any month subject to the following restrictions. Redemptions occurring on any month-end that is also a calendar quarter-end, require written notice of redemption that must be received by the General Partner at least five business days in advance of such redemption. Redemptions occurring on any month-end that is not a calendar quarter-end, require written notice of redemption that must be received by the General Partner at least 15 calendar days in advance of such redemption. Redemption of units in $1,000 increments and full redemption of all units are made at 100% of the net asset value per unit effective as of the last business day of any month, as defined in the Limited Partnership Agreement. Partial redemptions of units which would reduce the net asset value of a Limited Partner’s unredeemed units to less than the minimum investment then required of new Limited Partners or such Limited Partner’s initial investment, whichever is less, will be honored only to the extent of such limitation.

4.    INCOME TAXES

Individual partners are liable for income taxes on their share of the Partnership’s income. The Partnership is not liable for any federal, state or local income taxes.

5.    RELATED PARTY TRANSACTIONS

        The General Partner, due to its relationship with its affiliates and certain other parties, may enter into certain related party transactions. Bellwether Partners LLC (“BPL”), a Delaware limited liability company and an affiliate of the General Partner, is the Partnership’s only forward contract counterparty. BPL does not charge commissions for transacting the Partnership’s foreign exchange and metal forward contracts. At December 31, 2003 and 2002, the amounts on deposit with BPL as margin for forward contracts were $2,562,105 (including $12,399 in net unrealized gains) and $2,121,666 (including $193,850 in net unrealized gains). During 2003, 2002, and 2001, the Partnership earned interest income of $18,054, $23,336 and $33,413, from deposits of collateral with BPL.

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

The Partnership reimburses expenses paid by TIC relating to the operations of the Partnership.

In the normal course of business, the Partnership has entered into contracts which provide a variety of general indemnifications. Such contracts include those with the Partnership’s Service Company, General Partner, trading advisor and certain of the Partnership’s brokers and trading counterparties. Any exposure to the Partnership under these arrangements would involve future claims that may be made against the Partnership. No such claims have occurred, nor are they expected to occur. Therefore, the Partnership has not accrued any liability in connection with such indemnifications.

6.    RISK MANAGEMENT

Market Risk Management

The Partnership maintains positions in derivative instruments that trade both on exchanges and “over-the-counter” (“OTC”). The Partnership is subject to credit risk and changes in market value associated with the financial instruments that are traded. In conjunction with other customer and proprietary accounts, TIC takes an active role in managing the Partnership’s market and counterparty risks and has established formal internal control procedures that are reviewed on an ongoing basis.

TIC has developed a set of guidelines and policies that are designed to maintain risk at levels that are deemed appropriate and necessary to achieve targeted rates of return. These guidelines and policies include quantitative and qualitative criteria for individual risk factors as well as for aggregate risk. TIC’s Risk Management Department, in conjunction with various senior personnel from different disciplines throughout TIC and its affiliates, regularly assesses and evaluates the Partnership’s potential exposures to market risk based on analyses performed by the department.

TIC evaluates the positions taken by the Partnership in various instruments and markets globally and assesses the market risk associated with those positions. TIC uses a statistical technique known as Value at Risk (“VaR”) to assist in measuring market risk. The VaR model is a proprietary system, and is one of several tools used to monitor and review the Partnership’s trading portfolios. The VaR model projects potential losses based on a historical simulation methodology which uses two years of historical data, a one day holding period, and a 99% confidence level. Other analytical techniques used in monitoring the Partnership’s market risk include regular reviews of the Partnership’s largest exposures. Additionally, regular reviews are performed of various liquidity factors, including average daily volume, number of days to liquidate, and percentage of net assets for all individual positions.

As a writer of options, the Partnership receives a premium upon initial settlement and then bears the risk of changes in the price of the financial instrument underlying the option. The Partnership’s ultimate obligations for options written may exceed the amount recognized in the statement of financial condition.

Credit Risk Management

Derivative instruments are bilateral agreements that result in credit exposure between counterparties. Exchange traded derivatives settle through clearing houses backed by multiple members and present relatively low credit risk. Certain derivative instruments are traded in unregulated markets. Derivative instruments are either liquidated by entering into offsetting contracts with the same counterparty or held to maturity. For certain of these instruments the unrealized gain or loss, rather than the contract or notional amounts, represents the

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2002, AND 2001

present value of future net cash requirements. OTC derivatives are settled with individual counterparties and, therefore, present potential concentrated credit risk exposure.

TIC attempts to minimize exposure to trading counterparties and brokers through the use of bilateral collateral agreements (“Collateral Agreements”) with OTC derivative counterparties and through formal credit policies and monitoring procedures. TIC has a Credit Committee, comprised of senior managers from different disciplines throughout TIC and its affiliates, which meets regularly to analyze the credit risks associated with the Partnership’s counterparties, intermediaries and service providers. A significant portion of the Partnership’s positions, including cash and due from brokers, are invested with or held at top tier banks and securities dealers. TIC establishes counterparty exposure limits and specifically designates which product types are approved for trading. TIC attempts to reduce the credit risk of the Partnership by establishing stringent credit terms in its legal trade documentation (i.e., ISDA agreements, master netting agreements, etc.) with counterparties. In addition, TIC monitors exposure levels and actively moves collateral with counterparties to reduce exposure.

7.    DERIVATIVE CONTRACTS

The Partnership has Collateral Agreements with its counterparties whereby the Partnership obtains and is required to pledge collateral. The Partnership monitors the value of its derivative transactions on a daily basis and will obtain or pull back excess collateral when appropriate. As of December 31, 2003 and 2002, the Partnership had pledged $142,000 and $10,000, of cash collateral and no securities collateral. The Partnership records cash collateral posted as due from brokers. At both December 31, 2003 and 2002, the Partnership had received no cash collateral or securities collateral under these Collateral Agreements.

The amount of net unrealized gains on swaps, futures and forwards contracts as of December 31, 2003 is $1,885,103, which is the amount of credit risk related to these instruments before the benefit of any collateral.

8.    FINANCIAL HIGHLIGHTS

	December 31,
	2003	2002	2001
Per unit operating performance:
Net asset value per unit, beginning of year	$10,834.75	$8,928.90	$7,095.78
Income from investment operations:
Net operating loss	(351.46)	(424.01)	(98.52)
Net realized and unrealized gain on trading activities	1,367.30	2,329.86	1,931.64

Total from investment operations	1,015.84	1,905.85	1,833.12

Net asset value per unit, end of year	$11,850.59	$10,834.75	$8,928.90

Total return:
Total return before incentive fee	10.57%	24.04%	29.72%
Incentive fee	(1.19)%	(2.70)%	(2.75)%

Total return after incentive fee	9.38%	21.34%	26.97%

	December 31,
	2003	2002	2001
Ratios to average net assets:
Net investment income	.35%	.73%
Net operating loss(1)	(3.35)%	(4.31)%	(1.20)%
Total expenses before incentive fee	3.28%	3.69%	2.75%
Incentive fee	1.19%	2.27%	2.29%

Total expenses including incentive fee	4.47%	5.96%	5.04%

(1)	Includes incentive fees

The per unit operating performance, total return and ratios are computed based upon the average units outstanding and average net assets for the Limited Partner interests (excluding 401(K) plan net assets, units and related income and expenses—see Note 2) respectively, for the years ended December 31, 2003 and 2002. Total return is calculated as the change in the net asset value of the Limited Partner interests for the years ended December 31, 2003 and 2002. The total return and ratios calculated for an individual Limited Partner may vary based on the timing of capital transactions. The total return and ratios for the 401(k) Plan will vary due to the timing of capital transactions and due to the fact that the 401(k) Plan is not charged management or incentive fees (Note 2). The average net assets for the Limited Partner interests used in the above ratios is calculated by adding any redemptions payable effective at the end of the period to the Limited Partners’ capital for such period.

TUDOR FUND FOR EMPLOYEES L.P.

FINANCIAL STATEMENTS

AS OF MARCH 31, 2004

(UNAUDITED)

TUDOR FUND FOR EMPLOYEES L.P.

STATEMENTS OF FINANCIAL CONDITION

	MARCH 31, 2004	DECEMBER 31, 2003
	(UNAUDITED)	(AUDITED)
ASSETS
Cash and cash equivalents	$66,562,892	$51,326,211
Due from brokers	8,919,601	7,368,022

Total assets	$75,482,493	$58,694,233

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Pending partner additions	$1,976,179	$2,045,527
Redemptions payable	3,262,570	2,036,104
Incentive fee payable	602,651	—
Management fee payable	188,767	221,828
Accrued professional fees and other	170,931	117,179

Total liabilities	6,201,098	4,420,638

PARTNERS’ CAPITAL:
Limited Partners, 20,000 units authorized and 5,209.482 and 4,383.242 units outstanding as of March 31, 2004 and December 31, 2003	66,762,124	51,944,007
General Partner, 196.580 units outstanding as of March 31, 2004 and December 31, 2003	2,519,271	2,329,588

Total partners’ capital	69,281,395	54,273,595

Total liabilities and partners’ capital	$75,482,493	$58,694,233

Net asset value per unit	$12,815.50	$11,850.59

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

CONDENSED SCHEDULE OF INVESTMENTS

	Cost	Market or Fair Value	Percent of Partners’ Capital
March 31, 2004 (UNAUDITED)
Long contracts(1)
Options
Metal	$231,230	$647,855	0.94%
Futures
Equity index		1,279,601	1.85
Commodity		167,665	0.24
Foreign exchange		(61,600)	(0.09)

Total futures		1,385,666	2.00

Forwards
Metal		14,332	0.02
Foreign exchange		717,939	1.04

Total forwards		732,271	1.06

Swaps
Commodity		456,841	0.66
Short contracts(1)
Futures
Foreign exchange		$60,800	0.09%
Commodity		14,817	0.02
Bond		534,068	0.77
Equity index		(800)	(0.00)

Total futures		608,885	0.88

Forwards
Foreign exchange		143	0.00

	Cost	Market or Fair Value	Percent of Partners’ Capital
December 31, 2003 (AUDITED)
Long contracts(1)
Options
Metal	$66,980	$134,677	0.25%
Futures
Bond		443,052	0.82
Interest rate		212,500	0.39
Commodity		425	0.00
Foreign exchange		(140,080)	(0.26)

Total futures		515,897	0.95

Forwards
Metal		12,680	0.02
Swaps
Equity index		1,168,183	2.15
Short contracts(1)
Futures
Foreign exchange		$138,720	0.26%
Bond		137,530	0.25
Equity index		(190,512)	(0.35)

Total futures		85,738	0.16

Forwards
Foreign exchange		(281)	0.00

(1)	All such amounts are included, net, in due from brokers on the statements of financial condition.

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2004	2003
Investment income
Interest	$152,794	$146,856

Total investment income	152,794	146,856

Investment expenses
Brokerage commissions	113,795	76,311
Interest	2,689	536

Total investment expenses	116,484	76,847

Net investment income	36,310	70,009
Operating expenses
Management fee	264,112	196,805
Incentive fee	602,651	—
Professional fees and other	64,287	63,954

Total operating expenses	931,050	260,759

Total expenses	1,047,534	337,606
Net operating loss	(894,740)	(190,750)

Net realized and unrealized gains/losses on trading activities
Net realized gain (loss)	4,768,820	(1,515,071)
Change in net unrealized appreciation (depreciation)	1,738,934	(829,197)

Net realized and unrealized gains (losses)	6,507,754	(2,344,268)

Net increase (decrease) in net assets resulting from operations	$5,613,014	$(2,535,018)

Limited Partners’ net increase (decrease) in net assets resulting from operations	$5,423,331	$(2,423,782)
General Partner’s net increase (decrease) in net assets resulting from operations	189,683	(111,236)

Net increase (decrease) in net assets resulting from operations	$5,613,014	$(2,535,018)

Change in net asset value per unit	$964.91	$(565.85)

Net increase (decrease) in net assets per unit	$1,074.04	$(556.70)

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2003 (AUDITED)

	Limited Partners		General Partner		Total Capital	Net Asset Value Per Unit
	Units	Capital	Units	Capital
Partners’ Capital, December 31, 2002	3,990.202	$43,232,851	196.580	$2,129,895	$45,362,746	$10,834.75
Net increase in net assets resulting from operations	—	5,115,684	—	199,693	5,315,377
TIC 401(k) Plan unit adjustment(a)	27.598	—	—	—	—
Capital contributions	1,003.074	10,708,900	—	—	10,708,900
Capital redemptions	(637.632)	(7,113,428)	—	—	(7,113,428)

Partners’ Capital, December 31, 2003(b)	4,383.242	51,944,007	196.580	2,329,588	54,273,595	$11,850.59
Net increase in net assets resulting from operations	—	5,423,331	—	189,683	5,613,014
TIC 401(k) Plan unit adjustment(a)	13.726	—	—	—	—
Capital contributions	1,228.235	14,572,528	—	—	14,572,528
Capital redemptions	(415.721)	(5,177,742)	—	—	(5,177,742)

Partners’ Capital, March 31, 2004(b)	5,209.482	$66,762,124	196.580	$2,519,271	$69,281,395	$12,815.50

(a)	See Note 3—Capital Accounts

(b)	See Note 3—Redemption of Units

See accompanying notes to financial statements.

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2004

(UNAUDITED)

1.    ORGANIZATION

Tudor Fund for Employees L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”) on November 22, 1989, and commenced trading operations on July 2, 1990. Second Management LLC (the “General Partner”) is the general partner of the Partnership. Tudor Investment Corporation (“TIC”), an affiliate of the General Partner, acts as the trading advisor of the Partnership. The Partnership’s trading approach and resulting positions are also utilized by the proprietary and other customer accounts of TIC and its affiliates. The General Partner is registered with the Commodity Futures Trading Commission as a Commodity Pool Operator and a Commodity Trading Advisor and is a member of the National Futures Association in such capacities. Ownership of limited partnership units is restricted to either employees, principals or affiliates of TIC.

The objective of the Partnership is to realize capital appreciation through speculative trading of futures, forwards, equity and interest rate swaps, option contracts and other derivative instruments, including commodity interests (collectively, “derivative contracts”). The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur as outlined in the Third Amended and Restated Partnership Agreement dated as of May 12, 2004 (the “Limited Partnership Agreement”).

Duties of the General Partner

The General Partner acts as the Commodity Pool Operator of the Partnership and is responsible for the selection and monitoring of the Commodity Trading Advisors used by the Partnership. The General Partner is also responsible for the performance of all administrative services necessary to the Partnership’s operations.

Service Agreement

The Partnership has entered into an agreement with Citco Fund Services (USA) Inc. (the “Service Company”), under which the Service Company provides necessary accounting services to the Partnership, including maintenance of the financial books and records.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Trading activities, including related revenues and expenses, are recorded on a trade date basis. Interest income and expense are recorded on an accrual basis.

Brokerage commissions represents all brokerage commissions, exchange, National Futures Association and other fees incurred in connection with the execution and clearance of derivative instruments. Commissions on transactions are recorded on an execution basis and are included in brokerage commissions in the statements of operations.

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2004

(UNAUDITED)

Derivative Contracts

In the normal course of business, the Partnership enters into derivative contracts for trading. Typically, derivatives serve as components of the Partnership’s investment strategies and are utilized primarily to structure portfolio transactions to economically match the investment objectives of the Partnership.

The Partnership values derivative contracts on the statements of financial condition at independent market values when readily available from major exchanges. Otherwise, valuations are based on independent broker quotations or pricing models that consider the time value of money, volatility, and the current market and contractual prices of the underlying financial instruments. Changes in values of derivative contracts are included in the statements of operations.

Assets and liabilities at March 31, 2004 and December 31, 2003 relating to the Partnership’s derivative contracts are recorded on the statements of financial condition on a net basis for counterparties with master agreements with netting provisions. On the condensed schedules of investments, derivatives are presented net by type of derivative contract, considering long and short contracts separately.

Fair Value of Financial Instruments

The fair value of the Partnership’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and overnight time deposits of $63,800,000 and $49,000,000 with one European bank as of March 31, 2004 and December 31, 2003. At March 31, 2004 and December 31, 2003, there were no significant foreign currency balances.

Due From Brokers

Due from brokers includes cash balances carried as margin deposits for trading purposes. When legal right of offset exists, the Partnership nets cash collateral received or pledged against the contractual commitment asset or liability, and this net amount is included in due from brokers. Also included are unrealized gains and losses on open futures, forward, options and swap contracts. Due from brokers consists primarily of balances with U.S. brokers.

Incentive Fee

The Partnership pays TIC, as trading advisor, an incentive fee equal to 12% of the Net Trading Profits (as defined in the Limited Partnership Agreement), earned as of the end of each fiscal quarter of the Partnership (or upon withdrawal). Since inception of the TIC 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”), TIC does not receive an incentive fee attributable to units of limited partnership interest held at the beginning of each month by the TIC 401(k) Plan (Note 3).

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2004

(UNAUDITED)

Management Fee

The Partnership also pays TIC a monthly management fee equal to 1/12 of 2% (2% per annum) of the Partnership’s net assets (as defined in the Limited Partnership Agreement). Since inception of the TIC 401(k) Plan, TIC does not receive a management fee attributable to units of limited partnership interest held at the beginning of each month by the TIC 401(k) Plan (Note 3).

Foreign Currency Translation

The functional currency of the Partnership is the United States dollar. All other currencies are considered to be foreign. Assets and liabilities denominated in a currency other than the U.S. dollar are translated into U.S. dollars at the closing rate of exchange as reported by a major international bank. Purchases and sales of derivative contracts, and income and expenses denominated in currencies other than U.S. dollars, are translated at the rates of exchange on the respective dates of such transactions. The resulting gains and losses from such translation are included, as part of the underlying transactions, in the accompanying statements of operations.

Net Increase in Net Assets Per Unit

Net increase in net assets per unit is computed by dividing net increase in net assets by the monthly average of units outstanding at the beginning of each month.

New Accounting Pronouncement

On May 15, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 requires that financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. For SEC registrants deemed “non-public” entities under SFAS 150, SFAS 150 is effective for fiscal periods beginning after December 15, 2003. The Partnership adopted SFAS 150 on January 1, 2004. The Partnership has amended its Limited Partnership Agreement to clarify that limited partner interests are not mandatorily redeemable upon an event certain to occur as defined in SFAS 150. Therefore, the adoption of SFAS 150 did not affect the presentation of the Partnership’s financial position and ratios to average net assets.

3.    CAPITAL ACCOUNTS

Subscriptions and Capital Contributions

Each partner, including the General Partner, has a capital account with an initial balance equal to the amount such partner paid for its units of partnership interest. The Partnership’s net increase in net assets resulting from operations is determined monthly, and any increase or decrease from the end of the preceding month is added to or subtracted from the capital accounts of the partners based on the ratio that the balance of each capital account bears in relation to the balance of all capital accounts as of the beginning of the month. The number of units held by the TIC 401(k) Plan will be restated as necessary for management and incentive fees attributable to units held at the beginning of each month by the TIC 401(k) Plan to equate the per unit value of the TIC 401(k) Plan’s capital account with the Partnership’s per unit value. The TIC 401(k) Plan’s equity in the Partnership as of April 1, 2004 and January 1, 2004 was $12,872,222 and $11,123,065, respectively.

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2004

(UNAUDITED)

The minimum subscription amount is $1,000 for new Limited Partners. Additional capital contributions may be made in increments of $1,000. Both subscriptions and contributions may be made quarterly, at the beginning of the respective quarter, or on a more frequent basis at the discretion of the General Partner. The purchase price of a unit will be the net asset value per unit, as defined in the Limited Partnership Agreement, at the opening of business on the first business day of the month.

Pending Partner Additions

Pending partner additions is comprised of cash received prior to month-end for which units were issued on the first day of the subsequent month. Pending partner additions did not participate in the earnings or losses of the Partnership until the related units were issued.

Redemptions

Units are redeemable at the discretion of each Limited Partner, within limits and subject to the terms of the Limited Partnership Agreement. Redemptions of units may be made as of the last business day of any month subject to the following restrictions. Redemptions occurring on any month-end that is also a calendar quarter-end, require written notice of redemption that must be received by the General Partner at least five business days in advance of such redemption. Redemptions occurring on any month-end that is not a calendar quarter-end, require written notice of redemption that must be received by the General Partner at least 15 calendar days in advance of such redemption. Redemption of units in $1,000 increments and full redemption of all units are made at 100% of the net asset value per unit effective as of the last business day of any month, as defined in the Limited Partnership Agreement. Partial redemptions of units which would reduce the net asset value of a Limited Partner’s unredeemed units to less than the minimum investment then required of new Limited Partners or such Limited Partner’s initial investment, whichever is less, will be honored only to the extent of such limitation.

4.    INCOME TAXES

Individual partners are liable for income taxes on their share of the Partnership’s income. The Partnership is not liable for any federal, state or local income taxes.

5.    RELATED PARTY TRANSACTIONS

The General Partner, due to its relationship with its affiliates and certain other parties, may enter into certain related party transactions. Bellwether Partners LLC (“BPL”), a Delaware limited liability company and an affiliate of the General Partner, is the Partnership’s only forward contract counterparty. BPL does not charge commissions for transacting the Partnership’s foreign exchange and metal forward contracts. At March 31, 2004 and December 31, 2003, the amounts on deposit with BPL as margin for forward contracts were $2,672,175 (including $732,414 in net unrealized gains) and $2,562,105 (including $12,399 in net unrealized gains). The Partnership earned interest income of $4,232 and $4,904 for the three months ended March 31, 2004 and 2003 from deposits of collateral with BPL.

The Partnership reimburses expenses paid by TIC relating to the operations of the Partnership.

In the normal course of business, the Partnership has entered into contracts which provide a variety of general indemnifications. Such contracts include those with the Partnership’s Service Company, General Partner,

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2004

(UNAUDITED)

trading advisor and certain of the Partnership’s brokers and trading counterparties. Any exposure to the Partnership under these arrangements would involve future claims that may be made against the Partnership. No such claims have occurred, nor are they expected to occur. Therefore, the Partnership has not accrued any liability in connection with such indemnifications.

6.    RISK MANAGEMENT

Market Risk Management

The Partnership maintains positions in derivative instruments that trade both on exchanges and “over-the-counter” (“OTC”). The Partnership is subject to credit risk and changes in market value associated with the financial instruments that are traded. In conjunction with other customer and proprietary accounts, TIC takes an active role in managing the Partnership’s market and counterparty risks and has established formal internal control procedures that are reviewed on an ongoing basis.

TIC has developed a set of guidelines and policies that are designed to maintain risk at levels that are deemed appropriate and necessary to achieve targeted rates of return. These guidelines and policies include quantitative and qualitative criteria for individual risk factors as well as for aggregate risk. TIC’s Risk Management Department, in conjunction with various senior personnel from different disciplines throughout TIC and its affiliates, regularly assesses and evaluates the Partnership’s potential exposures to market risk based on analyses performed by the department.

TIC evaluates the positions taken by the Partnership in various instruments and markets globally and assesses the market risk associated with those positions. TIC uses a statistical technique known as Value at Risk (“VaR”) to assist in measuring market risk. The VaR model is a proprietary system, and is one of several tools used to monitor and review the Partnership’s trading portfolios. The VaR model projects potential losses based on a historical simulation methodology which uses two years of historical data, a one day holding period, and a 99% confidence level. Other analytical techniques used in monitoring the Partnership’s market risk include regular reviews of the Partnership’s largest exposures. Additionally, regular reviews are performed of various liquidity factors, including average daily volume, number of days to liquidate, and percentage of net assets for all individual positions.

As a writer of options, the Partnership receives a premium upon initial settlement and then bears the risk of changes in the price of the financial instrument underlying the option. The Partnership’s ultimate obligations for options written may exceed the amount recognized in the statements of financial condition.

Credit Risk Management

        Derivative instruments are bilateral agreements that result in credit exposure between counterparties. Exchange traded derivatives settle through clearing houses backed by multiple members and present relatively low credit risk. Certain derivative instruments are traded in unregulated markets. Derivative instruments are either liquidated by entering into offsetting contracts with the same counterparty or held to maturity. For certain of these instruments the unrealized gain or loss, rather than the contract or notional amounts, represents the present value of future net cash requirements. OTC derivatives are settled with individual counterparties and, therefore, present potential concentrated credit risk exposure.

TIC attempts to minimize exposure to trading counterparties and brokers through the use of bilateral collateral agreements (“Collateral Agreements”) with OTC derivative counterparties and through formal credit policies and monitoring procedures. TIC has a Credit Committee, comprised of senior managers from different

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2004

(UNAUDITED)

disciplines throughout TIC and its affiliates, which meets regularly to analyze the credit risks associated with the Partnership’s counterparties, intermediaries and service providers. A significant portion of the Partnership’s positions, including cash and due from brokers, are invested with or held at top tier banks and securities dealers. TIC establishes counterparty exposure limits and specifically designates which product types are approved for trading. TIC attempts to reduce the credit risk of the Partnership by establishing stringent credit terms in its legal trade documentation (i.e., ISDA agreements, master netting agreements, etc.) with counterparties. In addition, TIC monitors exposure levels and actively moves collateral with counterparties to reduce exposure.

7.    DERIVATIVE CONTRACTS

The Partnership has Collateral Agreements with its counterparties whereby the Partnership obtains and is required to pledge collateral. The Partnership monitors the value of its derivative transactions on a daily basis and will obtain or pull back excess collateral when appropriate. As of March 31, 2004, the Partnership received $748,000 of cash collateral and no cash collateral had been pledged. As of December 31, 2003, the Partnership had pledged $142,000 of cash collateral and no cash collateral had been received. The Partnership records cash collateral posted as due from brokers.

The amounts of net unrealized gains on swaps, futures and forward contracts as of March 31, 2004 and December 31, 2003 are $3,623,029 and $1,885,103, which are the amounts of credit risk related to these instruments before the benefit of any collateral.

8.    FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31, 2004	March 31, 2003
Per unit operating performance:
Net asset value per unit, beginning of the period	$11,850.59	$10,834.75
Income (loss) from investment operations:
Net operating loss	(192.79)	(51.00)
Net realized and unrealized gain (loss) on trading activities	1,157.70	(514.85)

Total from investment operations	964.91	(565.85)

Net asset value per unit, end of period	$12,815.50	$10,268.90

Total return:
Total return before incentive fee	9.22%	(5.22)%
Incentive fee	(1.08)%	—

Total return after incentive fee	8.14%	(5.22)%

Ratios to average net assets:
Net investment income	0.06%	0.14%
Net operating loss(1)	(1.70)%	(0.48)%
Total expenses before incentive fee	0.79%	0.78%
Incentive fee	1.15%	—

Total expenses including incentive fee	1.94%	0.78%

(1)	Includes incentive fees

TUDOR FUND FOR EMPLOYEES L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2004

(UNAUDITED)

The per unit operating performance, total return and ratios are computed based upon the average units outstanding and average net assets for the Limited Partner interests (excluding TIC 401(k) Plan net assets, units and related income and expenses—see Note 2) respectively, for the periods ended March 31, 2004 and 2003. Total return is calculated as the change in the net asset value of the Limited Partner interests for the three month periods ended March 31, 2004 and 2003. The total return and ratios calculated for an individual Limited Partner may vary based on the timing of capital transactions. The total return and ratios for the TIC 401(k) Plan will vary due to the timing of capital transactions and due to the fact that the TIC 401(k) Plan is not charged management or incentive fees (Note 2). The average net assets for the Limited Partner interests used in the above ratios is calculated by adding any redemptions payable effective at the end of the period to the Limited Partners’ capital for such period. The financial highlights ratios presented above are not annualized.

SECOND MANAGEMENT LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

WITH REPORT OF INDEPENDENT AUDITORS

REPORT OF INDEPENDENT AUDITORS

To the Member of

Second Management LLC:

We have audited the accompanying statements of financial condition of Second Management LLC (the “Company”) as of December 31, 2003 and 2002, and the related statements of operations, changes in member’s capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Second Management LLC at December 31, 2003 and 2002, the results of its operations, changes in its member’s capital, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Ernst & Young LLP

March 15, 2004

SECOND MANAGEMENT LLC

STATEMENTS OF FINANCIAL CONDITION

	December 31
	2003	2002
ASSETS
Cash	$2,777	$28,000
Investment in affiliated investment fund	2,329,597	2,129,903
Receivable from affiliates	151,172	145,976

Total assets	$2,483,546	$2,303,879

LIABILITIES AND MEMBER’S CAPITAL
LIABILITIES:
Payables to affiliates	$540,000	$156,614
Accrued expenses	8,995	7,995

Total liabilities	548,995	164,609

MEMBER’S CAPITAL	1,934,551	2,139,270

Total liabilities and member’s capital	$2,483,546	$2,303,879

See accompanying notes.

SECOND MANAGEMENT LLC

STATEMENTS OF OPERATIONS

	Year ended December 31
	2003	2002
REVENUES:
Allocation of net earnings from investment in affiliated investment fund	$199,694	$374,645
Interest	—	179,018

Total revenues	199,694	553,663

EXPENSES:
General and administrative	273,427	246,595
Professional fees	130,986	63,463

Total expenses	404,413	310,058

Net (loss) income	$(204,719)	$243,605

See accompanying notes.

SECOND MANAGEMENT LLC

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

YEARS ENDED DECEMBER 31, 2003 AND 2002

MEMBERS’ CAPITAL, January 1, 2002	$6,375,665
Distribution	(4,480,000)
Net income	243,605

MEMBERS’ CAPITAL, December 31, 2002	2,139,270
Net loss	(204,719)

MEMBER’S CAPITAL, December 31, 2003	$1,934,551

See accompanying notes.

SECOND MANAGEMENT LLC

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(204,719)	$243,605
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Allocation of net earnings from investment in affiliated investment fund	(199,694)	(374,645)
(Increase) decrease in operating assets:
Receivable from affiliates	(5,196)	45,782

Net (increase) decrease in operating assets	(5,196)	45,782

Increase (decrease) in operating liabilities:
Payables to affiliates	383,386	156,614
Accrued expenses	1,000	(3,001)

Net increase in operating liabilities	384,386	153,613

Net cash (used in) provided by operating activities	(25,223)	68,355

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distributions	—	(45,000)

Net cash used in financing activities	—	(45,000)

Net (decrease) increase in cash	(25,223)	23,355
CASH, beginning of the year	28,000	4,645

CASH, end of the year	$2,777	$28,000

SUPPLEMENTAL DISCLOSURES OF NON-CASH OPERATING AND FINANCING ACTIVITIES:
Receivable from affiliate	$—	$4,435,000
Capital distribution	$—	(4,435,000)

See accompanying notes.

SECOND MANAGEMENT LLC

NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION AND BUSINESS

Second Management LLC (the “Company”), a Delaware limited liability company, commenced operations on April 4, 1996. The Company is wholly owned by Tudor Group Holdings LLC (“TGH”), a Delaware limited liability company that commenced operations on January 1, 1996. Prior to December 31, 2002, Northview Partners, Inc. (“NV”), an affiliated Delaware corporation, owned 1% of the Company. Pursuant to a merger agreement effective December 31, 2002, NV was merged into TGH whereby TGH assumed all of NV’s assets, liabilities and equity.

The Company is registered with the Commodity Futures Trading Commission as a Commodity Pool Operator and a Commodity Trading Advisor (“CTA”) and is a member of the National Futures Association in such capacities. The Company serves as the general partner of Tudor Fund for Employees L.P. (“TFE”). TFE was formed to engage in speculative trading of commodity interests and other financial instruments, including, but not limited to, futures and forward contracts and options on futures and forward contracts. An affiliate of the Company, Tudor Investment Corporation (“TIC”), functions as the CTA for TFE.

Service Provider

The Company has entered into an agreement with Citco Fund Services (USA) Inc. (“Citco”) to provide necessary accounting services, including calculation of net asset values and maintenance of the books and records, for TFE.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing the financial statements are reasonable and prudent; however, actual results could differ from these estimates.

Investment in Affiliated Investment Fund

The Company’s investment in TFE is recorded under the equity method of accounting in the accompanying statements of financial condition based upon the net asset value of TFE as reported by Citco. The Company’s proportionate share of income or loss on its investment in TFE is included in allocation of net earnings from investment in affiliated investment fund on the accompanying statements of operations (Note 3).

Fair Value of Financial Instruments

The carrying amounts of all assets and liabilities in the accompanying statements of financial condition approximate their fair values.

3.    INVESTMENT IN AFFILIATED INVESTMENT FUND

As of December 31, 2003 and 2002, the Company owned 196.58 general partnership units of TFE valued at $2,329,597 and $2,129,903, respectively, which represented approximately 4.3% and 4.7% of the partners’ capital of TFE, respectively.

The Company participates in the profits and losses of TFE on a pro rata (unit-for-unit) basis with all limited partners. TIC, as the CTA for TFE, receives a 12% incentive fee, determined quarterly, on new trading profits, as

SECOND MANAGEMENT LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

defined in the TFE limited partnership agreement. TIC also receives a monthly management fee paid at a rate of 2% per annum based on TFE’s net assets. Since inception of the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan (“TIC 401(k) Plan”), a defined contribution plan covering all employees of TIC and certain of its affiliates, TIC does not receive incentive or management fees attributable to units of TFE held by the TIC 401(k) Plan.

TFE is a party to financial instruments with elements of off-balance sheet credit and market risk in excess of the amounts recognized in the statements of financial condition through its trading of financial futures, swaps, forwards and options contracts. Risk to TFE arises from the possible adverse changes in the market value of such interests and the potential inability of counterparties to perform under the terms of their respective contracts. Because the Company is the general partner of TFE, its potential liability may exceed its investment in this partnership. In management’s opinion, the settlement of these transactions will not have a material adverse effect on the financial condition of the Company.

4.    RELATED PARTY TRANSACTIONS

In the normal course of business, the Company regularly enters into financing and investing transactions with and provides general and administrative services to its affiliates. For the years ended December 31, 2003 and 2002, transactions with related parties are as follows:

	2003	2002
Revenues:
Allocation of net earnings from investment in affiliated investment fund	$199,694	$374,645
Interest	—	179,018

Total revenues	$199,694	$553,663

Expenses:
General and administrative	$242,980	$207,594

Total expenses	$242,980	$207,594

At December 31, 2003 and 2002 balances resulting from related party transactions are as follows:

	2003	2002
Assets
Investment in affiliated investment fund	$2,329,597	$2,129,903
Receivable from affiliates	151,172	145,976

Total assets	$2,480,769	$2,275,879

Liabilities
Payables to affiliates	$540,000	$156,614

Total liabilities	$540,000	$156,614

Financing

From time to time, the Company has advanced funds to and borrowed funds from TGH in varying amounts and for various periods at a rate of interest equal to the prime rate. During the years ended December 31, 2003 and 2002, the Company earned interest income of $0 and $179,018, respectively, from TGH. During the years

SECOND MANAGEMENT LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

ended December 31, 2003 and 2002, the Company paid interest expense of $8,980 and $594, respectively, to TGH that is included in general and administrative expenses on the accompanying statements of operations. At December 31, 2003 and 2002, $540,000 and $105,000 were borrowed from and payable to TGH. During 2002, the Company forgave $4,435,000 of advances to TGH in lieu of a capital distribution payment.

Investing

The Company serves as the general partner and owns units of TFE, an affiliated investment fund for which TIC is the investment manager (Note 3).

General and Administrative Services

TIC pays expenses on behalf of its affiliates, including the Company, for which it is reimbursed in full. At December 31, 2003 and 2002 included in payable to affiliates on the accompanying statements of financial condition is $0 and $51,614 respectively, related to the pending reimbursement of such expenses.

The Company pays expenses on behalf of TFE for which it is reimbursed in full. At December 31, 2003 and 2002, included in receivable from affiliates on the accompanying statements of financial condition is $6,707 and $145,976, respectively, relating to the pending reimbursement of such expenses.

The Company remunerates TIC for services provided related to general accounting, legal, treasury and technology support and senior management services. For the years ended December 31, 2003 and 2002, the expense relating to these services was approximately $234,000 and $207,000, respectively, and is included in general and administrative expenses on the accompanying statements of operations.

5.    INDEMNIFICATIONS

The Company’s agreement with Citco provides a variety of general indemnifications. Any exposure to the Company under this arrangement would involve future claims that may be made against the Company. No such claims have occurred, nor are they expected to occur. Therefore, the Company has not accrued any liability in connection with such indemnification.

6.    INCOME TAXES

The Company has not made any provisions for U.S. income tax since it is structured as a limited liability company. For U.S. federal and state tax purposes, a limited liability company is treated as a partnership. Accordingly, the member of the Company is responsible for reporting income or loss based upon its respective share of the revenues and expenses of the Company.

SECOND MANAGEMENT LLC

STATEMENT OF FINANCIAL CONDITION

MARCH 31, 2004

(UNAUDITED)

SECOND MANAGEMENT LLC

STATEMENT OF FINANCIAL CONDITION

MARCH 31, 2004

(UNAUDITED)

ASSETS
Cash	$8,062
Investment in affiliated investment fund	2,520,152
Receivable from affiliates	81,514

Total assets	$2,609,728

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Payables to affiliates	$559,188
Accrued expenses	3,121

Total liabilities	562,309

MEMBERS’ CAPITAL	2,047,419

Total liabilities and member’s capital	$2,609,728

See accompanying notes.

SECOND MANAGEMENT LLC

NOTES TO STATEMENT OF FINANCIAL CONDITION

MARCH 31, 2004

(UNAUDITED)

1.    ORGANIZATION AND BUSINESS

Second Management LLC (the “Company”), a Delaware limited liability company, commenced operations on April 4, 1996. The Company is wholly owned by Tudor Group Holdings LLC (“TGH”), a Delaware limited liability company that commenced operations on January 1, 1996.

The Company is registered with the Commodity Futures Trading Commission as a Commodity Pool Operator and a Commodity Trading Advisor (“CTA”) and is a member of the National Futures Association in such capacities. The Company serves as the general partner of Tudor Fund for Employees L.P. (“TFE”). TFE was formed to engage in speculative trading of commodity interests and other financial instruments, including, but not limited to, futures and forward contracts and options on futures and forward contracts. An affiliate of the Company, Tudor Investment Corporation (“TIC”), functions as the CTA for TFE.

Service Provider

The Company has entered into an agreement with Citco Fund Services (U.S.A.) Inc. (“Citco”) to provide necessary accounting services, including calculation of net asset values and maintenance of the books and records, for TFE.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s statement of financial condition has been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of this financial statement requires management to make estimates and assumptions that affect the amounts reported in the statement of financial condition and accompanying notes. Management believes that the estimates utilized in preparing the statement of financial condition are reasonable and prudent; however, actual results could differ from these estimates.

Investment in Affiliated Investment Fund

The Company’s investment in TFE is recorded under the equity method of accounting in the accompanying statement of financial condition based upon the net asset value of TFE as reported by Citco.

Fair Value of Financial Instruments

The carrying amounts of all assets and liabilities in the accompanying statement of financial condition approximate their fair values.

3.    INVESTMENT IN AFFILIATED INVESTMENT FUND

At March 31, 2004, the Company owned 196.58 general partnership units of TFE valued at $2,520,152, which represented approximately 3.6% of the partners’ capital of TFE.

The Company participates in the profits and losses of TFE on a pro rata (unit-for-unit) basis with all limited partners. TIC, as the CTA for TFE, receives a 12% incentive fee, determined quarterly, on new trading profits, as defined in the TFE limited partnership agreement. TIC also receives a monthly management fee paid at a rate of 2% per annum based on TFE’s net assets. Since inception of the Tudor Investment Corporation 401(k) Savings

SECOND MANAGEMENT LLC

NOTES TO STATEMENT OF FINANCIAL CONDITION (Continued)

MARCH 31, 2004

(UNAUDITED)

and Profit-Sharing Plan (“TIC 401(k) Plan”), a defined contribution plan covering all employees of TIC and certain of its affiliates, TIC does not receive incentive or management fees attributable to units of TFE held by the TIC 401(k) Plan.

TFE is a party to financial instruments with elements of off-balance sheet credit and market risk in excess of the amounts recognized in the statements of financial condition through its trading of financial futures, swaps, forwards and options contracts. Risk to TFE arises from the possible adverse changes in the market value of such interests and the potential inability of counterparties to perform under the terms of their respective contracts. Because the Company is the general partner of TFE, its potential liability may exceed its investment in this partnership. In management’s opinion, the settlement of these transactions will not have a material adverse effect on the financial condition of the Company.

EXHIBIT A

TUDOR FUND FOR EMPLOYEES L.P.

THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

DATED AS OF MAY 12, 2004

TUDOR FUND FOR EMPLOYEES L.P.

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Third Amended and Restated Limited Partnership Agreement (this “Agreement”) of TUDOR FUND FOR EMPLOYEES L.P. (the “Partnership”) made as of May 12, 2004 by and among Second Management LLC, a Delaware limited liability company (the “General Partner”), and the other parties who have heretofore executed or who shall hereafter execute this Agreement (whether in counterpart, by separate instrument, or otherwise) and who have heretofore been admitted or who shall be hereafter admitted to the Partnership as limited partners in accordance with the provisions hereof, and whose names and addresses have heretofore or shall hereafter, upon such admission, be added to the books and records of the Partnership (collectively, including any Plan Investor Partners (as defined in Section 7), the “Limited Partners”; the General Partner and the Limited Partners may be referred to herein individually as a “Partner”, and collectively as the “Partners”);

W I T N E S S E T H:

WHEREAS, the Partnership has heretofore been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) for the purpose of speculative trading in commodity interest contracts (as defined in Section 3) pursuant to a Limited Partnership Agreement dated as of November 22, 1989 as amended and restated as of July 1, 1995 and as of May 22, 1996 (the “Prior Limited Partnership Agreement”);

WHEREAS, the General Partner continues to desire to make an investment vehicle available to (i) persons who are employees of the General Partner, any of its present or future affiliated entities, or their successors or assigns, (ii) such entities themselves, and (iii) such other individuals and entities as the General Partner in its sole discretion may determine; and

WHEREAS, the Partners desire to amend and restate the Prior Limited Partnership Agreement in its entirety as set forth herein;

NOW, THEREFORE, the parties hereto do hereby agree as follows.

1.    NAME; FORMATION.

The parties heretofore formed and have operated, and hereby agree to continue, the Partnership as a limited partnership under and pursuant to the Partnership Act. The name of the Partnership shall remain TUDOR FUND FOR EMPLOYEES L.P. or such other name, to the extent permitted by the Partnership Act, as the General Partner shall hereafter designate in writing to the Limited Partners. The General Partner heretofore executed and filed in the Office of the Secretary of State of the State of Delaware a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) in accordance with the Partnership Act, and shall execute, file, record, and publish as appropriate such amendments to this Agreement, the Certificate of Limited Partnership, assumed name certificates, and other documents as shall be necessary or advisable as determined by the General Partner to comply with the law of any jurisdiction. Each Limited Partner shall furnish to the General Partner a power of attorney and such additional information as is required from such Partner to complete such documents, and shall execute and cooperate in the filing, recording, or publishing of such documents at the request of the General Partner.

2.    OFFICES.

The principal office of the Partnership is 1275 King Street, Greenwich, Connecticut 06831, or such other place as the General Partner may in its sole discretion designate from time to time.

The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other registered office or agent or address as the General Partner may in its sole discretion designate from time to time.

3.    BUSINESS.

The Partnership’s business and purpose is to engage in any lawful act or activity for which a limited partnership may be organized under the Partnership Act, including without limitation primarily to trade, buy, sell (including to sell short), spread, swap, acquire, hold, dispose of, and deal in, commodities, currencies, futures contracts, forward contracts, foreign exchange commitments, currency exchanges, money market instruments, debt obligations and other instruments issued or guaranteed by sovereigns, governments, and supranationals and their bodies, agencies, instrumentalities, authorities, and similar issuers, bonds, debentures, notes, bills, commercial paper, repurchase and reverse repurchase agreements, standby purchase and sale agreements, financial instruments, investment contracts, investment agreements, certificates of interest, securities interests, securities of and interests in other corporations, companies, partnerships, trusts, and other entities and vehicles, swaps, swaptions, caps, floors, straddles, and collars, derivative and hybrid transactions and instruments (however designated), options on and in respect of any of the foregoing, and rights and interests in respect of, pertaining to, and in connection with, any of the foregoing, on or off exchanges and markets, in publicly offered and private placement transactions, on spot, current, future, forward, and when-issued start, delivery, settlement, and optional commitment bases, on secured and unsecured bases, and on margin, collateral, and partial and full payment bases (herein referred to collectively as “commodity interest contracts”). The objective of the Partnership’s business is and shall be appreciation of its assets through speculative trading of commodity interest contracts.

4.    TERM; DISSOLUTION.

(a)    TERM.    The term of the Partnership commenced on November 22, 1989 upon the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware pursuant to the Partnership Act, and shall end upon the first to occur of the following: (i) December 31, 2010; (ii) the receipt by the General Partner of a notice setting forth an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Units of Limited Partnership Interest in the Partnership (“Units of Limited Partnership Interest” or “Units”) then owned by Limited Partners, which notice shall be delivered to the General Partner at least 90 days prior to the effective date of such dissolution; (iii) the withdrawal, insolvency, termination, dissolution, or liquidation of the General Partner and of any successor entity thereof, unless the business of the Partnership shall be continued by any new, remaining, or successor general partner(s) in accordance with Sections 15(a) and 18; (iv) the Partners terminate the Partnership in accordance with Section 18; (v) a decline in the Net Asset Value of a Unit (as defined in Section 8(d)(ii)) as of the end of any calendar month to less than $500; (vi) a decline in the Partnership’s aggregate Net Assets (as defined in Section 8(d)(i)) as of the end of any calendar month to less than $125,000; (vii) a determination by the General Partner in its sole discretion either that the Partnership’s assets in relation to its operating expenses make it unreasonable or imprudent to continue the business of the Partnership, or that the General Partner no longer desires to make available the Partnership to, or to operate the Partnership for, the persons permitted to become Limited Partners pursuant to this Agreement; (viii) upon the enactment of any law or the adoption of any rule, regulation, policy, or guideline by any regulatory authority having jurisdiction over the Partnership which shall make it unlawful, unreasonable, or imprudent in the sole discretion of the General Partner for the principal business of the Partnership to be continued; or (ix) the occurrence of any event requiring termination of the Partnership.

(b)    DISSOLUTION.    Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors, and distribution of the

Partnership’s Net Assets shall be effected as soon as practicable in accordance with the Partnership Act, except that the General Partner and each Limited Partner (and any assignee) shall share in the Net Assets of the Partnership pro rata in accordance with such Partner’s respective capital account less any amount owing by such Partner (or assignee) to the Partnership.

Nothing contained in this Agreement shall impair, restrict, or limit the rights and powers of the Partners under the Partnership Act or the law of any other jurisdiction in which the Partnership shall be conducting business to reform and reconstitute themselves as a limited partnership either under terms identical to those set forth herein or any other terms which they shall deem appropriate following the dissolution of the Partnership.

5.    FISCAL YEAR.

The fiscal year of the Partnership begins on January 1st of each year and ends on the following December 31st of such year.

6.    GENERAL PARTNER’S NET WORTH.

So long as it shall remain the sole general partner of the Partnership, the General Partner shall maintain at all times its “Net Worth” at an amount not less than 10% of the total contributions to the Partnership by all Partners. For the purposes of this Section 6, Net Worth shall be calculated in accordance with United States generally accepted accounting principles applied on a consistent basis, except as specified otherwise in this Section 6, with all current assets based on their then current market values. Interests owned by the General Partner in the Partnership, notes and accounts receivable from and payable to any partnership in which the General Partner has an interest, interests owned by the General Partner in any other partnership, secured or unsecured notes of creditworthy obligors (including notes receivable from the General Partner’s “affiliates”, as such term is defined in Regulation S-X of the rules and regulations of the Securities and Exchange Commission (the “SEC”)), and letters of credit shall be included as assets in calculating Net Worth, and liabilities subordinated to the claims of general creditors shall be included in calculating Net Worth.

The General Partner shall not be a general partner of any limited partnership other than the Partnership unless, at all times when it shall be the sole general partner of the Partnership and the general partner of any such other limited partnership, its Net Worth shall be at least equal to the Net Worth required by the preceding paragraph.

The requirements of the preceding two paragraphs may be modified by the General Partner at its sole option and without notice to or consent of the Limited Partners, provided that the General Partner shall first obtain a written opinion of legal counsel that such proposed modification shall not adversely affect the classification of the Partnership as a partnership for federal income tax purposes, shall not adversely affect the status of the Limited Partners as limited partners under the Partnership Act, and shall not violate any applicable state securities or Blue Sky law or any rules, regulations, guidelines, or statements of policy promulgated or applied thereunder.

7.    CAPITAL CONTRIBUTIONS.

The General Partner heretofore contributed $1,000 in cash to the capital of the Partnership, and the Partnership issued to the General Partner one Unit of General Partnership Interest in the Partnership (“Unit of General Partnership Interest”). The net asset value of a Unit of General Partnership Interest has at all times been and shall at all times be equivalent to the Net Asset Value of a Unit of Limited Partnership Interest. At the Initial Closing (as defined below in this Section 7), the General Partner contributed to the Partnership such additional amount of cash as was necessary to make the General Partner’s aggregate capital contribution equal to the greater of (a) $200,000 or (b) the sum of (i) the lesser of $100,000 or 3% of the first $10,000,000 in aggregate capital contributions to the Partnership by all Partners and (ii) 1% of the aggregate capital contributions to the

Partnership by all Partners in excess of $10,000,000. In return for such additional capital contribution, the Partnership issued to the General Partner additional Units of General Partnership Interest, each of which had an initial net asset value equivalent to the initial Net Asset Value of a Unit of Limited Partnership Interest. The General Partner, in its sole discretion, may withdraw such amounts from its interest in the Partnership without notice to or approval by the Limited Partners so long as such action shall not adversely affect the classification of the Partnership as a partnership for federal income tax purposes, shall not adversely affect the status of the Limited Partners as limited partners under the Partnership Act, and shall not violate any applicable state securities or Blue Sky law or any rules, regulations, guidelines, or statements of policy promulgated or applied thereunder. In addition, the General Partner, in its sole discretion, may contribute any greater amounts to the Partnership for which the Partnership shall issue to the General Partner additional Units of General Partnership Interest based upon the Net Asset Value of a Unit of Limited Partnership Interest at the time of such contribution.

Interests in the Partnership, other than the Units of General Partnership Interest issuable to the General Partner, are Units of Limited Partnership Interest, or Units. The initial Limited Partner heretofore contributed $1,000 in cash to the capital of the Partnership, and the Partnership issued to the initial Limited Partner one Unit. At the Initial Closing, the initial Limited Partner redeemed his one Unit and received $1,000 therefor (without interest), withdrew from the Partnership, and had no further rights or obligations as a Limited Partner except to the extent he has otherwise subscribed for Units. The remaining Partners consented to the withdrawal of the initial Limited Partner.

The General Partner, on behalf of the Partnership, has heretofore entered and may in the future enter into a selling agreement (a “Selling Agreement”) with one or more brokers, dealers, or banks, whether or not affiliated with the General Partner or any of its Affiliates (as defined in Section 17(c)) (each a “Selling Agent”), as described in the Prospectus (as defined below in this Section 7). Pursuant to a Selling Agreement, a Selling Agent may select such additional selling agents (“Additional Selling Agents”) as the Selling Agent in its sole discretion may determine. In accordance with the terms of a Selling Agreement and the Prospectus, the Partnership, through a Selling Agent and any Additional Selling Agents, shall offer Units and fractions of Units (to the fourth decimal place) for sale solely and exclusively to (i) persons who are employees of the General Partner, Tudor Investment Corporation, a Delaware corporation and an Affiliate of the General Partner (“TIC”), any of their present and future affiliated entities or persons, and their successors and assigns, (ii) the General Partner, TIC, any of their present and future affiliated entities or persons, and their successors and assigns, and (iii) such other individuals and entities as the General Partner in its sole discretion may determine, all as provided in this Agreement and in the Prospectus.

At an initial closing held on July 2, 1990 (the “Initial Closing”), the Partnership issued and sold 421 Units at a price equal to $1,000 per Unit to each subscriber whose subscription was accepted by the General Partner ($421,000 in the aggregate).

The Partnership, through the Selling Agents and any Additional Selling Agents, continues (in the sole discretion of the General Partner) to offer for sale Units and fractions of Units (to the fourth decimal place) at prices per Unit, in such minimum amounts, for such periods of time, and on such terms and conditions as the General Partner determines in its sole discretion. The continuing offering of Units shall continue until the maximum number of registered Units (including any newly-registered Units or any Units offered and sold pursuant to exemptions from the registration or qualification requirements of applicable securities laws) shall have been sold, unless the General Partner in its sole discretion shall sooner withdraw or otherwise discontinue the continuing offering. The Partnership generally issues and sells Units at closings (“Periodic Closings”) held as of the first day of each calendar quarter. Notwithstanding the foregoing, the General Partner may hold Periodic Closings at such other times as it shall determine in its sole discretion. The initial Periodic Closing during the continuing offering was held as of August 1, 1990. At each Periodic Closing, the Partnership issues and sells Units to each subscriber whose subscription is accepted by the General Partner at a price per Unit determined by the General Partner in its sole discretion; provided, however, that the sale price per Unit shall not at any time be less than 100% of the Net Asset Value of a Unit as of the date of the applicable Periodic Closing at which such Unit is sold.

At any time and from time to time, Units may be subscribed for, in the sole discretion of the General Partner, by corporate pension and profit sharing plans, 401(k) plans, Keogh plans for self-employed individuals (including partners), simplified employee pension plans, individual retirement accounts, and other employee benefit plans, whether or not maintained in the United States and whether or not subject to the Internal Revenue Code of 1986 as amended (the “Code”) or the Employee Retirement Income Security Act of 1974 as amended (“Plan Investors”), including without limitation Plan Investors owned, sponsored by, or affiliated with the General Partner, TIC, any of their present or future affiliated entities, or their successors or assigns. The General Partner shall only accept subscriptions for Units from Plan Investors to the extent that the value of each such subscription, when aggregated with the capital accounts and subscriptions for Units of all other Plan Investors, shall be less than 25% of the aggregate value of all outstanding Units after giving effect to such subscriptions, and if such subscriptions shall be otherwise timely submitted with good funds and in the proper form as described in this Agreement, the Prospectus, and any subscription documentation. Plan Investors whose subscriptions are accepted by the General Partner shall become Limited Partners and “Plan Investor Partners” upon their admission to the Partnership.

At any time and from time to time, Units may be subscribed for by the General Partner, its present and future affiliated entities, and its successors and assigns. Subscriptions for Units by such persons or any other person shall not preclude them from receiving compensation from the Partnership for services rendered by them in their respective capacities as other than Limited Partners.

All subscriptions for Units shall be irrevocable. The General Partner may in its sole discretion reject any subscription in whole or in part at any time prior to the acceptance thereof. No subscriber for Units shall become a Limited Partner until the General Partner shall accept such subscriber’s subscription at a Periodic Closing, shall execute this Agreement on behalf of such subscriber pursuant to the power of attorney in Section 14, and shall make an entry in the books and records of the Partnership reflecting that such subscriber has been admitted as a Limited Partner. Accepted subscribers shall be deemed Limited Partners at such time as their admission shall be reflected in the books and records of the Partnership.

In connection with the Partnership’s offering of Units as described in the “Prospectus” (which term shall mean the Partnership’s prospectus and disclosure document and amendments and supplements thereto, including those constituting a part of the Partnership’s registration statements under the Securities Act of 1933 as amended (the “Securities Act”)) relating to the offering of Units or any other or subsequent prospectus and disclosure document used from time to time in the offering of Units, the General Partner, on behalf of the Partnership, shall: (a) cause to be filed (i) one or more registration statements and such amendments thereto as the General Partner shall deem advisable or as may be required by applicable law, rules, or regulations with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) for the registration and public offering of Units in the United States of America and other jurisdictions, and (ii) one or more Prospectuses included in such registration statements and amendments and supplements thereto with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”); (b) qualify Units for sale under the securities or Blue Sky laws of such states of the United States of America or other jurisdictions as the General Partner shall in its sole discretion deem advisable; (c) make other arrangements for the offering and sale of Units as the General Partner shall in its sole discretion deem necessary or appropriate, including but not limited to engaging Selling Agents and Additional Selling Agents for Units on such terms as the General Partner may determine in its sole discretion and agree upon with such agents, and effecting the offering and sale of Units pursuant to exemptions from the registration or qualification requirements of applicable securities laws; and (d) take such action with respect to the matters described in clauses (a), (b), and (c) of this paragraph as the General Partner shall deem advisable or necessary.

All Units subscribed for shall be issued subject to the collection of good funds. If at any time good funds representing payment for Units shall not be made available to the Partnership because a subscriber shall have provided a bad check or draft, other uncollectible item, or otherwise, the General Partner shall cancel the Units issued to such subscriber represented by such item, and the subscriber’s name shall be removed as a Limited

Partner from the books and records of the Partnership. Any losses or profits sustained by the Partnership in connection with the Partnership’s business allocable to such canceled Units shall be deemed an increase or decrease in Net Assets and allocated among the remaining Partners as described in Section 8. Each Limited Partner shall reimburse the Partnership for any expense and loss (including any trading loss) incurred in connection with the issuance and cancellation of any Units issued to such Partner.

Capital contributions to the Partnership shall be made upon execution, acknowledgment, and delivery of documents in form and substance satisfactory to the General Partner in its sole discretion.

No additional contributions of capital shall be required of any Limited Partner during the term of the Partnership. The aggregate of all capital contributions shall be available to the Partnership to carry on its business, and no interest shall be paid by the Partnership on any such contribution.

The General Partner is authorized, in its sole discretion at any time and from time to time, to terminate and discontinue any offering of Units, in whole or in part or in respect of any particular jurisdiction.

8.    ALLOCATION OF PROFITS AND LOSSES; ACCOUNTING; RELATED MATTERS.

(a)    CAPITAL ACCOUNTS.    A capital account shall be established for each Partner. The initial balance of each Partner’s capital account shall be the amount of his initial capital contribution to the Partnership.

(b)    MONTHLY ALLOCATIONS.    As of the close of business (as determined by the General Partner in its sole discretion) on the last day of each calendar month during each fiscal year of the Partnership, the following determinations and allocations shall be made:

(i)    the Partnership’s Net Assets, before accrual of management fees and incentive fees payable to any Affiliate of the General Partner since the next previous determination of Net Assets, shall be determined (“Adjusted Net Assets”);

(ii)    any increase or decrease in Adjusted Net Assets as compared to the next previous determination of Net Assets shall then be credited or charged to the capital accounts of the Partners in the ratio that the balance of each Partner’s capital account bears to the balance of all Partners’ capital accounts;

(iii)    any accrued management fees payable to any Affiliate of the General Partner and any accrued incentive fees payable to any Affiliate of the General Partner shall then be charged to the capital accounts of the Partners other than Plan Investor Partners in the ratio that the balance of each such Partner’s capital account bears to the balance of all Partners’ capital accounts other than Plan Investor Partners’ capital accounts;

(iv)    the number of Units held by each Plan Investor Partner shall then be restated to equate the per Unit value of a Plan Investor Partner’s capital account with the per Unit value of the non-Plan Investor Partners’ capital accounts, by increasing the number of Units held by a Plan Investor Partner by a number of Units equal to (aa) the product of (1) the number of Units held by all Partners other than the Plan Investor Partners and (2) the ratio of the balance of such Plan Investor Partner’s capital account to the aggregate balance of all non-Plan Investor Partners’ capital accounts, divided by (bb) the number of Units then held by such Plan Investor Partner; and

(v)    the amount of any distribution to a Partner, any amount paid to a Partner on redemption of Units, and any amount paid to the General Partner upon withdrawal of its interest in the Partnership shall then be charged to that Partner’s capital account.

(c)    ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES.    As of the end of each calendar month of the Partnership, the Partnership’s recognized profit and loss shall be allocated among the Partners pursuant to the following sub-paragraphs for United States federal income tax purposes (with any allocation of recognized gains or recognized losses consisting of pro rata shares of each item of capital or ordinary gain or loss).

(i)    Any management fees payable to any Affiliate of the General Partner and any incentive fees payable to any Affiliate of the General Partner shall be allocated pro rata among the Units of Partners other than the Plan Investor Partners based on such Units outstanding as of the beginning of the month in which such items accrued.

(ii)    With the exception of items allocated pursuant to subparagraph (i) above, items of ordinary income (such as interest) and ordinary expense shall be allocated pro rata among the Units of Partners based on such Units outstanding as of the beginning of the month in which the items of ordinary income and ordinary expense accrued.

(iii)    Net recognized capital gain or loss from the Partnership’s trading activities shall be allocated as follows.

(aa)    For the purpose of allocating the Partnership’s net realized capital gain and loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid by the Partner for the Unit. The initial balance of the allocation account of any Unit created pursuant to the Unit restatement provision in Section 8(b)(iv) shall be equal to a pro rata portion of the aggregate allocation accounts of the other Units owned by the relevant Plan Investor Partner immediately prior to such Unit restatement, and the allocation accounts of such pre-existing Units held by such Plan Investor Partner shall be correspondingly reduced pro rata. Allocation accounts shall be adjusted as of the end of each month as follows:

(1)    each allocation account shall be increased by the amount of income and gain which shall have been allocated to the Partner who holds the Unit pursuant to subparagraph (c)(ii) above and subparagraph (bb) below;

(2)    each allocation account shall be decreased by the amount of expense and loss which shall have been allocated to the Partner who holds the Unit pursuant to subparagraphs (c)(i) and (c)(ii) above and subparagraph (dd) below and by the amount of any distribution which shall have been received by the Partner with respect to the Unit (other than on redemption of the Unit); and

(3)    when a Unit shall be redeemed, the allocation account with respect to such Unit shall be eliminated.

(bb)    Net recognized capital gain realized on or prior to the date a Partner redeems a Unit shall be allocated to such redeeming Partner up to the excess, if any, of the amount received upon redemption of the Unit over the allocation account attributable to the redeemed Unit. In the event the aggregate amount of net capital gain available to be allocated pursuant to this subparagraph (bb) shall be less than the aggregate amount of capital gain required to be so allocated, (1) the aggregate amount of available capital gain shall be allocated among all such Partners in the ratio which each such Partner’s excess bears to the aggregate excess of all such Partners, and (2) each Partner who has not been allocated the full amount of net recognized capital gain required to be allocated pursuant to the first sentence of this subparagraph (bb) shall be allocated, after any allocations required by the first sentence of this subparagraph (bb) in respect of Partners who redeem Units on subsequent redemption dates, net capital gain realized after such Partner’s date of redemption up to the amount of any such deficiency.

(cc)    Net recognized capital gain remaining after the allocation thereof pursuant to subparagraph (bb) above shall be allocated next among all Partners whose capital accounts shall be in excess of their Units’ allocation accounts (after the adjustments in subparagraph (bb) above) in the ratio that each such Partner’s excess shall bear to all such Partners’ excesses. In the event that gain to be allocated pursuant to this subparagraph (cc) shall be greater than the excess of all such Partners’ capital accounts over all such allocation accounts, the excess gain shall be allocated among all Partners in the ratio that each Partner’s capital account shall bear to all Partners’ capital accounts.

(dd)    Net recognized capital loss realized on or prior to the date a Partner redeems a Unit shall be allocated to such redeeming Partner up to the excess, if any, of the allocation account attributable to the redeemed Unit over the amount which shall have been received upon redemption of the Unit. In the event the aggregate amount of net capital loss available to be allocated pursuant to this subparagraph (dd) shall be less than the aggregate amount of net capital loss required to be so allocated, (1) the aggregate amount of available capital loss shall be allocated among all such Partners in the ratio which each such Partner’s excess bears to all such Partners’ excesses, and (2) each Partner who has not previously been allocated the full amount of net recognized capital loss required to be allocated pursuant to the first sentence of this subparagraph (dd) shall be allocated, after any allocations required by the first sentence of this subparagraph (dd) in respect of Partners who redeem Units on subsequent redemption dates, net capital loss realized after such Partner’s date of redemption up to the amount of any such deficiency.

(ee)    Net recognized capital loss remaining after the allocation thereof pursuant to subparagraph (dd) above shall be allocated next among all Partners whose Units’ allocation accounts shall be in excess of their capital accounts (after the adjustments in subparagraph (dd) above) in the ratio that each such Partner’s excess shall bear to all such Partners’ excesses. In the event that loss to be allocated pursuant to this subparagraph (ee) shall be greater than the excess of all such allocation accounts over all such Partners’ capital accounts, the excess loss shall be allocated among all Partners in the ratio that each Partner’s capital account shall bear to all Partners’ capital accounts.

(iv)    The tax allocations prescribed by this Section 8(c) shall be made to each holder of a Unit, whether or not the holder is a substituted Limited Partner. In the event that a Unit shall have been transferred pursuant to Section 11(a), the allocations prescribed by this Section 8(c) shall be made with respect to such Unit without regard to the transfer, except that in the month of transfer the allocations prescribed by this Section 8(c) shall be divided between the transferor and the transferee based on the number of calendar days each held the transferred Unit during such month. For purposes of this Section 8(c), tax allocations shall be made to the General Partner’s Units of General Partnership Interest on a Unit of Limited Partnership Interest-equivalent basis.

(v)    The allocation of profit and loss for federal income tax purposes set forth in this Section 8(c) is intended to allocate taxable profits and losses among Partners generally in the ratio and to the extent that net profit and net loss shall be allocated to such Partners under Section 8(b), so as to eliminate to the extent possible any disparity between a Partner’s capital account and his allocation account, consistent with the principles set forth in Section 704 of the Code and the regulations promulgated thereunder.

(d)    DEFINITIONS; ACCOUNTING.

(i)    The Partnership’s “Net Assets” shall mean the total assets of the Partnership (including but not limited to all cash and cash equivalents (valued at cost), accrued interest and amortization of original issue discount, and the market value of all open commodity interest contract positions and all other assets of the Partnership) less the total liabilities of the Partnership (including but not limited to legal, accounting, and auditing fees, organizational and offering expenses, brokerage commissions and fees and other transaction costs, management fees and incentive fees payable to trading advisors, and extraordinary expenses, whether incurred or accrued), determined in accordance with the principles specified in this Section 8(d)(i) or, where no principle is specified, in accordance with United States generally accepted accounting principles consistently applied under the accrual basis of accounting. The market value of a commodity interest contract traded on a United States exchange or market shall mean the settlement price on the exchange or market on which such contract is traded by the Partnership on the day with respect to which Net Assets shall be determined; provided, however, that if a commodity interest contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange or market upon which such contract was traded or otherwise, the settlement price on the first subsequent day on which such contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract, a futures contract traded on a foreign exchange or market, a swap contract, or other off-

exchange contract, instrument, or transaction shall mean its market value as determined by the General Partner in its sole discretion on a basis consistently applied.

(ii)    The “Net Asset Value” of a Unit shall mean the Net Assets allocated to capital accounts represented by Units of Limited Partnership Interest divided by the number of such Units outstanding on the date of calculation; and the “Net Asset Value” of a Unit of General Partnership Interest shall mean the Net Assets allocated to capital accounts represented by Units of General Partnership Interest divided by the number of such Units of General Partnership Interest outstanding at the time of calculation.

(e)    EXPENSES AND LIMITATIONS THEREOF.    The General Partner, out of its own funds, heretofore paid all of the costs incurred in connection with the organization of the Partnership and the initial offering of Units. Such costs included all expenses incurred during the initial offering in connection with and directly and indirectly relating to the formation, qualification, and registration of the Partnership and the Units, the preparation of any registration statements and Prospectuses relating to the Partnership and the Units, and the offering, distribution, and processing of the Units under applicable federal, state, and foreign law, including but not limited to legal, accounting, and auditing fees, printing costs, filing fees, escrow fees, sales and marketing expenses, and other related expenses. The General Partner also heretofore paid and shall continue to pay the costs of printing and mailing registration statements, Prospectuses, and reports for solicitation purposes, and the costs of preparing such registration statements and Prospectuses.

The Partnership heretofore paid and shall continue to pay its ordinary operating expenses, including expenses for services provided by third parties (whether or not affiliated with the General Partner or any of its Affiliates) selected by the General Partner. Such expenses shall include without limitation management fees and incentive fees, legal, accounting, auditing, escrow, recordkeeping, administration, computer, research, and clerical fees and expenses, expenses incurred in preparing reports and tax information to Limited Partners and regulatory authorities, expenses of printing and mailing registration statements, Prospectuses, and reports to Limited Partners (but not for solicitation purposes), expenses for specialized administrative services, other printing and duplication expenses, other mailing costs, and filing fees. The Partnership shall also be obligated to pay any extraordinary expenses it may incur. The General Partner shall not be reimbursed by the Partnership for any costs incurred by it relating to office space, equipment, and staff necessary for the Partnership’s operations and administration of the sale and redemption of Units.

The Partnership shall also pay any taxes and all expenses incurred in connection with its trading activities, including but not limited to all margins, option premiums, brokerage, floor, exchange, clearing, clearinghouse, principal, and NFA commissions and fees, other transaction costs and expenses, delivery, insurance, and storage expenses, costs of transmission equipment for trading activities, and related expenses.

Appropriate reserves may, in the sole discretion of the General Partner, be created, accrued, and charged against the Partnership’s assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.

If the Partnership shall be deemed to be an entity separately subject to federal, state, local, or foreign income tax (whether or not such tax shall be payable or shall have been paid by the Partnership or the General Partner, although the General Partner shall not be obligated to do so), each Limited Partner (or assignee, if any) shall be liable for and shall pay to the Partnership or the General Partner any income taxes due and payable or paid to such jurisdiction, within ten days after the General Partner’s request therefor, in an amount equal to the ratio by which the number of Units held by each Limited Partner (or assignee) shall bear to the number of Units held by all Limited Partners as of the close of business (as determined by the General Partner in its sole discretion) on the last day of the period for which such tax shall have been assessed. Alternatively, if the Partnership and/or the General Partner shall have paid any such tax out of its/their own funds (although the General Partner shall not be obligated to do so), upon a distribution of funds to a Limited Partner (or assignee) or a redemption of Units by a Limited Partner (or assignee), all amounts of such taxes may be deducted from the proceeds from such distribution or redemption and reimbursed to the Partnership and/or the General Partner.

(f)    LIMITED LIABILITY OF LIMITED PARTNERS.    Each Unit, when issued to a Partner, shall be fully paid and nonassessable. A Limited Partner’s capital contribution shall be subject to the risks of the Partnership’s business. However, except as provided otherwise in this Agreement, the General Partner shall be liable for all debts, losses, and other obligations of the Partnership to the extent that the Partnership’s assets (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise to them together with interest thereon, but shall not include any right of contribution from the General Partner except to the extent previously made by it in accordance with this Agreement) shall be insufficient to discharge such debts, losses, and other obligations.

Except as provided otherwise in this Agreement, no Limited Partner shall be liable for the Partnership’s debts, losses, or other obligations in excess of his unredeemed capital contribution and undistributed profits, if any; provided, however, that if the Partnership shall be unable to pay its debts, losses, and other obligations, a Limited Partner may be required to repay to the Partnership amounts which shall have been paid to him in compliance with the Partnership Act, other applicable laws, rules, and regulations, and this Agreement and amounts which shall have been paid to him in violation of the Partnership Act, other applicable law, rule, or regulation, or this Agreement by way of redemption, distribution, or otherwise, together with interest thereon which shall represent a return of capital and which shall be necessary to discharge the Partnership’s liability to creditors who shall have extended credit to the Partnership during the period in which the capital contribution shall have been held by the Partnership. The Partnership shall make a claim against a Limited Partner with respect to amounts of his capital distributed to him, received by him upon redemption of Units, or otherwise paid to him in compliance with the Partnership Act, other applicable laws, rules, and regulations, and this Agreement only within one year following the date that such payments shall have been made to him or on his behalf (or to the extent provided otherwise under the Partnership Act or other applicable law, rule, or regulation) and only if the assets of the Partnership (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise to them together with interest thereon, but shall not include any right of contribution from the General Partner except to the extent previously made by it in accordance with this Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amounts. The Partnership shall make a claim against a Limited Partner with respect to amounts of his capital distributed to him, received by him upon redemption of Units, or otherwise paid to him in violation of the Partnership Act, other applicable law, rule, or regulation, or this Agreement only within six years following the date that such payments shall have been made to him (or to the extent provided otherwise under the Partnership Act or other applicable law, rule, or regulation) and only if the assets of the Partnership (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise to them together with interest thereon, but shall not include any right of contribution of the General Partner except to the extent previously made by it in accordance with this Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amounts.

In addition to the foregoing, Limited Partners may incur liability, for which there shall be no limitation thereon: (i) if a Limited Partner fails to provide good funds as payment for his Units and such Partner’s Units shall be canceled by the Partnership and losses or expenses shall be incurred as a result thereof as provided in Section 7; (ii) if the Partnership shall be deemed an entity separately subject to federal, state, local, or foreign taxes, with Partners bearing such tax liability pro rata in accordance with the respective capital accounts of the Partners as provided in Section 8(e); (iii) if the Partnership shall be required to withhold tax on certain income of the Partnership allocable to a Partner (or assignee thereof) or the Partnership as provided in Section 9(c); (iv) if a Limited Partner is required to indemnify the Partnership in accordance with Section 17(d); or (v) if the subscription documentation delivered by a Limited Partner in connection with his purchase of Units shall contain any misstatements or omissions.

(g)    LENDER AS PARTNER.    No creditor who shall make a loan to the Partnership may have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership, other than as a secured creditor or other than as a result of the exercise of the rights thereof.

(h)    RETURN OF LIMITED PARTNERS’ CAPITAL CONTRIBUTIONS.    Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption of Units in accordance with Section 11(b), no Limited Partner shall have any right to demand the return of his capital contribution and any profits added thereto except upon termination and dissolution of the Partnership. No Partner shall be paid interest on any capital contribution to the Partnership or on such Partner’s capital account. In no event shall a Limited Partner be entitled to demand or receive from the Partnership property other than cash. No Partner shall have the right to bring an action for partition against the Partnership.

(i)    DISTRIBUTIONS.    The General Partner shall have sole discretion in determining the amount and frequency of distributions (other than on voluntary redemption of Units), if any, the Partnership shall make to its Partners; provided, however, that no Partner shall receive a distribution to the extent that, after giving effect to such distribution, all liabilities of the Partnership (other than liabilities to Partners on account of their Partnership interests) shall exceed the fair market value of the Partnership’s assets. All distributions shall be pro rata in accordance with the respective capital accounts of the Partners.

If, pursuant to applicable law, the Partnership shall have been required to pay or withhold tax on certain income of the Partnership allocable to a Limited Partner (or assignee thereof) and the Partnership and/or the General Partner shall have paid out of its/their own funds such tax in accordance with Sections 8(e) or 9(c) (although the General Partner shall not be obligated to do so), upon a distribution to such Limited Partner (or assignee) all amounts of such taxes may be deducted from the amount of such distribution and reimbursed to the Partnership and/or the General Partner.

(j)    GENERAL PARTNER AS LIMITED PARTNER.    The General Partner shall also be a Limited Partner to the extent that the General Partner purchases Units of Limited Partnership Interest or purchases or becomes a transferee of all or any part of the Units held by a Limited Partner, and to such extent shall be treated in all respects as a Limited Partner and the consent of the Limited Partners to such transfer to a General Partner shall not be required.

9.    MANAGEMENT.

(a)    MANAGEMENT OF PARTNERSHIP.    Except as provided otherwise in this Agreement, the General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership, including without limitation the investment of the Partnership’s assets and the negotiation, execution, delivery, and performance of agreements necessary or desirable to carry out the purposes, business, and objectives of the Partnership and otherwise effectuate the provisions of this Agreement. No Limited Partner, in its/his capacity as such, shall have the power to transact business for, represent, act for, sign for, or bind the General Partner or the Partnership. Except as provided otherwise in this Agreement, no Limited Partner, in its/his capacity as such, shall be entitled to any salary, draw, or other compensation from the Partnership on account of any investment in the Partnership. Each Limited Partner shall furnish to the General Partner such information as may be determined by the General Partner to be required or appropriate for the Partnership to open and maintain accounts with brokerage firms for the purpose of the Partnership’s trading activities.

In addition to and not in limitation of any rights and powers conferred by law or by this Agreement and except as limited, restricted, or prohibited by this Agreement, the General Partner shall have and may exercise, for and on behalf of the Partnership, and the Limited Partners, all powers and rights necessary, proper, convenient, and advisable to effectuate and carry out the purposes, business, and objectives of the Partnership, and shall have and possess the same rights and powers as a general partner in a partnership without limited partners formed under the law of the State of Delaware.

The General Partner shall have fiduciary responsibility for the safekeeping of all of the funds and assets of the Partnership, whether or not in the General Partner’s immediate possession or control. Except as provided otherwise in this Agreement, the General Partner shall neither employ nor permit another person to employ the Partnership’s funds or assets in any manner other than for the benefit of the Partnership.

The General Partner, for and on behalf of the Partnership, may retain one or more trading advisors (which may include officers, employees, and Affiliates of the General Partner or of its Affiliates, or the General Partner itself) to make trading decisions for the Partnership, and may delegate complete trading discretion to such advisor or advisors; provided, however, that the General Partner may override any trading instructions which it in its sole discretion shall determine to be in violation of any trading policy of the Partnership or as or to the extent necessary to fund distributions or redemptions, to effect the allocation or reallocation of the Partnership’s assets among trading advisors if more than one trading advisor shall be retained by the General Partner, or to pay the Partnership’s expenses; and provided further that the General Partner may make trading decisions at any time at which a trading advisor for the Partnership shall become incapacitated or unavailable or some other emergency shall arise as a result of which such advisor shall be unable or unwilling to act or no trading advisor shall then be retained by the Partnership and the General Partner shall not have yet retained a successor trading advisor. Notwithstanding the foregoing, the General Partner may consult with and receive recommendations from its Affiliates and their employees regarding the allocation and reallocation of assets among and the retention and termination of trading advisors for the Partnership; provided, however, that the General Partner in its sole discretion and judgment shall be responsible for making all final determinations regarding such matters.

The General Partner, on behalf of the Partnership, shall be authorized and directed: (i) to enter into the advisory agreement with TIC described in the Prospectus and to cause the Partnership to pay TIC the fees described in the Prospectus and in such advisory agreement; (ii) to modify (including changing the form and amount of compensation and other arrangements and terms) or terminate such advisory agreement in its sole discretion in accordance with the terms of such agreement, and to employ from time to time other trading advisors for the Partnership (which may include officers, employees, and Affiliates of the General Partner or of its Affiliates, or the General Partner itself) pursuant to advisory agreements having such terms and conditions and providing for such form and amount of compensation as the General Partner in its sole discretion shall deem to be in the best interests of the Partnership and consistent with applicable laws, rules, and regulations, which terms may include provision for the payment of a fixed management fee and/or an incentive fee to new or replacement trading advisors, and any such incentive fee may be based upon trading profits which shall be earned by such trading advisors irrespective of whether such profits shall exceed trading losses which shall have been previously incurred or shall be concurrently incurred by other trading advisors or by the Partnership as a whole; (iii) to enter into a customer agreement with Bellwether Partners LLC, a Delaware limited liability company and an Affiliate of the General Partner (“BPL”), as described in the Prospectus; (iv) to enter into customer agreements with such futures commission merchants, introducing brokers, clearing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms as described in the Prospectus; (v) to cause the Partnership to pay BPL and such other brokers, dealers, and firms the commissions, fees, charges, mark-ups, and other transaction costs as described in the Prospectus and in the agreements with such persons or as agreed upon from time to time between the General Partner and BPL and such other brokers, dealers, and firms; (vi) to modify (including changing the form and amount of compensation and other arrangements and terms) and terminate such customer agreements in the sole discretion of the General Partner in accordance with the terms of such agreements; (vii) to employ from time to time other futures commission merchants, clearing brokers, introducing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms (which may include Affiliates of the General Partner or of its Affiliates, or the General Partner itself) pursuant to agreements having such terms and conditions and providing for such term and amount of compensation as the General Partner in its sole discretion shall deem to be in the best interests of the Partnership; and (viii) in furtherance of the Partnership’s trading activities, purposes, business, and objectives, to provide guarantees, indemnities, margin, collateral, undertakings, credit support and enhancement, and similar assurances to banks, financial institutions, counterparties, brokers, dealers, customers, and other persons (including but not limited to BPL, other Affiliates of the General Partner, principals, stockholders, directors, officers, or employees of the General Partner or any of its Affiliates, or partnerships, corporations, companies, trusts, or other entities for which the General Partner or any of its Affiliates acts as general partner, operator, sponsor, or advisor or otherwise manages or controls (“Interested Persons”)) with regard to obligations incurred by futures commission merchants, clearing brokers, introducing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms employed by the Partnership or its counterparties or agents or employed by other persons (including but not limited to Interested Persons), and to enter into related agreements (including but not limited to contribution, indemnity, margin, collateral, credit support and enhancement, and other similar agreements with Interested Persons), it being understood and agreed that, pursuant to such guarantees, arrangements, and agreements, the Partnership may make and take actual physical delivery of the items underlying commodity interest contracts, may be subject to risks of defaults and failures and other risks, and may be liable (primarily, secondarily, or contingently) for the obligations of other persons (including but not limited to Interested Persons), provided in each such case that the General Partner shall first determine in its sole discretion that such guarantees, arrangements, and agreements may result in better trade execution or pricing or increased confidentiality with respect to the Partnership’s trading activities or is otherwise beneficial to the Partnership.

The General Partner shall review from time to time, and at least once a year, the commission rates and other transaction fees charged to the Partnership. Based upon such review, comparisons to the commission rates and fees charged by other major futures commission merchants, introducing brokers, clearing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms for similar services rendered to accounts the size and type of the partnership’s account, the General Partner’s knowledge of the reasonableness of commission rates generally, the trading volume of the Partnership, and the circumstances of the Partnership, the General Partner shall ensure that the rates and fees being charged to the Partnership are reasonable and competitive in relation to rates and fees charged by other brokers and dealers for similar services to entities comparable in size and trading activity to the Partnership.

(b)    TRADING POLICIES.    The General Partner shall require the Partnership’s trading advisors to follow, and shall monitor their compliance with, such trading policies as the General Partner may determine in its sole discretion from time to time, as well as the following trading policies.

(i)    The Partnership shall not borrow or lend money to any Partner or other person, except that the foregoing shall not prohibit: (aa) depositing margin and collateral with respect to the initiation and maintenance of commodity interest contract positions; (bb) obtaining and utilizing lines of credit and settlement and delivery lines for the trading of forward contracts, currency contracts, swaps, and related contracts and entering into guarantees, arrangements, and agreements in connection therewith; or (cc) guaranteeing obligations of any person or entering into any other arrangement or agreement contemplated by clause (viii) of the fifth paragraph of Section 9(a).

(ii)    The Partnership shall not permit “churning” of its assets.

(iii)    The Partnership shall not employ the trading technique commonly known as “pyramiding”, in which the speculator uses unrealized profits on existing positions in a given commodity interest contract due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related commodity interest contract. However, open trade equity may be taken into account when determining the size of positions to be taken in all commodity interest contracts, and the Partnership may add to existing commodity interest contract positions in its portfolio provided that such action shall be consistent with the foregoing restriction.

The General Partner shall not approve any material change in the foregoing three trading policies without obtaining prior written approval of Limited Partners owning more than 50% of the Units then owned by Limited Partners.

(c)    ADDITIONAL OBLIGATIONS AND RESPONSIBILITIES OF GENERAL PARTNER.    The General Partner shall take such other actions as it may deem necessary or desirable in its sole discretion to manage the business of the Partnership, including but not limited to: (i) entering into, executing, delivering, and maintaining contracts and agreements, including without limitation account opening agreements and documents, applications, subscriptions, investment letters, investment agreements, management agreements, advisory agreements, powers of attorney, trading and investment authorizations, appointments of agents, purchase agreements, sale agreements, brokerage and clearing agreements, margin agreements, escrow agreements, custody agreements, solicitation agreements, swap agreements, collateral, pledge, and security agreements, financing statements, assignments, guarantees, indemnities, contribution agreements, keep-well agreements, credit support and enhancement agreements, incumbency certificates, confirmations, underwriting and selling agreements, consulting agreements, letters of liquidation, arbitration agreements, hedging certifications and agreements, risk disclosure statements, give-up agreements, disclosure documents, settlement agreements, court, arbitration, and regulatory authority agreements, applications, certifications, documents, and instruments, authorizations to close accounts, authorizations to transfer funds, securities, commodities, currencies, and other property, and any and all other instruments; (ii) doing and performing all such things as shall be in furtherance of the Partnership’s purposes or necessary or appropriate for the conduct of the Partnership’s business, including without limitation opening, maintaining, and closing brokerage accounts, clearing accounts, mutual fund accounts, bank accounts, margin, collateral, and security accounts, escrow accounts, custodial accounts, and other accounts; (iii) transferring the care and custody of securities, commodities, currencies, and funds to banks, brokers, dealers, clearing agencies, custodians, and other depositories and agents pursuant to bank, brokerage, clearing, safekeeping, custody, escrow, and other arrangements; (iv) making withdrawals, transfers, payments, and additions of funds, securities, commodities, currencies, and other property and instruments from and to said accounts; (v) collecting and receiving confirmation statements, statements of account, reports, and other communications from brokers, dealers, counterparties, banks, agents, mutual funds, custodians, and agents; (vi) making, executing, certifying, signing, endorsing, pledging, hypothecating, and delivering checks, drafts, notes, acceptances, bills of exchange, deposits, bills of lading, warehouse receipts, letters of credit, lines of credit, and negotiable instruments; (vii) depositing, withdrawing, paying, retaining, and distributing the Partnership’s assets in any manner consistent with this Agreement; (viii) investing and directing the investment and reinvestment of assets of the Partnership; (ix) paying and authorizing the payment of distributions to Partners and expenses of the Partnership; and (x) preparing and filing in a timely manner all reports, filings, and registrations which shall be required from time to time by applicable legal, governmental, and regulatory authorities.

The Partnership’s assets are and shall be deposited with such banks, futures commission merchants, clearing brokers, foreign exchange brokers and dealers, broker-dealers, brokerage firms, custodians, and/or other depositories as the General Partner in its sole discretion may determine from time to time, and such assets shall be used for the Partnership’s trading. The General Partner shall endeavor to place as much of the Partnership’s assets as is practicable in governmental debt securities and other interest-bearing securities, investments, and accounts for the account of the Partnership or otherwise arrange for interest and other amounts to be credited to such assets. The Partnership shall receive all interest income and other amounts earned on such securities, investments, and accounts.

The General Partner shall make any and all elections on behalf of the Partnership under the Code and any other applicable federal, state, local, or foreign tax law as the General Partner shall determine to be in the best interests of the Partnership. The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state, local, or foreign tax returns which shall be required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership; provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax so long as the General Partner or the Partnership shall in good faith and by appropriate legal proceedings be contesting the validity, applicability, or amount of such tax without materially endangering any rights or interests of the Partnership.

The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6232 of the Code on the General Partner as “tax matters partner” of the Partnership, including but not limited to: (i) conducting all audits and other administrative proceedings with respect to Partnership tax items; (ii) extending the statute of limitations for all Limited Partners with respect to Partnership tax items; (iii) filing petitions with appropriate federal courts for review of final Partnership administrative adjustments; and (iv) entering into a settlement with the Internal Revenue Service on behalf of and binding upon those Limited Partners having less than a 1% interest in the Partnership, unless a Limited Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner shall not act on such Partner’s behalf. The General Partner shall be authorized to retain and compensate attorneys, accountants, and auditors to assist the General Partner in carrying out its obligations as tax matters partner.

If, pursuant to applicable law, the Partnership shall be required to withhold tax on certain income of the Partnership allocable to a Partner (or assignee thereof), whether or not such tax shall be payable or shall have been paid by the Partnership or the General Partner (although the General Partner shall not be obligated to do so), each Limited Partner (or assignee, if any) shall be liable for and shall pay to the Partnership or the General Partner such amount of tax, within ten days after the General Partner’s request therefor. Alternatively, if the Partnership and/or the General Partner shall have paid any such tax out of its/their own funds (although the General Partner shall not be obligated to do so), upon a distribution of funds to such Partner (or assignee) or a redemption of Units by such Partner (or assignee), all amounts of such taxes may be deducted from the proceeds from such distribution or redemption and reimbursed to the Partnership and/or the General Partner.

The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership (including subscription documentation and records necessary to substantiate that Units were sold to subscribers for whom such securities were suitable at the time of purchase) as the General Partner deems necessary or advisable in its sole discretion or as shall be required by applicable regulatory authorities. To the extent required by CFTC regulations and for any purpose related to a Limited Partner’s interest as a limited partner in the Partnership, such books and records shall be available to a Limited Partner or his authorized attorney or agent for inspection and copying during normal business hours of the Partnership, and upon request the General Partner shall send copies of the same to any Limited Partner upon payment by him of reasonable reproduction and distribution costs. A Limited Partner shall give the General Partner at least 24 hours’ prior written notice for such inspection and copying by such Partner or his authorized attorney or agent. Any subscription documentation shall be retained by the Partnership for not less than six years.

The General Partner shall submit to any state securities or Blue Sky authority any information required to be filed with such authority, including without limitation reports and statements required to be distributed to Limited Partners.

Except as provided or permitted otherwise in this Agreement or with the approval of the General Partner and in accordance with applicable laws, rules, and regulations, no person shall receive, directly or indirectly, any advisory, management, or incentive fee for investment advice furnished to the Partnership who shall also share or participate in brokerage, floor, exchange, clearing, clearinghouse, or principal commissions or fees paid by the Partnership, and no broker or dealer for the Partnership shall pay, directly or indirectly, rebates or give-ups to the General Partner or any other trading advisor for the Partnership. Such prohibitions shall not be circumvented by any reciprocal business arrangements. Assets of the Partnership shall not be commingled with assets of any other person. The Partnership’s deposit of margin, collateral, and assets with banks, futures commission merchants, clearing brokers, foreign exchange brokers or dealers, broker-dealers, brokerage firms, custodians, escrow agents, or other depositories and the segregation of any such amounts by such persons in accordance with CFTC regulations, and the Partnership’s entry into, and performance under, any guarantee, arrangement, or other agreement contemplated by clause (viii) of the fifth paragraph of Section 9(a) shall not constitute commingling.

The General Partner shall devote such time and resources to the Partnership’s business and affairs as it in its sole discretion shall deem necessary or advisable to effectively manage the Partnership. Subject to Section 6, any Partner or affiliate of any Partner may engage in or possess any interest in other business ventures of any kind, nature, or description, independently or with others, whether such ventures are competitive with the Partnership or otherwise. Neither the Partnership nor any Partners shall have any rights or obligations by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper, and no Partner shall be required to refrain from any other venture or disgorge any profits derived from any other venture.

The General Partner may, consistent with applicable laws, rules, and regulations, engage and compensate, on behalf of the Partnership and from the Partnership’s funds, such persons and entities (including attorneys, accountants, and auditors, persons and entities affiliated with the General Partner, and officers, employees, and Affiliates of the General Partner) as the General Partner in its sole discretion shall deem necessary or advisable for the conduct and operation of the business of the Partnership.

The General Partner in its sole discretion shall prosecute, defend, settle, or compromise actions or claims at law or in equity at the Partnership’s expense as may be necessary or proper to enforce or protect the Partnership’s interests. The General Partner shall satisfy any judgment, decree, or decision of any court or governmental or regulatory authority or any settlement of any suit or claim prior to judgment or final decision thereon, first out of any insurance proceeds available therefor, next out of the Partnership’s assets, and thereafter out of the General Partner’s assets.

Persons dealing with the General Partner shall not be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstances bearing upon the existence of its authority.

10.    AUDITS; REPORTS TO LIMITED PARTNERS.

The Partnership’s books shall be audited annually by an independent public accounting firm selected by the General Partner in its sole discretion. The General Partner shall use its best efforts to cause each Partner to receive: (a) within 90 days after the close of each fiscal year of the Partnership a certified annual report containing audited financial statements (including a statement of income and a statement of financial condition) of the Partnership for the fiscal year last ended, prepared in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by a report of the accounting firm which audited such statements, and such other information as the CFTC and the NFA from time to time shall require in annual reports; (b) within 90 days after the close of each fiscal year of the Partnership such tax information relating to the Partnership as shall be necessary for such Partner to complete such Partner’s federal income tax return; (c) within 30 days after the close of each calendar month, such financial and other information with respect to the Partnership as the CFTC and the NFA from time to time shall require in monthly reports (including without limitation a statement showing the individual and aggregate amounts of fees, compensation, brokerage commissions and fees, and other expenses and costs paid by the Partnership); and (d) at such times as shall be necessary or advisable in the General Partner’s sole discretion, such other information as the CFTC and the NFA from time to time shall require under the Commodity Exchange Act as amended to be given to participants in commodity pools.

If any of the following events occurs, notice of such event shall be mailed to each Limited Partner within seven business days after the occurrence of such event: (i) any amendment to this Agreement which shall have been made in accordance with Section 18; (ii) a decrease in the Net Asset Value of a Unit to or below 50% of the Net Asset Value for the fiscal year-end most recently reported to Limited Partners; (iii) any change in general partners; or (iv) any change in the Partnership’s fiscal year. Such notice shall describe any voting rights of the Limited Partners as set forth in Section 18.

The approximate Net Asset Value of a Unit shall be determined daily by the General Partner, and the most recent approximate Net Asset Value shall be promptly supplied in writing to any Limited Partner after the General Partner shall have received a written request therefor from such Partner.

11.    TRANSFER AND REDEMPTION OF UNITS.

(a)    TRANSFER.    A Limited Partner may transfer, assign, pledge, or encumber his Units only as provided in this Section 11(a). A Limited Partner may transfer, assign, pledge, or encumber his Units solely and exclusively to or for the benefit of (i) another person who is an employee of the General Partner, TIC, any of their present or future affiliated entities or persons, or their successors or assigns, (ii) the General Partner, TIC, any of their present or future affiliated entities or persons, or their successors or assigns, or (iii) such other person or entity as the General Partner in its sole discretion may determine. A Limited Partner may not make a partial transfer, assignment, pledge, or encumbrance of his Units which would reduce the Net Asset Value of the Units retained by such Partner (after giving effect to such transfer, assignment, pledge, or encumbrance) to less than the amount of the minimum investment required by the Partnership of new Limited Partners at the time of such transfer, assignment, pledge, or encumbrance, and any proposed partial transfer, assignment, pledge, or encumbrance, if permitted under this Agreement, shall be honored only to the extent it complies with such limitation. No transferee, assignee, pledgee, or secured creditor of Units may become a substituted Limited Partner unless the General Partner first consents to such substitution in writing, which consent the General Partner may withhold in its sole discretion. Notwithstanding the foregoing, the General Partner may in its sole discretion waive any of the foregoing restrictions and limitations.

Any transfer, assignment, pledge, or encumbrance of Units which shall be permitted hereunder shall be effective as of the close of business (as determined by the General Partner its sole discretion) on the last day of the calendar month in which such transaction shall have occurred; provided, however, that the Partnership need not recognize any transfer, assignment, pledge, or encumbrance until the General Partner shall have received at its principal office at least 30 days’ prior written notice of such proposed transaction from the transferring Limited Partner. Such notice shall be signed by the transferring Limited Partner and shall set forth the name, residence address, and social security or taxpayer identification number of the proposed transferee, assignee, pledgee, or secured creditor, the number of Units that shall be proposed to be transferred, assigned, pledged, or encumbered, and a certification that the proposed transferee, assignee, pledgee, or secured creditor is a person permitted to own and hold Units as provided in the first paragraph of this Section 11(a). If so requested by the General Partner, the transferring Limited Partner’s signature shall be guaranteed by a commercial bank which is a member of the Federal Deposit Insurance Corporation, a trust company, or a member of either a United States registered national securities exchange or the NASD, other than a sole proprietor. The guarantees shall be signed by an authorized signatory of the bank, trust company, or member firm, and “Signature Guaranteed” shall appear with the signature. Signature guarantees by savings banks, savings and loan associations, and notaries public shall not be accepted. Signature guarantees may be waived by the General Partner in its sole discretion. The General Partner may request further documentation from entities, executors, administrators, trustees, or guardians. Prior to the General Partner’s actual receipt at its principal office of the foregoing notice from a Limited Partner, the General Partner shall be entitled to recognize the exclusive right of the person registered in the Partnership’s books and records as the owner of Units, and shall not be liable for any actions taken by it in reliance upon the Partnership’s books and records (including transmitting reports, tax information, and notices as provided under Section 10, reporting tax information to governmental and regulatory authorities, and making distributions).

No transfer, assignment, pledge or encumbrance of Units shall be permitted unless the General Partner shall be satisfied that such transaction: (i) shall not involve a transfer, assignment, pledge, or encumbrance to or for the benefit of a minor or incompetent, or a person who shall be insolvent after such transaction, or a person who is not permitted to own and hold Units as provided in the first paragraph of this Section 11(a); (ii) shall not violate this Section 11(a); (iii) shall not violate the Partnership Act; (iv) shall not violate the Securities Act, any applicable state securities or Blue Sky laws, or any applicable foreign laws; (v) shall not adversely affect the classification of the Partnership as a partnership for federal income tax purposes; or (vi) shall not adversely affect the status of Limited Partners as limited partners under the Partnership Act. Any such purported or attempted transfer, assignment, pledge, or encumbrance in violation of the preceding provisions shall be null, void, and ineffectual, and need not be recognized by the Partnership.

A Limited Partner who shall transfer, assign, pledge, or encumber his Units shall remain liable to the Partnership as provided under the Partnership Act, regardless of whether his transferee, assignee, pledgee, or creditor shall become a substituted Limited Partner. Any transferee, assignee, pledgee, or creditor of Units who shall not have been admitted to the Partnership as a substituted Limited Partner shall not have any of the rights of a Limited Partner, except that such person shall receive that share of capital and profits and shall have that right of redemption to which his transferor, assignor, pledgor, or debtor shall have been entitled, and shall remain subject to the other terms of this Agreement binding upon Limited Partners. A Limited Partner shall bear all costs (including attorneys’, accountants’, and other fees) related to a transfer, assignment, pledge, or encumbrance of his Units.

If a transferee, assignee, pledgee, or creditor shall become a substituted Limited Partner in accordance with this Section 11(a), the General Partner shall be authorized to execute, file, record, and publish, for and on behalf of the Partnership and each Partner, such amendments to this Agreement and the Certificate of Limited Partnership as may be necessary or desirable to reflect such substitution. No transferee, assignee, pledgee, or creditor shall become a Limited Partner until the General Partner shall execute this Agreement on behalf of such person pursuant to the power of attorney in Section 14 and shall make an entry in the books and records of the Partnership reflecting that such person has been admitted as a Limited Partner. Such person shall be deemed a Limited Partner at such time as such admission shall be reflected in the books and records of the Partnership.

(b)    REDEMPTION.    Except as provided otherwise below in this Section 11(b), a Limited Partner (or any assignee thereof) may withdraw, effective as of the last day of any calendar quarter (or such other date as the General Partner shall determine in its sole discretion), all or a portion of such Partner’s unredeemed capital contribution and undistributed profits, if any, by requiring the Partnership to redeem all or a portion of such Partner’s Units at 100% of the Net Asset Value thereof, reduced as hereinafter described (such withdrawal being herein referred to as “Redemption”); provided, however, that (i) a Limited Partner may only redeem Units (or fractions thereof) in $1,000 increments, except that other amounts of Units may be redeemed if a Limited Partner is redeeming his entire interest in the Partnership, and (ii) a Limited Partner may not make a partial Redemption of his Units which would reduce the Net Asset Value of the Units retained by such Partner (after giving effect to such Redemption) to less than the amount of the minimum investment required of new Limited Partners by the Partnership at the time of such Redemption, and any request for partial redemption shall be honored only to the extent it complies with such limitation. Notwithstanding the foregoing, the General Partner may in its sole discretion waive any of the foregoing restrictions and limitations.

Redemption of a Limited Partner’s Units shall be effective as of the close of business (as determined by the General Partner in its sole discretion) on the last day of the calendar quarter (or such other date as the General Partner shall determine in its sole discretion) ending after a Request for Redemption in proper form has been received by the General Partner (“Redemption Date”), provided that all liabilities (contingent or otherwise) of the Partnership, except any liability to Partners on account of their capital contributions, shall have been paid or there shall remain assets of the Partnership sufficient to pay them. As used herein, a “Request for Redemption” shall mean a letter in the form specified by the General Partner, sent by a Limited Partner (or any assignee thereof) and received by the General Partner at least five business days prior to the date on which Redemption is to be effective (or in the case of a Redemption on a date other than on the last day of a calendar quarter, fifteen days). If the General Partner shall receive a Request for Redemption on a date less than five business days (or fifteen days, as the case may be) prior to the date on which Redemption is to be effective, unless the General Partner in its sole discretion shall waive the untimeliness of such Request, such Redemption shall be effective as of the close of business (as determined by the General Partner in its sole discretion) on the last day of the calendar quarter that immediately follows the calendar quarter in which the General Partner received such untimely Request (or such other date as the General Partner shall determine in its sole discretion). A form of Request for Redemption may be obtained by written request to the General Partner. A Request for Redemption shall be endorsed by each Partner requesting such redemption, or by such Partner’s assignee.

Upon Redemption, a Limited Partner (or any assignee thereof) shall receive for each Unit redeemed an amount equal to 100% of the Net Asset Value of a Unit as of the Redemption Date, less any amount which shall be owed by such Partner (and his assignee, if any) to the Partnership or the General Partner as provided below in this paragraph or any amount which shall be owed by such Partner (and his assignee, if any) to the Partnership in accordance with Section 17(d). If, pursuant to applicable law, the Partnership shall have been required to pay or withhold tax on certain income of the Partnership allocable to a redeeming Limited Partner (or any assignee thereof), and the Partnership and/or the General Partner shall have paid out of its/their own funds such tax in accordance with Sections 8(e) or 9(c) (although the General Partner shall not be obligated to do so), upon Redemption of Units by such Limited Partner (or assignee), all amounts of such taxes may be deducted from the Net Asset Value of such Units and reimbursed to the Partnership and/or the General Partner.

The right to obtain Redemption shall be contingent upon (i) the Partnership having assets sufficient to discharge its liabilities on the Redemption Date, (ii) the timely receipt by the General Partner of a Request for Redemption as described herein, and (iii) the other terms and conditions set forth in this Section 11(b). The General Partner shall endeavor to pay Redemptions within 20 business days after the Redemption Date, except that under certain circumstances (including but not limited to the inability on the part of the Partnership to liquidate commodity interest contract positions or the default or delay in payments which shall be due the Partnership from banks, brokers, dealers, or other persons), the Partnership may delay payment to Partners requesting Redemption of Units of the proportionate part of the Net Asset Value of the Units represented by the sums which shall be the subject of such default or delay.

The General Partner shall be authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to this Agreement and the Certificate of Limited Partnership as may be necessary to reflect any Redemption.

12.    MANDATORY TRANSFERS AND REDEMPTIONS.

The General Partner may, in its sole discretion at any time and from time to time, require a Limited Partner (or his assignee if any) to transfer all or a portion of such Limited Partner’s (or assignee’s) Units to the General Partner or its designee(s), to withdraw entirely from the Partnership or to withdraw a portion of such Limited Partner’s unredeemed capital contribution and undistributed profits, if any, by giving notice in writing to the Limited Partner (or assignee) thus designated. The Limited Partner (or assignee) thus designated shall transfer or redeem all or a portion of his Units from the Partnership as specified in such notice as of the last day of the calendar month specified in such notice, which notice shall be delivered to the Limited Partner (or assignee) thus designated at least five business days prior to such month-end. Such Limited Partner (or assignee) shall be deemed to have transferred or redeemed all or a portion of his Units, as the case may be, as of the end of such month without further action on the part of the Limited Partner (or assignee). The General Partner is authorized to record such transfer or cancel the appropriate number of Units issued to the Limited Partner (or assignee) in respect of such transfer or redemption, as the case may be, and pay or arrange for payment to the Limited Partner (or assignee) an amount equal to the Net Asset Value of such Units less any amounts specified in Section 11(b).

Without limiting the foregoing or the circumstances under which the General Partner may require a transfer of Units by, or a withdrawal of, a Limited Partner, the General Partner intends generally to require: (a) the transfer by a Limited Partner who ceases to be an employee or Affiliate of the General Partner, TIC, any of their present or future affiliated entities or persons, or their successors or assigns; or (b) the withdrawal of a Limited Partner (i) if the value of Units held by Plan Investor Partners equals or exceeds 25% of the aggregate value of all Units then outstanding, or (ii) if Units may be deemed to constitute assets of Plan Investor Partners.

The General Partner is authorized to execute, file, record, and publish, for and on behalf of the Partnership and each Partner, such amendments to this Agreement and the Certificate of Limited Partnership as may be necessary to reflect any required withdrawal of a Limited Partner.

13.    ADMISSION OF ADDITIONAL PARTNERS.

At any time and from time to time in its sole discretion, the General Partner may admit additional Limited Partners, each of which newly-admitted Limited Partners shall contribute cash to the capital of the Partnership for each Unit acquired in the amount determined in accordance with Section 7 (which amount shall not be less than 100% of the Net Asset Value of the Unit acquired). At any time and from time to time in its sole discretion, the General Partner may admit any transferee, assignee, pledgee, or secured creditor of Units as a substituted Limited Partner in accordance with Section 11(a). Additional general partners shall not be admitted to the Partnership except as provided in Section 18; provided, however, that at any time and from time to time in its sole discretion, the General Partner may admit additional general partners that are affiliated with the General Partner, TIC, any of their present or future affiliated entities, or their successors or assigns. No Limited Partner shall have any preemptive, preferential or other rights with respect to the issuance of any additional Units.

The General Partner is authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to this Agreement and to the Certificate of Limited Partnership as may be necessary to reflect the admission or substitution of a Partner.

14.    SPECIAL POWER OF ATTORNEY.

Each Limited Partner, by the execution of this Agreement, hereby irrevocably constitutes and appoints the General Partner and any successor general partner, with full power of substitution, as such Partner’s true and lawful agent and attorney-in-fact, in his name, place, and stead, to do all things necessary: (a) to admit a person as a Limited Partner and to admit other persons as additional or substituted Limited Partners so long as such admission or substitution shall be in accordance with this Agreement; (b) to file, prosecute, defend, settle, or compromise any and all actions at law or in equity for or on behalf of the Partnership in connection with any claim, demand, or liability asserted or threatened by or against the Partnership; and (c) to execute, acknowledge, swear to, deliver, file, record, and publish: (i) this Agreement, the Certificate of Limited Partnership, and amendments thereto; (ii) instruments which the General Partner shall deem necessary or appropriate to reflect any amendment, change, or modification of this Agreement or the Certificate of Limited Partnership made in accordance with this Agreement; (iii) certificates of assumed name; and (d) instruments which the General Partner shall deem necessary or appropriate to qualify or maintain the qualifications of the Partnership to do business as a foreign limited partnership in other jurisdictions.

This Power of Attorney shall be irrevocable and deemed to be a power coupled with an interest, and shall survive the incapacity, insolvency, disability, legal incompetency, death, dissolution, liquidation, or termination of a Limited Partner.

Each Limited Partner shall be bound by any representation made by the General Partner and by any successor thereto acting in good faith pursuant to this Power of Attorney. Each Limited Partner hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner and any successor thereto taken in good faith under this Power of Attorney.

Each Limited Partner shall execute a special power of attorney on a document separate from this Agreement, generally contained in subscription documentation. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the General Partner and any successor thereto pursuant to this Power of Attorney, this Agreement shall control.

The General Partner may exercise this Power of Attorney by listing all of the Limited Partners executing any agreement, certificate, instrument, or document with the single signature of the General Partner as attorney-in-fact for all such Limited Partners.

15.    WITHDRAWAL OF PARTNERS.

(a)    WITHDRAWAL OF GENERAL PARTNER.    The General Partner shall not withdraw from the Partnership unless it shall have given the Limited Partners at least 90 days’ prior written notice of its intention to withdraw. Subject to Sections 4 and 18, upon the withdrawal, insolvency, dissolution, liquidation, or termination of the General Partner, the Partnership shall terminate and dissolve unless a remaining or new general partner or partners shall have been elected to continue the business of the Partnership, which any remaining or new general partner(s) shall have the right to do.

(b)    WITHDRAWAL OF LIMITED PARTNERS.    The withdrawal, insolvency, disability, legal incompetency, death, liquidation, termination, or dissolution of a Limited Partner shall not terminate or dissolve the Partnership, and such Limited Partner and his estate, custodian, or legal representative shall have no right to withdraw or value such Limited Partner’s interest in the Partnership except as provided in Section 11. Each Limited Partner (and any assignee or representative thereof) agrees that, in the event of his death, he waives on behalf of himself and his estate, and directs the legal representatives of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books and records of the Partnership.

16.    NO PERSONAL LIABILITY FOR RETURN OF CAPITAL.

Except as provided otherwise in this Agreement, the General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being agreed by all Partners that any such return or repayment of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Partnership (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise together with interest thereon, but shall not include any right of contribution from the General Partner except to the extent previously made by it pursuant to this Agreement).

17.    STANDARD OF LIABILITY; INDEMNIFICATION.

(a)    STANDARD OF LIABILITY.    Neither the General Partner nor any of its Affiliates (as defined in Section 17(c)) shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Partner for any loss, liability, damage, cost, or expense incurred by the Partnership or such Partner by reason of any act, omission, activity, or conduct by the General Partner or any of its Affiliates (either on behalf of the Partnership or in the furtherance of the interests of the Partnership) in good faith, in a manner reasonably believed by such person to be within the scope of the authority granted to such person by this Agreement or by law or by the consent of the Limited Partners, and in the best interests of the Partnership, provided that the General Partner’s or such Affiliate’s act, omission, activity, or conduct did not constitute negligence, misconduct, or breach of fiduciary duty.

(b)    INDEMNIFICATION BY PARTNERSHIP.    The Partnership, out of its assets to the fullest extent permitted by applicable law, shall indemnify, defend, and hold harmless the General Partner and its Affiliates from and against any loss, liability, damage, cost, and expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims and lawsuits) actually and reasonably incurred by the General Partner or Affiliate arising from acts, omissions, activities, or conduct concerning the business or activities undertaken by or on behalf of the Partnership, including without limitation any demands, claims, or lawsuits initiated by a Limited Partner or assignee thereof, provided that a court of competent jurisdiction upon entry of final judgment shall find (or, if no final judgment shall be entered, independent legal counsel, who shall be other than counsel to the Partnership or the General Partner or Affiliate, shall in writing opine) that such loss, liability, damage, cost, or expense did not arise out of an act, omission, activity, or conduct of the General Partner or Affiliate which constituted misconduct, negligence, or breach of fiduciary duty and such act, omission, activity, or conduct was done in good faith, in the reasonable belief that it was within the scope of the authority granted to the General Partner or Affiliate by this Agreement or by law or by the consent of the Limited Partners, and was in the best interests of the Partnership. Notwithstanding the foregoing, no indemnification of the General Partner or its Affiliates by the Partnership shall be permitted for any loss, liability, damage, cost, or expense resulting from liabilities incurred for violation of federal or state securities laws. The General Partner and its Affiliates shall be indemnified for settlements and related expenses of lawsuits alleging securities law violations and for expenses incurred in successfully defending such lawsuits, provided that a court, after having been apprised as to the current position of the SEC and any other applicable state securities or Blue Sky regulatory authority regarding indemnification for violations of securities laws, either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if a successful defense is made. Notwithstanding the foregoing, in any action or proceeding brought by a Limited Partner in the right of the Partnership to which the General Partner or any of its Affiliates is a party defendant, any such person or entity shall be indemnified only to the extent and subject to the conditions specified in the Partnership Act.

Expenses incurred in connection with the preparation and presentation of a defense to any claim, action, suit, or proceeding of the character described above shall be paid by the Partnership from time to time in advance prior to final disposition thereof upon receipt of an undertaking by or on behalf of the General Partner or Affiliate thereof, as applicable, that such amount shall be repaid by the General Partner or Affiliate to the Partnership if it shall be ultimately determined that the General Partner or Affiliate shall not be entitled to indemnification under this Section 17(b), provided that either (i) the General Partner or Affiliate provides appropriate security for such undertaking, (ii) the General Partner or Affiliate is insured against losses arising out of any such advance payments, or (iii) independent legal counsel, who shall be other than counsel to the Partnership or the General Partner or Affiliate, shall in writing opine that, based upon a review of readily available facts (as opposed to a full trial-type inquiry), there is reason to believe that the General Partner or Affiliate shall be found entitled to indemnification hereunder. Notwithstanding the foregoing, no such advances shall be made to the General Partner or its Affiliates when an action shall have been initiated by a Limited Partner.

Nothing contained in this Section 17(b) shall increase the liability of any Limited Partner to the Partnership beyond the amount of his unredeemed capital contribution, undistributed profits if any, and any distributions and amounts received upon redemption of Units together with interest thereon, as provided in Section 8(f). All rights to indemnification and payment of attorneys’ and accountants’ fees and expenses shall not be affected by the termination of the Partnership or the withdrawal, insolvency, dissolution, liquidation, or termination of the General Partner.

The Partnership shall not incur the cost of that portion of any liability insurance which insures the General Partner and its Affiliates for any liability as to which the General Partner and its Affiliates are prohibited from being indemnified hereunder; provided, however, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person owning comparable assets and engaged in similar business, or from naming the General Partner and its Affiliates as additional named insured parties thereunder, provided that such addition does not add to the amount of the premiums payable by the Partnership.

Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities laws.

(c)    AFFILIATE.    As used in this Agreement, except as provided otherwise herein, the term “Affiliate” of the General Partner shall mean: (i) any natural person, partnership, corporation, company, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of the General Partner; (ii) any natural person, partnership, corporation, company, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by the General Partner; (iii) any natural person, partnership, corporation, company, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with the General Partner; or (iv) any officer or director of the General Partner. Notwithstanding the foregoing, “Affiliate” for the purpose of this Section 17 shall include only those persons acting on behalf of the General Partner within the scope of the authority of the General Partner as provided in this Agreement.

(d)    INDEMNIFICATION BY PARTNERS.    In the event that the Partnership shall be made a party to any claim, demand, dispute, or litigation or otherwise shall incur any loss, liability, damage, cost, or expense as a result of or in connection with any Partner’s (or assignee’s) obligations or liabilities unrelated to the Partnership’s business, such Partner (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Partnership for such loss, liability, damage, cost, and expense to which the Partnership shall become subject (including attorneys’ and accountants’ fees).

18.    AMENDMENTS; MEETINGS; VOTING.

(a)    AMENDMENTS AND ACTIONS WITH CONSENT OF GENERAL PARTNER.    If, at any time during the term of the Partnership, the General Partner shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective only if such amendment shall be approved (in person or by proxy and embodied in an instrument signed personally or by an attorney-in-fact) by the General Partner and by Limited Partners owning more than 50% of the Units then owned by Limited Partners, and only if such amendment shall be made in accordance with and to the extent permissible under the Partnership Act. Approval by Limited Partners may be obtained by the General Partner after written notice to Limited Partners requiring them to respond in the negative within a specified time or be deemed to have provided their approval. Any amendment to this Agreement which shall have been approved by the percentage of outstanding Units prescribed above shall be deemed to have been approved by all Partners and all outstanding Units of Limited Partnership Interest and Units of General Partnership Interest.

Notwithstanding the foregoing, the General Partner shall be authorized to amend this Agreement, without the consent of any Limited Partner, in order: (i) to change the name of the Partnership; (ii) to clarify any ambiguity; (iii) to supplement or clarify any inconsistent provisions; (iv) to effect the intent of the allocation provisions to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations; (v) to attempt to ensure that the Partnership is not taxed as an association taxable as a corporation for federal income tax purposes; (vi) to attempt to ensure that the Partnership is not classified as a “publicly traded partnership” for federal income tax purposes; (vii) to make any other amendment that is not adverse to the Limited Partners; or (viii) to make any amendment that the General Partner deems advisable or considers necessary to comply with any applicable law, rule, regulation, policy, guideline or interpretation, provided that such amendment is not adverse to the Limited Partners. Any amendment to this Agreement shall be adhered to and have the same force and effect from and after its effective date as if the same shall have been originally embodied in and formed a part of this Agreement. Notwithstanding the foregoing, without the consent of all Partners, no such amendment to this Agreement shall change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner is entitled.

(b)    LIST OF PARTNERS; MEETINGS.    Any Limited Partner, upon written request addressed to the General Partner and at such Limited Partner’s expense, shall be entitled to obtain from the General Partner a list of the names and addresses of record of all Limited Partners and the number of Units owned by each, provided that such request shall be made in order to allow such Limited Partner to communicate with other Limited Partners concerning the business of the Partnership. The General Partner in its discretion may require a Limited Partner requesting a list of Limited Partners to furnish to the General Partner an affidavit that the Limited Partner’s request shall not be desired for a purpose which is in the interest of a business or object other than the business of the Partnership.

Upon the General Partner’s receipt of a written request that a meeting of the Partnership be called to vote upon any matter upon which the Limited Partners may vote pursuant to this Agreement (which request shall be signed by Limited Partners owning at least 10% of the Units then owned by Limited Partners), the General Partner, by written notice to each Limited Partner of record mailed within 15 days after receipt of such request, shall call a meeting of the Partnership. Such meeting shall be held at least 30, but not more than 60, days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

(c)    AMENDMENTS AND ACTIONS WITHOUT CONSENT OF GENERAL PARTNER.    Upon the affirmative vote (in person or by proxy) of Limited Partners owning more than 50% of the Units then owned by

Limited Partners (excluding any Units owned by the General Partner), the following actions may be taken by the Partnership: (i) this Agreement may be amended in accordance with and to the extent permissible under the Partnership Act, provided, however, that, without the consent of all Partners, no such amendment shall change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner shall be entitled; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new general partner or partners may be elected to replace the General Partner; (iv) a new general partner or partners may be elected prior to the withdrawal of the General Partner from the Partnership; (v) any contracts with the General Partner or any of its Affiliates may be terminated without penalty on 60 days’ prior written notice; and (vi) the sale of all or substantially all of the assets of the Partnership may be approved; provided, however, that none of the foregoing actions shall be taken unless legal counsel approved by Limited Partners owning more than 50% of the Units then owned by Limited Partners shall render a written opinion to the effect that the action to be taken shall not adversely affect the status of the Limited Partners as limited partners under the Partnership Act or the classification of the Partnership as a “partnership” under the federal income tax laws and is permitted under the Partnership Act (or, in lieu of such an opinion, a court of competent jurisdiction shall render a final order to such effects). The term “final order” shall mean an order that is not subject to any further court proceedings for appeal, review, or modification. Any action which shall have been approved by the percentage of outstanding Units prescribed above shall be deemed to have been approved by all Partners and all outstanding Units of Limited Partnership Interests and Units of General Partnership Interest. Any amendment to this Agreement shall be adhered to and have the same force and effect from and after its effective date as if the same shall have been originally embodied in and formed a part of this Agreement.

(d)    ACTIONS WITHOUT MEETING.    Notwithstanding contrary provisions of this Section 18 covering notices to, meetings of, and voting by Limited Partners, any action required or permitted to be taken by Limited Partners at a meeting or otherwise may be taken by Limited Partners without a meeting, without prior notice, and without a vote if a consent in writing setting forth the action so taken shall be signed by Limited Partners owning Units having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting of Limited Partners at which all outstanding Units shall have been present and voted. Notice of the taking of action by Limited Partners without a meeting by less than unanimous written consent of Limited Partners shall be given to those Limited Partners who shall not have consented in writing without seven business days after the occurrence thereof.

(e)    AMENDMENTS TO CERTIFICATE OF LIMITED PARTNERSHIP.    If an amendment to this Agreement shall be made pursuant to this Section 18, the General Partner shall be authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to the Certificate of Limited Partnership as shall be necessary or desirable to reflect such amendment.

19.    GOVERNING LAW.

The validity, construction, and enforcement of this Agreement shall be governed by and in accordance with the substantive law of the State of Delaware (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

20.    MISCELLANEOUS.

(a)    PRIORITY AMONG LIMITED PARTNERS.    Except as provided otherwise in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

(b)    NOTICES.    All notices under this Agreement (other than Requests for Redemption of Units, notices of assignment, transfer, pledge, or encumbrance of Units, and reports and notices by the General Partner to the Limited Partners) shall be in writing and shall be effective upon personal delivery or (if sent by mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given) upon the deposit of such notice in the United States mail. Requests for Redemption of Units and notices of assignment, transfer, pledge, or encumbrance of Units shall be effective upon timely receipt by the General Partner at its principal office. Reports and notices by the General Partner to the Limited Partners shall be in writing and shall be sent by first-class United States mail to the last known address of each Limited Partner.

(c)    BINDING EFFECT.    This Agreement shall inure to the benefit of, and be binding upon, all of the Partners, their successors, assigns as permitted herein, custodians, estates, heirs, and legal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the General Partner may rely upon the Partnership’s books and records as to whom are Partners and assignees, and all Partners and assignees agree that their rights shall be determined and they shall be bound thereby, including but not limited to all rights which they may have under Section 18.

(d)    CAPTIONS.    Captions in no way define, limit, extend, or describe the scope of this Agreement nor the effect of any of its provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

General Partner:

SECOND MANAGEMENT LLC

By:	/s/ MARK F. DALTON
Mark F. Dalton President

Existing Limited Partners:

By:	SECOND MANAGEMENT LLC
General Partner, as Authorized Agent
and Attorney-in-Fact

By:	/s/ MARK F. DALTON
Mark F. Dalton President

Additional Limited Partners:

By:	SECOND MANAGEMENT LLC
General Partner, as Authorized Agent
and Attorney-in-Fact

By:

EXHIBIT B

TUDOR FUND FOR EMPLOYEES L.P.

SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

(FOR USE ONLY BY INDIVIDUALS)

These securities may only be purchased and held by persons who are employees of Second Management LLC (the “General Partner”), any of its present or future affiliated entities, or their successors or assigns, or by the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”).

Instructions—please read carefully

1.	Carefully read this document to make sure that you understand it thoroughly and that it is the appropriate Subscription Agreement for you to use.

2.	Using a typewriter or printing in ink, fill in the blanks as directed under the captions “Subscriber” and “Subscription”, and include the appropriate signature and date under the caption “Signature”.

3.	Reread this document to make sure that you understand it and that all necessary blanks are filled in, and return it to CIS Securities, Inc. (the “Selling Agent”), at 233 S. Wacker Drive, Suite 2300, Chicago, IL 60606, Attention: Quinn McSorley, Fund Administrator.

Subscriber (Must Be Completed In Full)

(a)	Full Name:
First Middle Last

(b)	Social Security Number:

(c)	Residence Address (P.O. Box Alone Not Acceptable):
Street
City State Zip Code

(d)	Home Telephone Number ( )

(e)	Have you previously subscribed for Units? Yes No

Subscription (Must Be Completed In Full)

Pursuant to the accompanying Prospectus dated June 18, 2004 (the “Prospectus”), subscriptions are solicited for Units of Limited Partnership Interest (“Units”) in Tudor Fund For Employees L.P. (the “Partnership”), including fractions of Units (to the fourth decimal place), on a continuing basis (the “Continuing Offering”) for sale at periodic closings held as of January 1, April 1, July 1, and October 1 of each year or at such other times as the General Partner determines in its sole discretion (“Periodic Closings”), at an offering price per Unit equal to 100% of the Net Asset Value (as defined in the Prospectus) of a Unit as of the opening of business on the date of the Periodic Closing at which such Unit is sold.

The minimum subscription is $1,000, and whole Units and fractions of Units (to the fourth decimal place) may be subscribed for. A subscriber may subscribe for amounts in excess of the foregoing minimum in increments of $1,000. All subscriptions for Units are irrevocable. The General Partner in its sole discretion may reject any subscription in whole or in part at any time prior to acceptance.

In order to subscribe for Units, a subscriber must deliver to the Selling Agent: (1) a fully completed, dated, and signed Subscription Agreement and Power of Attorney; and (2) either (a) a check payable to: “THE BANK OF NEW YORK, AS ESCROW AGENT FOR TUDOR FUND FOR EMPLOYEES L.P.”, or (b) a wire transfer of Federal Funds to: “THE BANK OF NEW YORK; ABA NUMBER: 021 000 018; ACCOUNT NUMBER: GLA/111565; FOR CREDIT TO: TUDOR FUND FOR EMPLOYEES; ACCOUNT NUMBER: 830633; ATTENTION: MATTHEW LOUIS; REFERENCE: (YOUR ACCOUNT NAME)”, in either case representing the full purchase price for such subscription. The Escrow Agent requires 2 full business days to clear checks drawn on New York City banks, 5 full business days to clear checks drawn on all other banks, and 1 full business day to clear wire transfers of funds.

The undersigned subscriber hereby irrevocably subscribes for $                     [insert investment amount of $1,000 or more in $1,000 increments] of Units for the Periodic Closing to be held as of the first day of                     , 200     [insert the month].

Representations and Warranties

The undersigned subscriber hereby represents and warrants to, and agrees with, the General Partner and the Partnership as follows.

(1)    The address as set forth above under the caption “Subscriber” is the subscriber’s true, correct, and complete residence address, and the subscriber has no present intention of becoming a resident of any other state or country. The information provided above under that caption is true, correct, and complete as of the date of this Subscription Agreement, and if there should be any change in such information prior to the acceptance of the subscriber’s subscription for Units at a Periodic Closing, the subscriber will immediately furnish such revised or corrected information to the General Partner.

(2)    The subscriber is over 21 years old, is legally competent, and is permitted by applicable law to execute and deliver this Subscription Agreement and to purchase Units.

(3)    As of the date of this Subscription Agreement, the amount of the subscriber’s subscription for Units, made directly by the subscriber in his/her individual capacity and/or indirectly by the subscriber through the TIC 401(k) Plan, when added to the amount of all other subscriptions made by the subscriber (directly or indirectly) for Units, is and will be 25% or less of the subscriber’s net worth or, if married, the subscriber’s joint net worth with spouse (exclusive of home, furnishings, and automobiles).

(4)    The subscriber understands that, during the Continuing Offering, the number of whole Units and fractions of Units which will be issued to a subscriber will be determined by dividing the subscription amount tendered by the subscriber by the Net Asset Value of a Unit as of the date of the applicable Periodic Closing at which the subscription is accepted. The subscriber understands that the Net Asset Value of a Unit may increase or decrease substantially between the date of a subscription and the date of the Periodic Closing at which the subscription is accepted; consequently, the subscriber may receive at a Periodic Closing more or fewer Units and/or fractions of Units than would be received if the Periodic Closing were held on the date of the subscription.

(5)    The subscriber can afford to bear the risks of an investment in the Partnership, including the risk of losing the entire investment.

(6)    The subscriber’s subscription is made with the subscriber’s own funds for the subscriber’s own account, and not as trustee, custodian, nominee, or agent for, or partner with, any other person.

(7)    The subscriber understands that there exist significant actual and potential conflicts of interest in the structure and operation of the Partnership, all as described in the Prospectus.

(8)    The subscriber understands that Tudor Investment Corporation (“TIC”), an affiliate of the General Partner, serves as the trading advisor for the Partnership and, except as described otherwise in the Prospectus, receives management and incentive fees for such services, and that Bellwether Partners LLC, an affiliate of the General Partner and TIC, serves as counterparty to and agent for the Partnership in the trading of spot and forward contracts and over-the-counter options, all as described in the Prospectus.

(9)    The subscriber understands that neither the Partnership nor any investor will pay any selling commissions to the Selling Agent in connection with subscriptions for Units. However, the General Partner (out of its own funds) will reimburse the Selling Agent for certain of its out-of-pocket administrative expenses and may otherwise compensate the Selling Agent for its selling efforts, to the extent permitted by applicable law.

(10)    The subscriber understands that the performance and financial information included in the Prospectus and in any supplement to the Prospectus referred to below under the caption “Receipt of Documentation” should be read only in conjunction with the notes and accompanying text, and that such information should not be interpreted to mean that the Partnership, the General Partner, or TIC will have similar results in the future or will realize any profits whatsoever.

(11)    The subscriber understands that Units cannot be redeemed or transferred, assigned, pledged, or encumbered except as set forth in the Second Amended and Restated Limited Partnership Agreement of the Partnership as amended to date, annexed as EXHIBIT A to the Prospectus (the “Limited Partnership Agreement”).

(12)    The subscriber is currently an employee of the General Partner or an affiliate of the General Partner. Upon the termination of the subscriber’s employment for any reason whatsoever (including voluntary termination) with the General Partner, or such affiliate or their successors or assigns the subscriber’s Units purchased hereby will be subject to mandatory redemption or transfer upon 5 business days’ written notice from the General Partner, all as described in the Prospectus and the Limited Partnership Agreement.

(13)    The subscriber understands that each investor in the Partnership (including such investor’s employees, representatives and agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Partnership and the Partnership’s transactions and all materials of any kind (including any opinions or other tax analyses) that are provided to the Partnership’s investors relating to such tax treatment and structure.

By making the representations and warranties set forth herein, subscribers should be aware that they have not waived any rights of action which they may have under applicable federal securities law. Federal securities law provides that any such waiver would be unenforceable. Subscribers should be aware, however, that the representations and warranties set forth herein may be asserted in the defense of the Partnership or others in any subsequent litigation or other proceeding.

Acceptance of Limited Partnership Agreement

The undersigned subscriber hereby agrees that, as of the date that the subscriber is admitted to the Partnership as a Limited Partner, the subscriber will be bound by the terms of the Limited Partnership Agreement, as amended to date and from time to time hereafter in accordance with the terms thereof, as if the subscriber’s signature was actually subscribed thereto.

Power of Attorney

The undersigned subscriber irrevocably constitutes and appoints the General Partner and any successor general partner, with the power of substitution, as the subscriber’s true and lawful agent and attorney-in-fact, in the subscriber’s name, place, and stead, to do all things necessary: (1) to admit the subscriber as a limited partner of the Partnership and to admit others as additional or substituted limited partners to the Partnership so long as such admission is in accordance with the terms of the Limited Partnership Agreement or any amendment thereto; (2) to file, prosecute, defend, settle, or compromise any and all actions at law or in equity for or on behalf of the Partnership in connection with any claim, demand, or liability asserted or threatened by or against the Partnership; and (3) to execute, acknowledge, swear to, deliver, file, record, and publish on the subscriber’s behalf (a) the Limited Partnership Agreement, the Certificate of Limited Partnership of the Partnership, as amended to date and from time to time hereafter (the “Certificate of Limited Partnership”), (b) instruments which the General Partner shall deem necessary or appropriate to reflect any amendment, change, or modification of the Limited Partnership Agreement or the Certificate of Limited Partnership made in accordance with the terms of the Limited Partnership Agreement, (c) certificates of assumed name, and (d) instruments which the General Partner shall deem necessary or appropriate to qualify or maintain the qualifications of the Partnership to conduct business as a foreign limited partnership in other jurisdictions.

This Power of Attorney shall be irrevocable and deemed to be a power coupled with an interest, and shall survive the incapacity, insolvency, disability, legal incompetency, death, dissolution, liquidation, or termination of the subscriber.

The subscriber shall be bound by any representation made by the General Partner and by any successor thereto acting in good faith pursuant to this Power of Attorney. The subscriber hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner and any successor thereto taken in good faith under this Power of Attorney.

The General Partner may exercise this Power of Attorney by listing all of the Limited Partners executing any agreement, certificate, instrument, or document with the single signature of the General Partner as attorney-in-fact for all such Limited Partners.

Receipt of Documentation

The regulations of the Commodity Futures Trading Commission require that the undersigned subscriber be given a copy of the Partnership’s Prospectus as well as certain additional documentation if available. Such additional documentation includes: (1) a supplement to the Prospectus, which may be given to the subscriber at any time that additional information is being provided to subscribers, and which must be given to the subscriber if the Prospectus or any supplement thereto is dated more than six months prior to the date that the subscriber first receives the Prospectus or supplement; (2) the most current monthly account statement for the Partnership, which must be distributed within 30 calendar days after the end of each calendar month; and (3) the most current annual report for the Partnership, which must be distributed within 90 calendar days after the end of the Partnership’s fiscal year (December 31st). The subscriber hereby acknowledges receipt of the Partnership’s Prospectus and the additional documentation referred to above, if any.

Signature

X
	(Signature of Subscriber)	Date

Non-United States Investors Only

Under penalties of perjury, by signature above the subscriber hereby certifies that the subscriber is not a citizen or resident of the United States.

Florida Investors Only

Under the Florida Securities and Investor Protection Act, your purchase is voidable if you notify the General Partner of your desire to rescind within 3 days after payment for your Units is made.

Account Executive Use Only (Must Be Completed In Full And, Except For Signature, Must Be Typed Or Printed In Ink By Account Executive)

The undersigned AE hereby certifies that: (1) the AE has informed the person named above under the caption “Subscriber” of all pertinent facts relating to the liquidity and marketability of the Units as set forth in the Prospectus; and (2) the AE has reasonable grounds to believe (on the basis of information obtained from the person named above under the caption “Subscriber” concerning such person’s investment objectives, other investments, financial situation and needs, and any other information known by the AE) that (a) such person is or will be in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus, (b) such person has a fair market net worth sufficient to sustain the risks inherent in the Partnership (including loss of investment and lack of liquidity), and (c) the Partnership is otherwise a suitable investment for such person.

(a)	AE’s Signature:

(b)	Full Name of AE:

(c)	Full Name of AE’s Firm: CIS Securities, Inc.

The AE must ensure that the documentation referred to above under the caption “Receipt Of Documentation” has been furnished to the person named above under the caption “Subscriber”.

The AE also must ensure that all information required to be provided under this caption and under the captions “Subscriber”, “Subscription”, and “Signature” has been completed in full and is legible. An incomplete or illegible Subscription Agreement and Power of Attorney will be rejected and the subscriber will not be allowed to become a Limited Partner.

THIS DOCUMENT MUST BE ACKNOWLEDGED BEFORE A NOTARY PUBLIC

FOR USE ONLY BY INDIVIDUALS

STATE OF	)
	)	ss:
COUNTY OF	)

On this                                 day of                                 , 20         , before me personally appeared,                                                                                                           to me known, who, being by me duly sworn, did depose and say that he/she resides at

[include full residence address]; that he/she is the person described in and who executed the foregoing instrument; and he/she duly acknowledged to me that he/she executed the same.

Notary Public

My commission expires on

EXHIBIT C

TUDOR FUND FOR EMPLOYEES L.P.

SUBSCRIPTION AGREEMENT

AND

POWER OF ATTORNEY

(FOR USE ONLY BY THE TUDOR INVESTMENT

CORPORATION 401(k) SAVINGS AND PROFIT-SHARING PLAN)

This Subscription Agreement and Power of Attorney shall only be used by, and must be executed by, one of the trustees (each a “Trustee”) of the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”). In addition, each plan participant of the TIC 401(k) Plan on whose behalf this Subscription Agreement and Power of Attorney is being submitted (each a “Plan Participant”) must execute the form of Representations and Agreements by Plan Participants annexed to the Prospectus as Exhibit D. All other subscribers must use the form of Subscription Agreement and Power of Attorney for individuals annexed to the Prospectus as Exhibit B.

Instructions—please read carefully

1.	Carefully read this document to make sure that you understand it thoroughly and that it is the appropriate Subscription Agreement for you to use.

2.	Using a typewriter or printing in ink, fill in the blanks as directed under the caption “Subscription”, and include the appropriate signature and date under the caption “Signature”.

3.	Reread this document to make sure that you understand it and that all necessary blanks are filled in, and return it to CIS Securities, Inc. (the “Selling Agent”), at 233 South Wacker Drive, Suite 2300, Chicago, Illinois 60606, Attention: Quinn McSorley.

“Subscriber” means the trust under the TIC 401(k) Plan acting through one or more of its Trustees.

Subscriber (Must Be Completed In Full)

1.	(a) Full Name of Trust:	Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan.

	(b) Taxpayer I.D. Number:	13-3841088

2.	(a) Full Names of Trustees:	Filomena Di Sisto and John R. Torell.

(b) Principal Business Address (P.O. Box Alone Not Acceptable):

1275 King Street Street

Greenwich Connecticut 06831 City State Zip Code

Subscription (Must Be Completed In Full)

Pursuant to the accompanying Prospectus dated June 18, 2004 (the “Prospectus”), subscriptions are solicited for Units of Limited Partnership Interest (“Units”) in Tudor Fund For Employees L.P. (the “Partnership”), including fractions of Units (to the fourth decimal place), on a continuing basis (the “Continuing Offering”) for sale at periodic closings held as of January 1, April 1, July 1, and October 1 of each year or at such other times as Second Management LLC (the “General Partner”) determines in its sole discretion (the “Periodic Closings”), at an offering price per Unit equal to 100% of the Net Asset Value (as defined in the Prospectus) of a Unit as of the opening of business on the date of the Periodic Closing at which such Unit is sold.

The minimum subscription is $1,000, and whole Units and fractions of Units (to the fourth decimal place) may be subscribed for. A subscriber may subscribe for amounts in excess of the foregoing minimum in increments of $1,000. All subscriptions for Units are irrevocable. The General Partner in its sole discretion may reject any subscription in whole or in part at any time prior to acceptance.

In order to subscribe for Units, a subscriber must deliver to the Selling Agent: (1) a fully completed, dated, and signed Subscription Agreement and Power of Attorney; and (2) either (a) a check payable to “THE BANK OF NEW YORK, AS ESCROW AGENT FOR TUDOR FUND FOR EMPLOYEES L.P.”, or (b) a wire transfer of Federal Funds to “THE BANK OF NEW YORK, NEW YORK, NEW YORK, ABA NO. 021000018, ACCOUNT NO. GLA/111565 FOR CREDIT TO ACCOUNT NO. 830633, TUDOR FUND FOR EMPLOYEES L.P., REFERENCE: [SUBSCRIBER’S NAME]”, in either case representing the full purchase price for such subscription. The Escrow Agent requires 2 full business days to clear checks drawn on New York City banks, 5 full business days to clear checks drawn on all other banks, and 1 full business day to clear wire transfers of funds.

Acceptance of a subscription by the TIC 401(k) Plan is in no respect a representation by the Partnership or the General Partner that this investment meets all relevant legal requirements with respect to investments by the TIC 401(k) Plan, or that this investment is appropriate for the TIC 401(k) Plan or any Plan Participant.

The undersigned subscriber hereby irrevocably subscribes for $                 of Units for the Periodic Closing to be held as of the first day of ,                 200     (insert date).

Representations and Warranties

The undersigned Trustee on behalf of the TIC 401(k) Plan hereby represents and warrants to, and agrees with, the General Partner and the Partnership as follows.

(1)    The undersigned Trustee understands that, during the Continuing Offering, the number of whole Units and fractions of Units which will be issued to the TIC 401(k) Plan will be determined by dividing the subscription amount tendered by the subscriber by the Net Asset Value of a Unit as of the date of the applicable Periodic Closing at which the subscription is accepted. The undersigned Trustee understands that the Net Asset Value of a Unit may increase or decrease substantially between the date of a subscription and the date of the Periodic Closing at which the subscription is accepted; consequently, the TIC 401(k) Plan may receive at a Periodic Closing more or fewer Units and/or fractions of Units than would be received if the Periodic Closing were held on the date of the subscription.

(2)    The undersigned Trustee understands that there exist significant actual and potential conflicts of interest in the structure and operation of the Partnership, all as described in the Prospectus.

(3)    The undersigned Trustee understands that Tudor Investment Corporation (“TIC”), an affiliate of the General Partner, acts as the trading advisor for the Partnership and, except as described otherwise in the Prospectus, receives management and incentive fees for such services, and that Bellwether Partners LLC, an affiliate of the General Partner and TIC, acts as a counterparty to and agent for the Partnership in the trading of spot and forward contracts and over-the-counter options, all as described in the Prospectus.

(4)    The undersigned Trustee understands that neither the Partnership nor any investor will pay any selling commissions to the Selling Agent in connection with subscriptions for Units. However, the General Partner (out of its own funds) will reimburse the Selling Agent for certain of its out-of-pocket administrative expenses and may otherwise compensate the Selling Agent for its selling efforts, to the extent permitted by applicable law.

(5)    The undersigned Trustee understands that the performance and financial information included in the Prospectus and in any supplement to the Prospectus referred to below under the caption “Receipt of Documentation” should be read only in conjunction with the notes and accompanying text, and that such information should not be interpreted to mean that the Partnership, the General Partner, or TIC will have similar results in the future or will realize any profits whatsoever.

(6)    The undersigned Trustee understands that Units cannot be redeemed or transferred, assigned, pledged, or encumbered except as set forth in the Second Amended and Restated Limited Partnership Agreement of the Partnership as amended to date, annexed as EXHIBIT A to the Prospectus (the “Limited Partnership Agreement”).

(7)    The undersigned Trustee understands that each investor in the Partnership (including such investor’s employees, representatives and agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Partnership and the Partnership’s transactions and all materials of any kind (including any opinions or other tax analyses) that are provided to the Partnership’s investors relating to such tax treatment and structure.

By making the representations and warranties set forth herein, the undersigned Trustee should be aware that neither he/she nor the TIC 401(k) Plan has waived any rights of action which either may have under applicable federal securities law. Federal securities law provides that any such waiver would be unenforceable. The undersigned Trustee should be aware, however, that the representations and warranties set forth herein may be asserted in the defense of the Partnership or others in any subsequent litigation or other proceeding.

Acceptance of Limited Partnership Agreement

The undersigned Trustee hereby agrees that, as of the date that the trust account is admitted to the Partnership as a Limited Partner, the Trustees and the TIC 401(k) Plan will be bound by the terms of the Limited Partnership Agreement, as amended to date and from time to time hereafter in accordance with the terms thereof, as if a Trustee’s signature was actually subscribed thereto.

Power of Attorney

The undersigned Trustee irrevocably constitutes and appoints the General Partner and any successor general partner, with the power of substitution, as its true and lawful agent and attorney-in-fact, in each of the undersigned’s name, place, and stead, to do all things necessary: (1) to admit the TIC 401(k) Plan as a limited partner of the Partnership and to admit others as additional or substituted limited partners to the Partnership so long as such admission is in accordance with the terms of the Limited Partnership Agreement or any amendment thereto; (2) to file, prosecute, defend, settle, or compromise any and all actions at law or in equity for or on behalf of the Partnership in connection with any claim, demand, or liability asserted or threatened by or against the Partnership; and (3) and to execute, acknowledge, swear to, deliver, file, record, and publish on the subscriber’s behalf (a) the Limited Partnership Agreement, the Certificate of Limited Partnership of the Partnership, as amended to date and from time to time hereafter (the “Certificate of Limited Partnership”), (b) instruments which the General Partner shall deem necessary or appropriate to reflect any amendment, change, or modification of the Limited Partnership Agreement or the Certificate of Limited Partnership made in accordance with the terms of the Limited Partnership Agreement, (c) certificates of assumed name, and (d) instruments which the General Partner shall deem necessary or appropriate to qualify or maintain the qualification of the Partnership to conduct business as a foreign limited partnership in other jurisdictions.

This Power of Attorney shall be irrevocable and deemed to be a power coupled with an interest, and shall survive the incapacity, disability, legal incompetency, or death of a Trustee or the insolvency, dissolution, liquidation, or termination of the TIC 401(k) Plan.

The Trustees and the TIC 401(k) Plan shall be bound by any representation made by the General Partner and by any successor thereto acting in good faith pursuant to this Power of Attorney.

The Trustees and the TIC 401(k) Plan hereby waive any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner and any successor thereto taken in good faith under this Power of Attorney.

The General Partner may exercise this Power of Attorney by listing all of the Limited Partners executing any agreement, certificate, instrument, or document with the single signature of the General Partner as attorney-in-fact for all such Limited Partners.

Receipt of Documentation

The regulations of the Commodity Futures Trading Commission require that the undersigned be given a copy of the Partnership’s Prospectus as well as certain additional documentation if available. Such additional documentation includes: (1) a supplement to the Prospectus, which may be given to the undersigned at any time that additional information is being provided to subscribers, and which must be given to the undersigned if the Prospectus or any supplement thereto is dated more than six months prior to the date that the undersigned first receives the Prospectus or supplement; (2) the most current monthly account statement for the Partnership, which must be distributed within 30 calendar days after the end of each calendar month; and (3) the most current annual report for the Partnership, which must be distributed within 90 calendar days after the end of the Partnership’s fiscal year (December 31st). The undersigned Trustee hereby acknowledges receipt of the Partnership’s Prospectus and the additional documentation referred to above, if any.

Signature

The undersigned Trustee hereby certifies and warrants the he/she has full power and authority from and on behalf of the TIC 401(k) Plan to complete, execute, and deliver this Subscription Agreement and Power of Attorney on its behalf, and to make the statements, representations, and warranties made herein, and that an investment in the Partnership is not prohibited by law or by the governing documents of the TIC 401(k) Plan, and is legally permissible.

Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan
(Type or Print Name of Trust Account)

By:
(Type or Print Name of Trustee)

(Signature of Trustee)	Date

Account Executive Use Only (Must Be Completed In Full And, Except For Signature, Must Be Typed Or Printed In Ink By Account Executive)

The undersigned AE hereby certifies that: (1) the AE has informed the person named above under the caption “Subscriber” of all pertinent facts relating to the liquidity and marketability of the Units as set forth in the Prospectus; and (2) the AE has reasonable grounds to believe (on the basis of information obtained from the person named above under the caption “Subscriber” concerning such person’s investment objectives, other investments, financial situation and needs, and any other information known by the AE) that (a) such person is or will be in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus, (b) such person has a fair market net worth sufficient to sustain the risks inherent in the Partnership (including loss of investment and lack of liquidity), and (c) the Partnership is otherwise a suitable investment for such person.

(a)	AE’s Signature:

(b)	Full Name of AE:

(c)	Full Name of AE’s Firm: CIS Securities, Inc.

(d)	Account Code of Subscriber:

The AE must ensure that the documentation referred to above under the caption “Receipt Or Documentation” has been furnished to the person named above under the caption “Subscriber”.

The AE also must ensure that all information required to be provided under this caption and under the captions “Subscriber”, “Subscription”, and “Signature” has been completed in full and is legible. An incomplete or illegible Subscription Agreement and Power of Attorney will be rejected and the subscriber will not be allowed to become a Limited Partner.

THIS DOCUMENT MUST BE ACKNOWLEDGED BEFORE A NOTARY PUBLIC

FOR USE BY TRUSTEES

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this              day of                                                                               , 200      , before me personally appeared                                                                                                        to me known, who, being by me duly sworn, did depose and say that he/she resides at                                                                                            [include full residence address]; that he/she is the Trustee described in and who executed the foregoing instrument for and on behalf of the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan; he/she duly acknowledged to me that he/she executed the same; and he/she executed the same by order of and pursuant to authority in the trust instrument of such trust account.

Notary Public
My commission expires

EXHIBIT D

REPRESENTATIONS AND AGREEMENTS BY PLAN PARTICIPANTS

In connection with the election by the undersigned plan participant (“Plan Participant”) of the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”) to make an investment of contributions by the TIC 401(k) Plan on behalf of the Plan Participant in Tudor Fund For Employees L.P. (the “Partnership”), the Plan Participant hereby represents and warrants to, and agrees with, the trustees of the TIC 401(k) Plan (the “Trustees”), the Partnership, and Second Management LLC (the “General Partner”) as follows.

(1)    As of the date hereof and at all times during the calendar year to which the current Plan Participant’s investment election form applies, the amount of the Plan’s investment on behalf of the Plan Participant in Units of Limited Partnership Interest in the Partnership (“Units”), taking into account all investments in Units that will be made by the Plan on behalf of the Plan Participant during such calendar year, when added to the amount of all other investments in Units made by the Plan on behalf of the Plan Participant or by the Plan Participant directly and in his/her individual capacity, is and will be 25% or less of the Plan Participant’s net worth or, if married, the Plan Participant’s joint net worth with spouse (exclusive of home, furnishings, and automobiles). The Plan Participant can afford to bear the risks of an investment in the Partnership, including the risk of losing the entire investment.

(2)    The Plan Participant has received and thoroughly read the Prospectus dated June 18, 2004 (the “Prospectus”) relating to the Partnership and Units.

(3)    The Plan Participant understands that there exist significant actual and potential conflicts of interest in the structure and operation of the Partnership, all as described in the Prospectus.

(4)    The Plan Participant understands that the performance and financial information included in the Prospectus and in any supplement to the Prospectus provided to the Plan Participant should be read only in conjunction with the notes and accompanying text, and that such information should not be interpreted to mean that the Partnership, the General Partner, or Tudor Investment Corporation, the trading advisor for the Partnership, will have similar results in the future or will realize any profits whatsoever.

(5)    The Plan Participant understands that, upon termination of the Plan Participant’s employment for any reason whatsoever (including voluntary termination) with the General Partner, or any of its affiliated entities, or their successors or assigns, any investment in the Partnership of the Plan Participant under the TIC 401(k) Plan will be subject to mandatory reallocation to other investment elections under the TIC 401(k) Plan (as specified by the Plan Participant) or, if no other investment election is specified, the Nationwide Money Market Fund.

X
(Signature of Plan Participant)	Date

D-1

EXHIBIT E

Today’s Date

TUDOR FUND FOR EMPLOYEES L.P.

SUBSCRIPTION AGREEMENT

FOR USE IN MAKING ADDITIONS TO EXISTING ACCOUNTS

(FOR USE ONLY BY INDIVIDUALS)

Units of Limited Partnership Interest (“Units”) in Tudor Fund For Employees L.P. (the “Partnership”) may only be purchased and held by persons who are employees of Second Management LLC (the “General Partner”), Tudor Investment Corporation, any of their present or future affiliated entities, or their successors or assigns, or by the Tudor Investment Corporation 401(k) Savings and Profit-Sharing Plan (the “TIC 401(k) Plan”).

The undersigned subscriber (“Subscriber”) hereby irrevocably subscribes for $             [insert dollar amount in even $1,000 increments] of Units for the periodic closing to be held as of the first day of                 , 200     [insert month and year].

As of the date of this Subscription Agreement, the amount of the Subscriber’s subscription for Units, made directly by the Subscriber in his/her individual capacity and/or indirectly by the Subscriber through the TIC 401(k) Plan, when added to the amount of all other subscriptions made by the Subscriber (directly or indirectly) for Units, is and will be 25% or less of the Subscriber’s net worth or, if married, the Subscriber’s joint net worth with spouse (exclusive of home, furnishings, and automobiles).

By the signing below, the Subscriber hereby reaffirms all representations and warranties made by Subscriber to the General Partner and the Partnership in Subscriber’s original subscription agreement and any subsequent subscription agreements. In addition, Subscriber acknowledges receipt of the Partnership’s Prospectus dated June 18, 2004.

Subscriber’s Name:	First Middle Initial Last

Address Information:	Maintain current address information
(check one)
Or
Change mailing address as follows:
Street
City State Zip Code

Telephone Number:

Signature

X
	(Signature of Plan Participant)	Date

E-1

Dealer Prospectus Delivery Obligation

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.